                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to ss.240.14a-12

                              BANK PLUS CORPORATION
                              --------------------
                (Name of Registrant as Specified In Its Charter)
                              --------------------

    (Name of Person(s) Filing proxy statement, if other than the Registrant)
               Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

              Bank Plus Corporation common stock, par value $.01 per share

     (2) Aggregate number of securities to which transaction applies:

              19,476,696 shares of common stock (plus outstanding options to acquire 1,712,500 shares of common stock).

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

              $7.25 per shares of Bank Plus Corporation common stock, and $7.25, less the exercise price for underlying options to purchase Bank Plus Corporation common stock

     (4) Proposed maximum aggregate value of transaction:

              $147,276,985
              ------------

     (5) Total fee paid:

              $29,455
              -------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:
         -----------------------------

     (4) Date Filed:
         -----------------------------

                              BANK PLUS CORPORATION
                             4565 COLORADO BOULEVARD
                          LOS ANGELES, CALIFORNIA 90039

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

Dear Bank Plus Stockholder:

         You are cordially invited to attend the 2001 annual meeting of stockholders of Bank Plus Corporation ("Bank Plus"). The meeting will be held on __________, September ___, 2001 at 10:00 a.m. local time at Bank Plus' corporate offices at 4565 Colorado Boulevard, Los Angeles, California 90039.

         At the meeting, you will be asked to consider and vote upon a merger pursuant to a merger agreement between Bank Plus and FBOP Corporation, under which FBOP Corporation will acquire Bank Plus. If the merger is completed, you will receive a minimum of $7.25 in cash for each share of Bank Plus common stock you own. This represents a 41.4% premium over the average closing price for the four-week period immediately preceding the date on which Bank Plus first publicly announced the execution of the merger agreement.

         You will also be asked to elect three persons to the board of directors of Bank Plus who will serve until the merger is completed or until their successors are duly elected.

         After careful consideration, the Bank Plus board of directors has unanimously approved the merger and has determined that the merger is fair to, and in the best interests of, Bank Plus stockholders. The Bank Plus board of directors unanimously recommends that you vote "FOR" the merger proposal and that you vote "FOR" the election of all nominees for director.

         Your vote is very important, regardless of the number of shares you own. Completion of the merger is subject to certain conditions, including regulatory approvals and the approval of the merger by the affirmative vote of the holders of a majority of the outstanding shares of Bank Plus. Whether or not you plan to attend the meeting, please complete and sign the enclosed proxy card and promptly return it in the enclosed postage prepaid envelope.

         The accompanying proxy statement and notice contain important information. We encourage you to read these materials carefully before voting.

         Enclosed with this proxy statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2000 and a copy of our most recent Quarterly Report on Form 10-Q for the second quarter of 2001, both as filed with the Securities and Exchange Commission. If you have any questions, please do not hesitate to contact Neil L. Osborne, our Investor Relations Officer, at the address above or at (818) 549-3116.

     I look forward to seeing you on _________________, September _____, 2001.

                                                   Sincerely,


                                                   Gordon V. Smith
                                                   Chairman of the Board

The proxy statement and form of proxy are dated __________, 2001 and are first being mailed to Bank Plus Corporation's stockholders on or about __________, 2001.

                              BANK PLUS CORPORATION
                             4565 Colorado Boulevard
                          Los Angeles, California 90039

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        to be held on September __, 2001

To the Stockholders of Bank Plus Corporation:

         The annual meeting of the stockholders of Bank Plus Corporation ("Bank Plus") will be held at our corporate offices located at 4565 Colorado Boulevard, Los Angeles, California, on September __, 2001 at 10:00 a.m. local time for the purpose of considering and taking appropriate action with respect to the following:

                  1. To consider and vote upon a proposal recommended by the Bank Plus board of directors to approve a merger pursuant to which FBOP Corporation will acquire Bank Plus;

                  2. To elect three directors to the Bank Plus board of directors; and

                  3. To transact any other business as may properly come before the meeting or any adjournments thereof.

         Only holders of record of shares of common stock at the close of business on ___________, 2001 will be entitled to notice of and to vote at the annual meeting. A list of such stockholders will be open for examination by any stockholder at the meeting and for a period of ten days prior to the date of the meeting during ordinary business hours at our corporate offices.

         THE BANK PLUS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AND "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

         Whether or not you expect to attend the annual meeting in person, please complete, sign and return the accompanying proxy card without delay in the enclosed postage prepaid envelope. This will not limit your right to revoke your proxy and vote in person at the annual meeting.


                                             By Order of the Board of Directors,



                                             Godfrey B. Evans
                                             CORPORATE SECRETARY


Los Angeles, California
_____________, 2001


                                TABLE OF CONTENTS
SUMMARY TERM SHEET...................................................................................1

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETING........................................7

THE COMPANIES.......................................................................................12
         Bank Plus Corporation......................................................................12
         FBOP Corporation...........................................................................12
         Acquistion Sub.............................................................................12

THE MEETING.........................................................................................13
         General....................................................................................13
         Record Date and Quorum Requirement.........................................................13
         Required Vote..............................................................................14
         Adjournment................................................................................14
         Voting Agreements..........................................................................14
         Solicitation, Proxy Solicitor, Revocation and Use of Proxies...............................14
         Proposals of Stockholders..................................................................15
         Surrender of Common Stock Certificates.....................................................15

THE PROPOSED MERGER.................................................................................17
         The Merger.................................................................................17
         What You Will Receive in the Merger........................................................17
         Background of the Merger...................................................................17
         Reasons for the Merger and Recommendation of Our Board of Directors........................24
         Opinion of Our Financial Advisor...........................................................26
         Regulatory Approvals.......................................................................34
         Capital Required for the Merger............................................................34
         Termination of Registration................................................................34
         Appraisal Rights...........................................................................34
         Federal Income Tax Consequences............................................................37

THE MERGER AGREEMENT................................................................................39
         Terms of the Merger........................................................................39
         When the Merger Will Be Completed..........................................................39
         Conditions to the Merger...................................................................40
         Conduct of Business Pending the Merger.....................................................41
         Representations and Warranties.............................................................43
         Covenants of Bank Plus and FBOP in the Merger Agreement....................................43
         Termination of the Merger Agreement........................................................45
         Expenses and Termination Fee...............................................................46
         Changing the Terms of the Merger Agreement.................................................46

INTERESTS OF CERTAIN PERSONS IN THE MERGER..........................................................47
         Indemnification............................................................................47
         Interests of Our Officers and Directors in the Merger......................................47
         Fees Payable to Our Financial Advisor......................................................49


ELECTION OF DIRECTORS...............................................................................50
         Directors..................................................................................50
         Agreements with Certain Stockholder Groups.................................................51
         Nominees for Director at the 2001 Annual Meeting...........................................51
         Continuing Directors.......................................................................52
         Executive Officers.........................................................................53
         Involvement in Certain Legal Proceedings...................................................54

EXECUTIVE COMPENSATION..............................................................................55
         Summary Compensation Table.................................................................55
         Stock Option Grants in 2000................................................................56
         Unexercised Stock Options..................................................................57
         Ten-Year Option Repricing..................................................................58
         Retirement Income (Defined Benefit) Plan...................................................58
         Employment Contracts with Executive Officers; Termination of Employment and
              Change of Control Agreements..........................................................59
         Director Compensation......................................................................62

COMPENSATION COMMITTEE..............................................................................63
         Compensation Committee Report on Executive Compensation....................................63
         Stock Performance Graph....................................................................66

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.....................................................67
         Security Ownership of Management...........................................................67
         Security Ownership by Others...............................................................68

INDEPENDENT AUDITORS................................................................................69

AUDIT COMMITTEE.....................................................................................70
         Report of Audit Committee..................................................................70

OTHER MATTERS.......................................................................................71
         Bank Plus Board of Directors and Committees................................................71
         Compliance with Section 16(a) of the Securities Exchange Act of 1934.......................72

CAUTIONARY STATEMENTS REGADING FORWARD LOOKING STATEMENTS...........................................72

WHERE YOU CAN FIND MORE INFORMATION.................................................................73

ANNEX A:  AGREEMENT AND PLAN OF MERGER

ANNEX B:  FINANCIAL ADVISOR'S FAIRNESS OPINION

ANNEX C:  SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

ANNEX D:  AUDIT COMMITTEE CHARTER

FORM OF PROXY

                               SUMMARY TERM SHEET

         The following is a summary of the terms of the proposed acquisition of Bank Plus Corporation by FBOP Corporation, and other information relating to the annual meeting.

         This summary may not contain all of the information that is important to you. We urge you to read this entire proxy statement carefully, as well as the additional documents to which it refers. A copy of the Agreement and Plan of Merger, dated June 2, 2001, between Bank Plus Corporation and FBOP Corporation, is attached as Annex A to this proxy statement. For instructions on obtaining more information, see the section entitled "Where You Can Find More Information" beginning on page 73.

         Throughout this proxy statement "Bank Plus," "we" and "our" refers to Bank Plus Corporation, "Fidelity" refers to our subsidiary, Fidelity Federal Bank, "Gateway" refers to our subsidiary, Gateway Investment Services, Inc. and "FBOP" refers to FBOP Corporation.

                                  THE COMPANIES

Bank Plus (see page 12)               Bank Plus Corporation is a $2.2 billion
                                      thrift holding company, incorporated under
                                      Delaware law. Bank Plus owns Fidelity
                                      Federal Bank, FSB, which presently
                                      operates through 29 full-service branches located in the Southern California counties of Los Angeles and Orange.

                                      Our principal executive offices are
                                      located at 4565 Colorado Boulevard, Los
                                      Angeles, California 90039 and our
                                      telephone number is (818) 549-3116.

FBOP (see page 12)                    FBOP Corporation is an $8 billion Illinois
                                      corporation and a registered bank and
                                      savings institution holding company
                                      subject to supervision by the Board of
                                      Governors of the Federal Reserve System.
                                      FBOP is based in Oak Park, Illinois and
                                      conducts its operations through subsidiary financial institutions in Illinois, Texas and California.

Acquisition Sub (see page 12)         Acquisition Sub is a Delaware corporation
                                      and wholly-owned subsidiary of FBOP that was formed for the purpose of effecting the merger. Acquisition Sub has no other operations.


                          THE MEETING AND REQUIRED VOTE

Date, Place and Time of the           Our annual meeting will be held at 4565
Annual Meeting (see page 13)          Colorado Boulevard, Los Angeles,
                                      California 90039 on September __, 2001 at
                                      10:00 a.m. local time. At the meeting, you will be asked to approve the merger and elect three directors to our board.

Record Date, Voting At the            We have set the record date for our annual
Annual Meeting (see page 13)          meeting as ______, 2001. You can vote at
                                      the meeting of stockholders if you were a Bank Plus common stockholder of record at the close of business on the record date.
                                      You will be able to cast one vote for each share of Bank Plus common stock you owned at that time. As of July 1, 2001, there were 19,476,696 shares of common stock outstanding.

Vote Required to Elect Directors      Directors will be elected by a plurality
(see page 13)                         of the votes of the shares of Bank Plus
                                      common stock represented in person or by proxy and entitled to vote at the annual meeting. You can vote your shares by attending the meeting and voting in person or by completing and mailing the enclosed proxy card. If you return a properly executed proxy, unless you indicate to the contrary, you will be deemed to be voting for Mr. Norman Barker, Jr., Mr. Gordon V.
                                      Smith and Mr. Mark K. Mason.

Vote Required to Approve the          Approval of the merger requires the vote
Merger (see page 13)                  of the holders of a majority of the
                                      outstanding shares of Bank Plus common
                                      stock represented in person or by proxy
                                      and entitled to vote on the merger at the annual meeting. A failure to vote, either by not returning the enclosed proxy or by checking the "abstain" box, will have the same effect as a vote against the merger.
                                      If you return a properly executed proxy, unless you indicate to the contrary, you will be deemed to be voting for the merger.

                              ELECTION OF DIRECTORS

Election of Our Board of              Our board of directors has nominated and
Directors (see page 50)               is unanimously recommending that you elect
                                      Mr. Norman Barker, Jr., Mr. Gordon V.
                                      Smith and Mr. Mark K. Mason to our board of directors.

                               THE PROPOSED MERGER

The Merger (see page 17)              FBOP will acquire Bank Plus through a
                                      merger of FBOP's wholly-owned subsidiary,
                                      Acquisition Sub, with and into Bank Plus.
                                      Following the merger, we will be a
                                      wholly-owned subsidiary of FBOP. In
                                      addition, we will cease to file reports
                                      under the Securities Exchange Act of 1934, and our common stock will cease to be traded on the Nasdaq National Market.

What You Will Receive in the          As a Bank Plus common stockholder at the
Merger (see page 17)                  effective time of the merger, each of your
                                      shares of common stock will automatically be converted into the right to receive
                                      $7.25 in cash, subject to increase if the term of the merger agreement is extended beyond December 31, 2001.

                                      Each option to purchase Bank Plus common stock outstanding immediately prior to the effective time will be canceled. Certain optionholders will receive payment for their options.

Our Board of Directors                Our board of directors believes that the
Recommends That You Vote for          merger is fair to, and in the best
the Merger (see page 24)              interests of, our stockholders and
                                      unanimously recommends that you vote "FOR" the merger. The board of directors considered a number of factors in reaching its determination, including the fact that the minimum merger consideration of $7.25 per share represents a 41.4% premium over the average closing price of our common stock for the four-week period immediately preceding the date on which we first publicly announced the merger, and a 36.8% premium over the closing price on the day before the merger was announced.

Opinion of Our Financial              Our financial advisor, Sandler O'Neill and
Advisor (see page 26)                 Partners, L.P. (to whom we refer to in
                                      this proxy statement as "Sandler
                                      O'Neill"), has provided an opinion to our board of directors that the minimum cash price of $7.25 per share provided in the merger agreement is fair, from a financial point of view, to the holders of our common stock. The full text of Sandler
                                      O'Neill's written opinion, which sets
                                      forth the assumptions made, the matters
                                      considered, the scope and limitations of the review undertaken and the procedures followed by Sandler O'Neill in rendering its opinion, is attached to this proxy statement as Annex B. Sandler O'Neill's opinion was provided for the information and assistance of our board of directors and is not a recommendation as to how Bank
                                      Plus stockholders should vote at the
                                      annual meeting.

                                      We urge you to read Sandler O'Neill's
                                      opinion carefully and in its entirety.

                                      Sandler O'Neill will receive a fee
                                      customary for this type of transaction if the merger is consummated. See "Interests of Certain Persons in the Merger - Fees Payable to Our Financial Advisor" beginning on page 49.

Interests of Directors and            Some of our directors and officers have
Officers in the Merger that Differ    interests in the merger that are different
from Your Interests (see              from, or are in addition to, their
page 47)                              interests as stockholders of Bank Plus,
                                      including certain payments due upon a
                                      "change of control." Our board of
                                      directors knew about these additional
                                      interests, and considered them, when they approved the merger.

Regulatory Approvals Needed           We cannot complete the transactions
(see page 34)                         contemplated by the merger agreement
                                      unless they are approved by the
                                      appropriate regulatory agencies, including the Board of Governors of the Federal
                                      Reserve System. In addition, Gateway is
                                      required to file an application with the National Association of Securites Dealers,
                                      Inc. for approval of change of ownership in connection with the merger. All of the required applications or waiver requests will be filed with these regulatory authorities by the appropriate parties.

Dissenters' Appraisal Rights (see     As a Bank Plus stockholder, you have
page 34)                              dissenters' rights of appraisal under
                                      Delaware law. This means that if you are not satisfied with the amount you would receive in the merger, you are legally entitled to have the value of your Bank
                                      Plus shares independently determined and to receive payment based on that valuation, which may be more or less than $7.25 per share. If you want to exercise your dissenters' rights, you must carefully follow the procedures described under the caption "Appraisal Rights" beginning on page 34 of this proxy statement and in Annex C.

Federal Income Tax                    The receipt of cash in exchange for your
Consequences (see page 37)            Bank Plus common stock will be a taxable
                                      transaction to you. We urge you to consult your own tax advisors to determine the effect of the merger on you under federal law, and under your own state and local tax laws.

                              THE MERGER AGREEMENT

Conditions to the Merger              The merger will be completed only if a
(see page 40)                         number of conditions are satisfied or
                                      waived by Bank Plus, Acquisition Sub and
                                      FBOP, as applicable. These conditions
                                      include, among other things:

                                         o    the approval of the merger by
                                              holders of a majority of our
                                              outstanding shares of common
                                              stock;

                                         o    the material accuracy of the
                                              parties' representations and
                                              warranties contained in the merger
                                              agreement and the performance of
                                              all obligations that are required
                                              to be performed by them, except
                                              where such inaccuracy or
                                              non-performance would not have a
                                              material adverse effect on the
                                              party making the representation or
                                              warranty or promise to perform;

                                         o    the receipt of all necessary third
                                              party, governmental and regulatory
                                              approvals; and

                                         o    the absence of any event since the
                                              signing of the merger agreement
                                              that has had a material adverse
                                              effect on Bank Plus or the
                                              transaction.

                                      If all of these conditions are not met or waived, the merger will not be completed, even if our stockholders vote in favor of the merger.

No Solicitation of Transactions;      The merger agreement provides that,
Rights to Enter Into a Superior       subject to specified exceptions, we will
Proposal (see page 43)                not solicit any offers to acquire Bank
                                      Plus or Fidelity.

                                      To the extent our board determines in good faith that it is necessary to comply with its fiduciary duties, we may participate in discussions and negotiations with, and provide information to, a third party that has made an unsolicited acquisition proposal. If any of these activities results in an acquisition proposal that our board of directors concludes is superior to the merger with FBOP, we may accept the superior proposal, after giving FBOP 48 hours notice of our intent to do so. In such event, we will have to pay FBOP a $5 million termination fee, and the merger agreement, with limited exceptions, will be terminated and be of no further force or effect.

Termination (see page __)             The merger agreement can be terminated at
                                      any time prior to the completion of the
                                      merger:

                                         o    by mutual consent of the boards of
                                              directors of Bank Plus and FBOP;

                                         o    by either Bank Plus or FBOP, in
                                              the event that the merger fails to
                                              receive the requisite stockholder
                                              approval;

                                         o    subject to the right to cure, by
                                              either Bank Plus or FBOP, if the
                                              other party has materially
                                              breached its representations,
                                              warranties or covenants and if
                                              such breach results in a material
                                              adverse effect to the party making
                                              such representation, warranty or
                                              covenant;

                                         o    by Bank Plus if our board of
                                              directors determines to accept a
                                              superior offer from a third party
                                              and pays the termination fee to
                                              FBOP; or

                                         o    by either Bank Plus or FBOP if the
                                              merger has not been completed by
                                              December 31, 2001, subject to
                                              certain extension provisions that
                                              may extend the termination date to
                                              June 30, 2002.

Termination Fee Payable to            We must pay FBOP a termination fee of $5
FBOP (see page 46)                    million if the merger agreement is
                                      terminated for any of the following
                                      reasons:

                                         o    if we terminate the merger
                                              agreement concurrently with our
                                              acceptance of a superior
                                              acquisition proposal; or

                                         o    if all of the following occur:

                                              o   after the date of the merger
                                                  agreement and prior to the
                                                  meeting of our stockholders to
                                                  vote on the merger, there is a
                                                  public announcement of a
                                                  superior proposal;

                                              o   Bank Plus or FBOP terminates
                                                  the merger agreement due to
                                                  the failure to obtain the
                                                  required vote of our
                                                  stockholders, and FBOP is not
                                                  in breach of the merger
                                                  agreement; and

                                              o   within 9 months of the
                                                  termination of the merger
                                                  agreement, we enter into a
                                                  definitive agreement with
                                                  respect to such superior
                                                  proposal.

Termination Fee Payable to            FBOP has placed $5 million into an escrow
Bank Plus (see page 46)               account pending completion of the merger.
                                      This initial deposit is subject to
                                      increase if FBOP exercises its option to extend the term of the merger agreement beyond March 31, 2002. This escrow, together with any interest earned, will be forfeited to us if the merger agreement is ultimately terminated due to FBOP's failure to obtain requisite regulatory approval for the merger, as more particularly described in the merger agreement.

Reimbursement of Expenses             If the merger agreement is terminated
upon Termination (see page 46)        under other specified circumstances
                                      described more fully in the merger
                                      agreement, the terminating party must pay the other party's expenses related to the merger, not to exceed $1,500,000.


                             ADDITIONAL INFORMATION

Our Common Stock Information          Bank Plus is traded on the Nasdaq National
                                      Market under the symbol "BPLS." On June 1,
                                      2001, the trading day immediately
                                      preceding our announcement that we had
                                      signed the merger agreement, the closing price of Bank Plus common stock was $5.30 per share. During the period from January
                                      1, 2001 through June 1, 2001, the high and low sale prices for shares of Bank Plus' common stock were $3.50 and $5.875, respectively. The closing price of Bank
                                      Plus common stock on _______ __, 2001,
                                      which was the last trading day for which a closing sales price was available before this proxy statement was mailed, was $_.__ per share.

Who Can Help Answer Other             If you have more questions about the
Questions                             merger or would like additional copies of
                                      this proxy statement, our Annual Report on Form 10-K or our Quarterly Report on Form
                                      10-Q, you should contact Neil Osborne,
                                      Investor Relations at Bank Plus
                                      Corporation, 4565 Colorado Boulevard, Los
                                      Angeles, California 90039, (818) 549-3116,
                                      or our proxy solicitors, D.F. King & Co.
                                      Inc., 77 Water Street, 20th Floor, New
                                      York, New York, 10005, (212) 493-6920
                                      Attention: Tom Long.

          QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETING

         The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the proposed merger and the annual meeting. You should still carefully read this entire proxy statement, including each of the attached annexes.

Q:       WHAT AM I BEING ASKED TO VOTE ON?

A: You are being asked to approve a merger in which FBOP will acquire Bank Plus and to elect three directors to our board of directors.

Q: WHAT WILL I RECEIVE FOR MY SHARES OF BANK PLUS COMMON STOCK IF THE MERGER IS COMPLETED?

A: You will receive a minimum of $7.25 in cash for each share of Bank Plus common stock that you own at the time of the merger, subject to increase under certain circumstances. See the discussion under the caption "The Proposed Merger--What You Will Receive in the Merger" beginning on page 17 for more information.

Q: CAN THE AMOUNT OF CASH THAT BANK PLUS STOCKHOLDERS RECEIVE IN THE MERGER CHANGE?

A: Yes. If the merger is not consummated by December 31, 2001, the merger agreement will terminate unless extended as set forth below. The term of the merger agreement will be automatically extended to March 31, 2002 under certain circumstances. Furthermore, FBOP may, under certain circumstances, elect to extend this termination date to no later than June 30, 2002. If the termination date is extended beyond December 31, 2001, FBOP must pay interest on the $7.25 per share merger consideration. See the discussion under the caption "The Proposed Merger--What You Will Receive in the Merger" beginning on page 17 for more information.

Q:       WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE TO APPROVE THE
         MERGER?

A: Our board of directors has unanimously determined that the terms of the merger agreement and the proposed merger are fair to and in the best interests of Bank Plus and our stockholders, and therefore unanimously recommends that you vote "FOR" approval of the merger. See the discussion under the caption "The Proposed Merger-- Reasons for the Merger and Recommendation of Our Board of Directors" beginning on page 24 for more information.

Q:       IS THE MERGER SUBJECT TO ANY CONDITIONS?

A: Yes. Before the merger can be completed, several conditions must be satisfied or waived, including obtaining the approval by the stockholders of Bank Plus and the Board of Governors of the Federal Reserve System. See the discussion under the caption "The Merger--Regulatory Approvals" on page 34 for more information. You should also see the caption entitled "The Merger Agreement--Conditions to the Merger" beginning on page 40 for more information on all of the conditions to closing.

Q:       WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO BANK PLUS' STOCKHOLDERS?

A: For United States federal income tax purposes, your exchange of shares of common stock for cash generally will cause you to recognize a gain or loss measured by the difference between the cash you receive in the merger and your adjusted tax basis in your shares of common stock.

         TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR TAX AND OTHER ADVISORS.

         See the discussion under the caption "Federal Income Tax Consequences" beginning on page 37 for more information.

Q: WHAT CAN I DO IF I AM NOT SATISFIED WITH THE PAYMENT I WILL RECEIVE FOR MY SHARES?

A: Under Delaware law, if you are not satisfied with the amount you are receiving in the merger, you are legally entitled to have the value of your shares judicially determined. Any consideration that you receive for your shares of common stock pursuant to such judicial valuation could be more or less than you would have received pursuant to the merger. To exercise your dissenters' appraisal rights, you must follow certain procedures under Delaware law. If you do not follow these procedures exactly, you will lose your dissenters' appraisal rights. See the discussion under the caption "Appraisal Rights" beginning on page 34 for a summary of such provisions and Annex C to this proxy statement for the complete text of the Delaware appraisal statute.

Q:       HOW WILL MANAGEMENT BENEFIT FROM THE MERGER?

A: In addition to the benefits they will receive as stockholders, officers of Bank Plus or Fidelity who have stock options, rights under bonus plans or change in control agreements may receive additional compensation as the result of the merger, some of which would be based upon the merger price per share. Outside directors of Bank Plus or Fidelity will receive deferred compensation as the result of the merger. See the discussion under the caption "Interests of Certain Persons in the Merger--Interests of Our Officers and Directors in the Merger" beginning on page 47 for more information.

Q:       WHY IS BANK PLUS ELECTING DIRECTORS AT THIS TIME?

A: In light of the ongoing merger negotiations, we postponed our 2001 annual meeting of stockholders to avoid the expense of two proxy solicitations. In accordance with our bylaws, three of our board members are due to stand for re-election at this time. If the merger is not completed, the newly elected directors will serve for three-year terms or until their replacements are elected. If the merger is completed, FBOP will replace our board with its own appointees.

Q:       WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

A: Directors will be elected by a plurality of the votes of the shares of common stock represented in person or by proxy at the annual meeting. Consequently, the three nominees receiving the highest number of votes at the annual meeting will be elected directors.

Q:       WHAT DO I NEED TO DO NOW?

A: Carefully consider the enclosed information, then indicate how you want to vote and sign and return your proxy card in the enclosed envelope as soon as possible. Your shares will then be voted at the annual meeting in accordance with your instructions.

Q:       WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A: The merger must be approved by the holders of a majority of outstanding shares of our common stock.

Q:       HOW DO I VOTE MY SHARES?

A: YOU MAY AUTHORIZE THE PROXY HOLDERS TO VOTE FOR YOU. After you have carefully reviewed this entire proxy statement, including the attached annexes, please mark your vote on the enclosed proxy card, sign it and mail it to us in the enclosed postage prepaid envelope as soon as possible. Doing so will ensure that your shares will be voted at the annual meeting. If you mark your voting instructions on the proxy card, then your shares will be voted by the proxy holders as you instruct. If you sign and return the proxy card and do not indicate how you want to vote, your shares will be voted FOR the approval of the merger and the election of directors.

         YOU MAY VOTE IN PERSON. During the annual meeting, we will pass out written ballots to anyone who is entitled to vote and wants to vote. However, if your shares are not held in your name, you must request a proxy from the registered holder. Typically, shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a "street name" holder. Any shares held in "street name" cannot be voted without a proxy obtained from your broker.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES OF COMMON STOCK FOR ME?

A: Your broker will vote your shares held in "street name" only if you provide written instructions as to how you want your shares voted. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares held in "street name" will not be voted by your broker, and the failure to vote your shares will have the same effect as a vote AGAINST the approval of the merger.

Q:       WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD?

A: If you do not sign and return the enclosed proxy card and you do not otherwise sign a proxy from your broker (for any shares held in "street name") or vote your shares in person at the annual meeting, your shares will not be voted. If your shares are not voted, it will have the same effect as a vote AGAINST the merger.

Q: HOW CAN I CHANGE MY VOTE AFTER I INSTRUCT MY BROKER TO VOTE MY SHARES HELD IN "STREET NAME"?

A: If you hold your shares in "street name" and have instructed your broker to vote your shares, you must follow the directions from your broker to change your vote.

Q: HOW CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD IF MY SHARES ARE NOT HELD IN "STREET NAME"?

A: If you have not voted through your broker, there are three ways you can change your vote after you have sent in your proxy card:

         o First, you may send a written notice to our corporate secretary c/o Bank Plus Corporation 4565 Colorado Boulevard, Los Angeles, California 90039 before your stock has been voted at the annual meeting, stating that you are revoking your proxy.

         o Second, you may complete a new proxy card and provide it to our corporate secretary at the above address before your stock has been voted at the annual meeting. Any earlier proxy will be revoked automatically.

         o Third, you may attend the meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the meeting without voting will not revoke your proxy.

Q:       SHOULD I SEND IN MY COMMON STOCK CERTIFICATES NOW?

A: No. Instructions for submitting common stock certificates will be sent to you after the merger has been completed.

Q:       WHEN DOES BANK PLUS EXPECT THE MERGER TO BE COMPLETED?

A: We anticipate completing the merger in the fourth quarter of 2001. The merger cannot occur unless our stockholders approve the merger by a majority of the outstanding shares of common stock, all regulatory approvals are received and the other conditions are satisfied or waived. See the discussion under the caption "The Merger Agreement--Conditions to the Merger" beginning on page 40 for more information.

Q: HAS THE COMPANY HIRED ANYONE TO SOLICIT PROXIES IN CONNECTION WITH THE ANNUAL MEETING?

A: Bank Plus has hired D.F. King & Co., Inc. to solicit proxies in connection with the annual meeting. The terms of Bank Plus' arrangement with D.F. King & Co., Inc. are described in the section entitled "Solicitation; Proxy Solicitor, Revocation and Use of Proxies" beginning on page 14.

Q:       WHO CAN HELP ANSWER MY QUESTIONS?

A:       If you have more questions about the merger, you should contact:

         Bank Plus Corporation
         4565 Colorado Boulevard
         Los Angeles, California 90039
         Attention:  Neil L. Osborne, Investor Relations Officer
         Telephone: (818) 549-3116

         You can also contact our proxy solicitor at:

         D.F. King & Co. Inc.
         77 Water Street, 20th Floor
         New York, New York, 10005
         Attention:  Tom Long
         Telephone: (212) 493-6920

                                  THE COMPANIES

BANK PLUS CORPORATION

         Bank Plus Corporation, through its wholly-owned subsidiaries, Fidelity Federal Bank and Gateway, a National Association of Securities Dealers, Inc. registered broker/dealer, offers a broad range of consumer financial services, such as demand and term deposits, loans and uninsured investment products, including mutual funds and annuities. Fidelity operates through 29 full-service branches located in the Southern California counties of Los Angeles and Orange. At March 31, 2001, the retail branches held total deposits of $2.1 billion, the mortgage loan portfolio totaled $1.6 billion and the investment portfolio totaled $0.3 billion. The principal executive offices of Bank Plus and Fidelity are located at 4565 Colorado Boulevard, Los Angeles, California 90039, telephone number (818) 549-3116.

FBOP CORPORATION

         FBOP Corporation is an Illinois corporation and a registered bank and savings institution holding company subject to supervision by the Board of Governors of the Federal Reserve System. FBOP is based in Oak Park, Illinois and conducts its operations through its ten subsidiary financial institutions, California National Bank, Citizens National Bank of Teague Texas, Cosmopolitan Bank and Trust, First Bank of Oak Park, Madisonville State Bank, North Houston Bank, Regency Savings Bank, San Diego National Bank, Pullman Bank and Trust and People's Bank of California. FBOP currently conducts business through a total of 74 offices in Illinois, Texas and California. As of June 30, 2001, FBOP had total assets of $8.2 billion, total deposits of $6.3 billion and total stockholders' equity in excess of $438 million. FBOP's executive offices are located at 11 West Madison Street, Oak Park, Illinois 60302, and its telephone number is (708) 386-5000.

ACQUISITION SUB

         Acquisition Sub is a Delaware corporation and wholly-owned subsidiary of FBOP which was formed for the purpose of effecting the merger. It is anticipated that Acquisition Sub will not conduct any business other than in connection with its formation and capitalization and the transactions contemplated by the merger agreement.

                                   THE MEETING

GENERAL

         This proxy statement is being furnished to Bank Plus stockholders in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held at 4565 Colorado Boulevard, Los Angeles, California 90039 on September __, 2001 at 10:00 a.m. local time, and any adjournments and postponements of the annual meeting. At the annual meeting, holders of Bank Plus common stock of record as of the close of business on the record date will be eligible to vote upon the following:

         1. A proposal recommended by the Bank Plus board of directors to approve the merger of Bank Plus with Acquisition Sub, as a result of which Bank Plus will become a wholly-owned subsidiary of FBOP. A copy of the merger agreement is attached as Annex A to this proxy statement. The merger agreement is also described in this proxy statement.

         2. The election of three directors to the board of directors of Bank Plus to serve three-year terms and until their replacements are elected, unless the merger is completed, in which event their terms will expire upon consummation of the merger.

         3. To transact any other business as may properly come before the meeting or any adjournments thereof.

         Our board of directors unanimously recommends that you vote "FOR" approval of the merger and "FOR" the election of our board's nominees for director.

         A proxy for the meeting is enclosed with this notice. You are requested to fill in and sign the proxy, which is solicited by our board of directors, and mail it promptly in the enclosed postage prepaid envelope. Return of an executed proxy with no instructions indicated on this proxy will result in the shares represented by the proxy being voted "FOR" approval of the merger and "FOR" the election of all nominees for director. Failure to return a properly executed proxy card or to vote at the meeting will have the effect of a vote "AGAINST" approval of the merger.

RECORD DATE AND QUORUM REQUIREMENT

         The board of directors has fixed the close of business on ____________, 2001, as the record date for the determination of stockholders entitled to receive notice of, and vote at, the annual meeting. Bank Plus is authorized to issue 78,500,000 shares of common stock, which is the only class of Bank Plus' capital stock entitled to vote at the annual meeting. On the record date, ___________________ shares of common stock were outstanding and entitled to vote.

         Each share of common stock entitles the record holder on the record date to one vote on each proposal to be voted on at the annual meeting. A majority of the outstanding shares of common stock entitled to vote shall constitute a quorum. Abstentions, including those stockholders who attend the annual meeting but abstain from voting, and those stockholders who return their proxy cards to Bank Plus indicating abstention from voting, will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

REQUIRED VOTE

         Approval of the merger requires the affirmative vote of holders of a majority of the outstanding shares of Bank Plus common stock entitled to vote at the annual meeting. Directors will be elected by a plurality of the votes of the shares of common stock represented in person or by proxy and entitled to vote on the election of directors. Any stockholder proposals that properly come before the annual meeting will require the affirmative vote of a majority of the shares of common stock present, in person or represented by proxy, at the annual meeting.

         A failure to vote on the merger, an abstention from voting on the merger, or a broker non-vote on the merger will have the same legal effect as a vote cast AGAINST approval of the merger. Executed but unmarked proxies will be voted "FOR" the merger and "FOR" the election of each of Mr. Smith, Mr. Mason and Mr. Barker to the Bank Plus board of directors. Brokers, and in many cases nominees, will not have discretionary power to vote on the proposals to be presented at the annual meeting. Accordingly, beneficial owners of shares must instruct their brokers or nominees how to vote their shares with respect to the merger proposal and election of directors at the annual meeting. You are urged to read and carefully consider the information presented in this proxy statement and to complete, date and sign the accompanying proxy card and return it promptly to us in the enclosed postage-prepaid envelope.

ADJOURNMENT

         Although it is not expected, our annual meeting may be adjourned for the purpose of soliciting additional proxies to a date not later than 60 days after the date of the annual meeting without fixing a new record date. As long as the meeting is adjourned for no longer than 30 days, such adjournment may be made without notice, other than by an announcement made at the annual meeting, by approval of the holders of a majority of the shares of our common stock represented in person or by proxy at the annual meeting, whether or not a quorum exists. Any adjournment of the annual meeting for the purpose of soliciting additional proxies will allow Bank Plus stockholders who have already sent in their proxies to revoke them at any time prior to their use.

VOTING AGREEMENTS

         Mr. Gordon V. Smith, chairman of the board and Mr. Mark K. Mason, president and chief executive officer of Bank Plus, have entered into voting agreements with FBOP, dated as of June 2, 2001, whereby each has agreed to vote his respective beneficially-owned shares of Bank Plus common stock in favor of the merger. Messrs. Mason and Smith beneficially own in the aggregate 658,712 shares of Bank Plus common stock, representing 3.4% of the total number of shares of Bank Plus common stock outstanding as of the record date. The voting agreement is binding on each of Messrs. Mason and Smith only in his capacity as a stockholder of Bank Plus and not with respect to voting as a director of Bank Plus. The voting agreements terminate upon the termination of the merger agreement.

SOLICITATION, PROXY SOLICITOR, REVOCATION AND USE OF PROXIES

         We will bear all expenses of the solicitation of proxies in connection with this proxy statement, including all costs of preparing, assembling, printing and mailing. We will also reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this proxy statement and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of Bank Plus common stock. Our stockholder proxies may be solicited by our directors, officers and employees in person or by telephone, facsimile or by other means of communication.

         We have retained D.F. King & Co., Inc. (to which we refer in this proxy statement as "D.F. King") to assist in the solicitation of proxies in connection with our annual meeting. In connection with this proxy solicitation, we will pay D.F. King a fee estimated not to exceed $6,000, plus reimbursement for reasonable out-of-pocket expenses.

         A stockholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by (1) filing with our corporate secretary a written notice revoking the proxy before the annual meeting, (2) executing a proxy with a later date, or (3) attending the annual meeting and voting in person. Any written notice of revocation should be delivered to Bank Plus Corporation, 4565 Colorado Boulevard, Los Angeles, California 90039, Attn:
Corporate Secretary. Subject to proper revocation, all shares of our common stock entitled to vote at the annual meeting and represented at the annual meeting by properly executed proxies received by us will be voted in accordance with the instructions contained in such proxies.

         Our board of directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

PROPOSALS OF STOCKHOLDERS

         The matters to be considered at the 2001 annual meeting are limited to those set forth in the notice of annual meeting accompanying this proxy statement.

         Any stockholder of Bank Plus wishing to submit a proposal for inclusion in the proxy statement for presentation at the 2001 annual meeting must be received by us at our principal office at 4565 Colorado Boulevard, Los Angeles, California 90039 by ________ __, 2001. Such proposal must comply with the provisions of Securities Exchange Commission Rule 14a-8. We suggest that the proposal be submitted by certified mail, return receipt requested. (If the merger is approved, the board of directors expects that the 2001 annual meeting will be the last annual meeting for which a proxy statement will be prepared.)

         From time to time, our stockholders submit proposals that they believe should be voted upon at the annual meeting or nominate persons for election to the board of directors. In accordance with our bylaws, any such proposal or nomination submitted other than pursuant to Exchange Act Rule 14a-8 must be submitted in writing to our corporate secretary not less than 45 days nor more than 75 days prior to the first anniversary of the date of mailing of the proxy statement for the preceding year's annual meeting of stockholders. This submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the proponent's ownership of common stock of Bank Plus. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. Our corporate secretary should be contacted in writing at the address set forth in the preceding paragraph to make any submission or to obtain additional information as to the proper form and content of submissions.

SURRENDER OF COMMON STOCK CERTIFICATES

         American Stock Transfer and Trust Co. (to which we refer in this proxy statement as "American Stock Transfer") has been designated to act as paying agent for the benefit of holders of shares of our common stock in connection with the merger. FBOP will deposit with American Stock Transfer amounts sufficient, in the aggregate, to provide all funds necessary for American Stock Transfer to make payments to holders of our common stock in connection with the completion of the merger, and also to option holders as described below.

         Promptly after the date on which the merger is consummated, American Stock Transfer will send to each holder of shares of our common stock a letter of transmittal and instructions for use in surrendering the stock certificates. The letter of transmittal will specify that the delivery will be effected, and risk of loss and title will pass, only upon delivery of the stock certificates representing shares of our common stock to American Stock Transfer. American Stock Transfer will receive a fee of approximately $15,000 as compensation for its services, plus reimbursement of its out-of-pocket expenses in connection with such services. We have agreed to indemnify American Stock Transfer against certain liabilities arising out of or in connection with its engagement.

         Each holder of a share of our common stock that has been converted into the right to receive the per share merger consideration upon surrender to American Stock Transfer of a stock certificate or certificates representing such shares, together with a properly completed letter of transmittal covering such shares, shall receive the cash payment. Until surrendered in this manner, each such stock certificate will, after the effective time, represent for all purposes only the right to receive this cash payment. No interest will be paid or will accrue on the cash payment after the date upon which the merger has been consummated.

         If any portion of the cash payment is to be paid to a person other than the registered holder of the stock certificate surrendered in exchange therefor, the stock certificate being surrendered must be properly endorsed or otherwise be in proper form for transfer. In addition, the person requesting such payment must pay to American Stock Transfer any transfer or other taxes required as a result of such payment, or establish that such tax has been paid or is not applicable. Beginning one year after the closing date, holders of Bank Plus common stock who have not surrendered their stock certificates will be entitled to look to FBOP only as general creditors for payment of their claim for cash.

         At and after the closing date, there will be no further registration of transfers of our common stock on our records or those of our transfer agent. From and after the closing date, the holders of our common stock will cease to have any rights with respect to such shares except as provided in the merger agreement or applicable law.

         Upon the consummation of the merger, American Stock Transfer will send each optionholder who will be listed on a schedule that we will provide to it, the option consideration set forth next to such optionholder's name. This option consideration will be determined as set forth in the merger agreement and as described more fully under the caption entitled "The Proposed Merger--What You Will Receive in the Merger."

                               THE PROPOSED MERGER

THE MERGER

         Under the terms of the merger agreement, at the effective time, Acquisition Sub, a wholly-owned subsidiary of FBOP which was formed solely to facilitate the merger, will merge with and into Bank Plus, with Bank Plus continuing as the surviving corporation. As a result of the merger, Bank Plus will become a wholly-owned subsidiary of FBOP, and the separate corporate existence of Acquisition Sub will cease. Upon completion of the merger, our stockholders will no longer own any shares of Bank Plus common stock and will not, as a result of the merger, own any common stock either of FBOP or Acquisition Sub.

WHAT YOU WILL RECEIVE IN THE MERGER

         As a Bank Plus stockholder at the effective time of the merger, each of your shares of our common stock will automatically be converted into the right to receive $7.25 in cash. If the term of the merger agreement is extended past December 31, 2001, FBOP will pay interest on the merger consideration at the prime rate from January 1, 2002 until the closing of the merger. Any interest paid will have the effect of increasing the $7.25 base per share merger consideration.

         You will have to surrender your Bank Plus common stock certificates to receive this payment. FBOP, or its paying agent, will send you written instructions for surrendering your common stock certificates after we have completed the merger. Do not send your common stock certificates at this time.

         Each option to purchase our common stock outstanding immediately prior to the effective time (whether vested or unvested) will be canceled. Each holder of an option who has an exercise price which is below $7.25 per share will receive a cash payment equal to the product of (a) the positive difference, if any, between $7.25 minus the option exercise price, multiplied by (b) the total number of shares subject to the option, less any applicable withholding taxes. The consideration received by the option holders is also subject to increase if the term of the merger agreement is extended beyond December 31, 2001.

BACKGROUND OF THE MERGER

         From time to time over the last several years, we have explored strategic alternatives to maximize stockholder value, including a possible sale of Bank Plus. We found it difficult to remain as an independent, relatively small regional thrift institution. As a result of the significant losses we had incurred in the early 1990's in our multi-family loan portfolio and the need to reduce our total assets to maintain capital adequacy, in 1994, we terminated our lending operations. After significant recapitalizations in 1994 and 1995, we sought to find new lending and other business opportunities that would provide higher returns than traditional real estate lending. This focus on new opportunities led, among other things, to our implementation of new credit card lending programs in 1997. Those programs generated significant losses commencing in the third quarter of 1998 and eventually resulted in significant litigation.

         As a result, in the third and fourth quarters of 1998, our board made changes in our senior management, and we embarked on a turnaround plan that involved selling certain assets, resolving outstanding litigation and improving Fidelity's profitability and regulatory capital. Additionally, given our prior lack of success with our credit card programs and the cost, risk and time associated with starting up new lending programs, we pursued a merger with a larger institution. We held preliminary discussions with several parties, including FBOP, but the pending consumer litigation against Fidelity from the credit card programs rendered us an unattractive acquisition candidate, and we received no definitive offers.

         By the end of the third quarter of 2000, we had successfully completed the major elements of our turnaround plan and had returned to overall profitability. As a result, we believed our company was now salable, and in November 2000, our board engaged Sandler O'Neill as our financial advisor. On November 29, 2000, Sandler O'Neill presented its marketing plan for Bank Plus at a joint meeting of the boards of directors of Bank Plus and Fidelity. At that meeting, our boards appointed a joint special committee composed of directors Gordon Smith, Irving Beimler, Mark Mason, Robert Medearis, Jeffrey Susskind and Craig Tompkins who were charged with working with management and Sandler O'Neill to oversee the sale process.

         In December 2000, a financial institution (to which we refer in this proxy statement as "Company A") which had held discussions with us in the past, contacted Mr. Mason to indicate a renewed interest in acquiring Bank Plus. Company A expressed an interest in conducting preliminary due diligence prior to a formal marketing process with the intention of making an acquisition proposal that would preempt that marketing process. During the week of December 20, 2000, representatives of Company A met with members of our senior management at our corporate offices and conducted on-site due diligence. Company A did not make a formal offer at that time, but indicated that it would like some time to discuss and evaluate the information it received during its diligence.

         During the month of January 2001, our management and Sandler O'Neill, in consultation with the special committee, continued to work on the marketing process, including the preparation of a marketing book for distribution to potential buyers in early February. During this time, we received unsolicited indications of interest from several potential acquirers, although none of these parties made any formal offers during this period.

         On January 26, 2001, Company A contacted Mr. Mason to advise him that Company A had completed its initial evaluation and was prepared to make a preliminary non-binding offer for our outstanding stock at a price of $5.00 per share, subject to the completion of its due diligence and our entering into exclusive negotiations to reach a definitive agreement.

         Mr. Mason reported Company A's offer at the special committee's meeting on January 29, 2001. After discussing the matter and receiving advice from Sandler O'Neill, the special committee concluded that the $5.00 per share offer from Company A was not preemptive and did not warrant exclusive negotiations. Thus, the special committee determined that the marketing effort should continue. In addition, the special committee instructed Bank Plus' management to seek a higher price from Company A.

         On January 31, 2001, Bank Plus and Fidelity held a joint board meeting at which Mr. Mason and Sandler O'Neill advised the directors of the preliminary offer from Company A and on the status and timing of our marketing effort. Sandler O'Neill presented our board with the final version of the confidential offering memorandum that was scheduled to be distributed to potential buyers during early February, unless Company A substantially improved its preliminary offer before that time. Our board resolved, in light of the potential sale transaction, that our 2001 annual meeting of stockholders be delayed until July 26, 2001 to avoid the expense of two proxy solicitations.

         On February 5, 2001, Company A increased its offer to $6.00 per share, subject to the finalization of Company A's diligence review and the negotiation of a definitive agreement. Company A informed us that it expected exclusive negotiations with us in connection with this offer.

         On February 6, 2001, the special committee met to consider the terms of the revised offer from Company A. Gibson, Dunn & Crutcher LLP, our legal advisors, reviewed with the special committee its fiduciary duties to our stockholders. The special committee authorized our chairman and management to negotiate with Company A to achieve a higher offering price, and, so as not to jeopardize those negotiations, further resolved to temporarily defer the broader marketing process.

         On February 8, 2001, our chairman and management, together with Sandler O'Neill, met with Company A and its financial representatives to negotiate the terms of Company A's offer. As the result of this meeting, Company A proposed to acquire all of our stock for a cash purchase price of $7.00 per share, plus an upward adjustment to the extent that Fidelity could enter into agreements to sell (but which could not close until after Company A's acquisition of Bank
Plus) its multi-family and commercial loan portfolio at a price above an agreed-upon minimum. The offer was conditioned upon, among other things, our negotiating exclusively with Company A to reach a definitive merger agreement.

         The special committee met on February 12, 2001 to consider Company A's revised offer. The special committee resolved to recommend to the full boards of Bank Plus and Fidelity that our management be authorized to conduct exclusive negotiations with Company A through February 28, 2001 upon the terms outlined in Company A's most recent proposal. The full boards approved this recommendation during a telephonic joint board meeting the next day.

         In mid-February 2001, the Office of Thrift Supervision (to which we refer in this proxy statement as the "OTS") advised Fidelity that it was concluding its review of Fidelity's conduct in connection with Fidelity's discontinued credit card operations, and that it would require no further corrective actions from Fidelity. As a result of our discussions with the OTS, we formed a belief that the OTS might refer certain fair lending issues relating to Fidelity's discontinued credit card programs to the Department of Justice for investigation.

         Mr. Mason then advised Company A that we believed the OTS had referred or were likely to refer the fair lending issues to the Department of Justice for investigation. Company A responded that it was not willing to execute a definitive acquisition agreement so long as any Department of Justice investigation or related litigation remained pending or threatened against Fidelity. Company A also indicated that it had certain additional valuation issues resulting from their due diligence that could affect the purchase price.

         On February 26, 2001, our board held a meeting at which Mr. Mason reported these new developments. Sandler O'Neill informed the board that a Department of Justice investigation would adversely affect our ability to broadly market the company and successfully conduct an auction. Our board determined that management should temporarily suspend further marketing efforts and try to expedite resolution of any investigation by the Department of Justice. Given Company A's positions, we no longer considered ourselves bound to negotiate exclusively with Company A.

         On March 2, 2001, Mr. Mason received an inquiry from another financial institution (to which we refer in this proxy statement as "Company B") expressing a preliminary indication of interest in a possible acquisition of Bank Plus. Mr. Mason responded that we were currently conducting discussions with another potential buyer and described the Department of Justice referral issue, asking Company B whether it would still be interested in continuing discussions, given the circumstances. Company B subsequently confirmed its interest in a potential acquisition transaction, but did not make a more specific proposal.

         At a meeting on March 5, 2001, Mr. Mason updated the special committee of recent events, and the special committee instructed management to explore the feasibility of a prompt resolution with the Department of Justice. In addition, the special committee instructed management to seek Company A's agreement to proceed with a definitive agreement under which the closing would be subject to resolution of the Department of Justice matter, and the purchase price would be adjusted for the cost of that resolution. The special committee instructed our management to advise Company A that if it did not agree to proceed on this basis within a relatively short period of time, the special committee would authorize our management to initiate a broader marketing effort. Such a broader marketing effort would have been contingent on ascertaining the feasibility, cost and timing of a resolution of the Department of Justice matter. Thereafter, our management continued to negotiate with Company A in an effort to restructure the terms of the acquisition transaction in the manner instructed by the special committee.

         On March 27, 2001, Mr. Mason met with representatives of Company B to discuss their interest in an acquisition of Bank Plus. At the conclusion of that meeting, Company B did not indicate an interest in conducting further discussions of an acquisition transaction.

         On March 28, 2001, our management held a negotiating session with Company A that resulted in Company A submitting a revised, non-binding proposal to acquire Bank Plus. Under the terms of the revised proposal, the base acquisition price was $6.50 per share in cash, subject to a possible increase if we arranged for the post-merger sale of Fidelity's multi-family and commercial loan portfolio at a price above an agreed-upon minimum. Execution of the agreement would not be subject to resolution of the Department of Justice matter. However, the closing of the transaction would be conditioned on resolution of this matter, and the purchase price would be decreased by the amount of Fidelity's costs of resolution. The special committee held a meeting on March 30, 2001 to review this revised offer and instructed management to continue to negotiate with Company A on the basis of these new proposed terms.

         During the first two weeks of April, our management and our legal and financial advisors continued to negotiate with Company A with the goal of reaching a definitive agreement for consideration at the joint meeting of the Bank Plus and Fidelity boards scheduled for April 26, 2001.

         On April 17, 2001, FBOP contacted Sandler O'Neill to express its interest in acquiring Bank Plus. Two years earlier, we had engaged in preliminary discussions with FBOP concerning a possible acquisition of Bank Plus, but FBOP withdrew its interest in light of the then-pending consumer litigation against Fidelity arising from our credit card programs. FBOP submitted a preliminary, non-binding proposal to purchase all of our outstanding common stock for a purchase price of $6.50 per share in cash. The proposal was subject to, among other things, FBOP's completion of its due diligence review, the negotiation and execution of a definitive agreement and receipt of all regulatory and stockholder approvals. While FBOP informed us that it would need to raise additional capital to close the acquisition, it did not condition its offer on the raising of additional capital. Mr. Mason consulted with members of the special committee and determined to refuse to allow FBOP to conduct due diligence unless it improved its offer to at least $7.00 per share.

         On April 18, 2001, Sandler O'Neill informed FBOP that its proposal was not demonstrably superior to the current offer from Company A, particularly in light of FBOP's need to raise capital to complete the transaction. (During the negotiations with FBOP, Bank Plus did not disclose the identity of Company A.) Consequently, Sandler O'Neill informed FBOP that we were not willing to allow FBOP to conduct due diligence and thereby jeopardize our negotiations with Company A unless FBOP improved its offer to at least $7.00 per share. FBOP replied that it would consider the matter further and return with a different proposal if it wished to continue to pursue an acquisition.

         On April 23, 2001, FBOP submitted a revised preliminary proposal, increasing its non-binding offer to $7.00 per share in cash. The other terms and conditions remained the same as in the prior offer, except that the revised proposal made it clear that the closing of FBOP's proposed transaction would not be subject to the resolution of the Department of Justice matter.

         On April 23, 2001, the special committee met to discuss the revised FBOP offer and the status of the negotiations with Company A. Sandler O'Neill and Mr. Mason outlined the differences between the two existing proposals. Among other things, Company A's base price, at $6.50 per share, was lower than the FBOP proposal at $7.00 per share. Although Company A's proposal included the possibility of an increase above $6.50 per share, depending on the proceeds from the possible sale of the multi-family and commercial loan portfolios, it also included the possibility of a purchase price reduction relating to a resolution of the Department of Justice matter. The special committee also discussed various other differences between the two proposals, including the Department of Justice resolution condition to closing in Company A's proposal. Counsel provided the members of the special committee with legal advice concerning their fiduciary duties. The special committee determined to allow FBOP to commence its due diligence review on a expedited basis, while simultaneously continuing to pursue the transaction with Company A.

         On April 24, 2001, Mr. Mason advised Company A that we had received an unsolicited competing offer from another party. (During the negotiations with Company A, Bank Plus did not identify the other party as FBOP.) Mr. Mason further advised Company A that the special committee had determined to allow FBOP to commence diligence. Mr. Mason informed Company A that we could no longer negotiate exclusively with Company A and invited Company A to improve its existing offer.

         On April 25, 2001, the boards of Bank Plus and Fidelity held a regularly scheduled joint board meeting. Mr. Mason updated the boards on the status of the proposals from Company A and FBOP. Sandler O'Neill advised the boards that it had received an unsolicited contact from another financial institution (to which we refer in this proxy statement as "Company C"), asking to be included in any marketing effort.

         Gibson, Dunn & Crutcher advised the board members as to their fiduciary duties under Delaware law. Sandler O'Neill then provided the boards with an updated valuation report and an evaluation of the proposals from FBOP and Company A. Sandler O'Neill advised the boards that it was comfortable that FBOP could raise the necessary capital to conclude the transaction. Sandler O'Neill further confirmed that FBOP's $7.00 per share offer was at the high end of the range of prices that we could expect to receive from a broader marketing effort. Sandler O'Neill and management identified four other financial institutions of significant size who had either previously expressed an interest in an acquisition of Bank Plus, or, in the opinion of Sandler O'Neill, were most likely to have significant interest in an acquisition. The boards instructed Sandler O'Neill to contact these parties within the next week and solicit expressions of interest and indicative pricing.

         On April 27, 2001, our management and advisors held a conference call with Company A and their advisors to discuss the status of the merger negotiations. Company A stated that it was not prepared to change its existing offer at that time. The parties agreed that they would temporarily suspend negotiations until FBOP had completed its due diligence and submitted a more definitive offer.

         On April 30, 2001, Mr. Mason reported to the directors of Bank Plus and Fidelity that, of the four companies contacted by Sandler O'Neill, one of the companies was not interested and the other three would respond shortly.

         During the first week of May 2001, FBOP conducted its due diligence review at our corporate offices. Upon the completion FBOP's diligence, FBOP advised us that, while it still did not expect that it would be necessary to make the resolution of the Department of Justice matter a condition to closing, it was in the process of valuing the risks involved and might need to reduce its current offer price from $7.00.

         On May 9, 2001, FBOP submitted a revised proposal to purchase Bank Plus at a price of $6.50 per share in cash, but otherwise on substantially the same terms as its prior proposal. FBOP confirmed that it was willing to proceed without a contingency or a price adjustment for resolution of the Department of Justice matter.

         On May 10, 2001, the special committee held a conference call to discuss the revised FBOP offer. Mr. Mason reported that another of the four companies recently solicited had confirmed that it was not interested and that the remaining two companies were still considering the matter, but were not acting aggressively. Consequently, the special committee determined to pursue a transaction with either Company A or FBOP and instructed our management to contact both companies concurrently to encourage them to improve the price and terms of their current offers.

         Mr. Mason then contacted FBOP and suggested that FBOP improve its offer by increasing the purchase price and by providing us with some comfort that FBOP could both raise sufficient capital and obtain the necessary regulatory approvals to complete the transaction. Mr. Mason also asked FBOP to comment on the draft merger agreement that we had previously provided to FBOP. FBOP declined to raise its offered purchase price at that time.

         Mr. Mason also spoke with Company A, and suggested that Company A improve its offer price and remove the proposed purchase price reduction associated with the resolution of the Department of Justice matter, as well as the requirement that such resolution be a condition to the closing of the merger.

         On May 14, 2001, FBOP provided us with preliminary comments to the draft merger agreement and confirmed that FBOP was not willing to increase its last offer of $6.50 per share.

         On May 17, 2001, Company A submitted a revised proposal at $6.75 per share, with no upward adjustment for the sale of the loan portfolio. Resolution of the Department of Justice matter remained a condition to closing, and the proposal also included a dollar for dollar purchase price reduction for any resolution costs over a certain threshold.

         On May 17, 2001, the special committee held a telephonic meeting to discuss the latest offers from Company A and FBOP. Sandler O'Neill stated that it would be able to opine that either transaction would be fair to our stockholders from a financial point of view. Because the special committee did not reach a clear consensus in favor of one transaction over the other, a full meeting of the boards of Bank Plus and Fidelity was scheduled to discuss the merits of each offer.

         The boards of Bank Plus and Fidelity met telephonically on May 21, 2001. The boards determined that our management should continue to negotiate with both Company A and FBOP until it became clear that one proposal was materially superior to the other.

         On May 23, 2001, Company A submitted a revised proposal to us increasing its offer to $7.00 per share, with a potential purchase price increase to the extent that Fidelity could find buyers for its multi-family and commercial loan portfolio at a price above an agreed-upon minimum. The resolution of the Department of Justice matter remained a condition to closing and the purchase price would also be decreased dollar for dollar to reflect any costs incurred in resolving this matter. This revised offer was also conditioned upon Bank Plus and Fidelity agreeing to forego any further acquisition negotiations with other parties.

         On May 25, 2001, Mr. Mason called FBOP to inform it of a meeting of the boards to determine which offer to pursue. Mr. Mason advised FBOP that a competing offer had been enhanced and was possibly superior to FBOP's, and inquired as to whether the last offer from FBOP was its best and final. FBOP replied that it had, in fact, extended its best offer.

         On May 25, 2001, the boards of Bank Plus and Fidelity held a telephonic joint meeting. The board members, management and their advisors discussed the proposed terms of both offers. The boards concurred that Company A's offer was superior and that management should finalize a definitive agreement with Company A, subject to final board approval.

         At a joint board meeting on May 30, 2001, management gave a report on the financial and regulatory diligence conducted with respect to Company A. Our boards reviewed the principal terms of the merger agreement with Company A and current drafts of the definitive documents. Our management advised the boards that a few issues in the agreements remained to be finalized, but that management did not view these issues to be material. Sandler O'Neill reviewed its presentation material with the directors and gave its opinion that the proposed transaction with Company A would be fair to our stockholders from a financial point of view. After being advised of their respective legal and fiduciary obligations, our boards approved the transaction with Company A.

         On May 31, 2001, Company A reviewed the disclosure schedules to the merger agreement with various members of our management. In addition, we discussed various details relating to the definitive documents. Company A requested further changes to the transaction terms, necessitating further approval by our boards.

         On the morning of June 1, Sandler O'Neill responded to a call that Mr. Mason had received from FBOP. Upon learning that our boards were moving forward with Company A's transaction, FBOP increased its offer to $6.75 per share and also offered to place $5 million in escrow, which would be forfeited if FBOP failed to obtain regulatory approval to consummate its proposed acquisition. After discussing this new offer with Mr. Mason, Sandler O'Neill advised FBOP that a joint board meeting was convening shortly and asked FBOP to confirm that $6.75 per share was its best and final offer, which FBOP so confirmed.

         In the early afternoon of June 1, we held a telephonic joint board meeting to discuss the revisions to the Company A transaction and the recent offer from FBOP. The boards noted that the base price of $7.00 per share in the Company A transaction remained superior to the $6.75 per share offered by FBOP. The boards concluded that any reduction in the price offered by Company A based upon costs necessary to resolve the Department of Justice matter could be more than offset by potential price increases attributable to sales of our multi-family and commercial loan portfolios. Further, we had not yet commenced meaningful negotiation of the definitive documents with FBOP, and FBOP had not reviewed any disclosure schedules relating to a definitive merger agreement. In contrast, the documentation and disclosure schedules for the Company A transaction were substantially complete, providing greater certainty of execution of a definitive agreement. Finally, we were concerned with Company A's position that it would abandon the transaction if we were to engage in any further acquisition discussions with any third party. Therefore, while the Company A transaction remained subject to resolution of the Department of Justice matter, our boards nevertheless concluded that the Company A transaction was superior to the FBOP offer.

         Later that afternoon, as final preparations were being made to execute definitive agreements with Company A, FBOP called again and increased its offer to $7.00 per share. Mr. Mason stated that execution of the documents with Company A was imminent and that he believed FBOP's new offer would not be sufficient to warrant jeopardizing the transaction with Company A. Mr. Mason then discussed the revised offer with our chairman and other members of the boards. Shortly thereafter, FBOP called back. Mr. Mason suggested that a price of $7.50 per share might be required to persuade our boards to abandon the Company A transaction at this late stage. FBOP was only willing to increase its offer price to $7.25 per share, but it committed to negotiating and executing a definitive merger agreement within the next 24 hours.

         That evening, after consulting with Mr. Smith and our advisors, Mr. Mason advised Company A that we had received a revised offer from FBOP that appeared to be superior to Company A's existing offer. After hours of deliberation, Company A advised us that it was unwilling to raise its existing offer. Company A then executed a copy of the definitive documentation we had negotiated and left them in our possession, advising us that their offer on the terms of those agreements would expire at 6:00 p.m. on Saturday, June 2.

         That night, we drafted a definitive merger agreement, accompanying disclosure schedules and related agreements for delivery to FBOP early on the morning of June 2. During the morning and early afternoon of June 2, we negotiated the final terms of the definitive documents with FBOP.

         Our boards convened a telephonic joint meeting at 11:00 a.m. to discuss the offers from FBOP and Company A, including the imminent deadline on Company A's offer. The boards concluded that the FBOP offer was superior, and authorized management to continue negotiations with FBOP, with a view to having a definitive agreement with FBOP available for execution in the next few hours. The meeting was then adjourned until 3:30 p.m.

         Our management and advisors continued to work with FBOP and its advisors on the merger agreement and related matters for the next several hours. When the telephonic joint board meeting reconvened at 3:30 p.m., our management updated the boards on the final terms of the proposed transaction. Sandler O'Neill advised the boards that it had conducted due diligence on FBOP, including a review of FBOP's financial statements and business plan and discussions with FBOP's senior management. Based upon that review and the current state of the capital markets, Sandler O'Neill believed that FBOP should be able to raise the capital necessary to consummate the merger. Sandler O'Neill then opined that the proposed transaction with FBOP was fair to our stockholders from a financial point of view. At 4:00 p.m., our counsel advised the boards that the definitive documentation for the FBOP transaction had been finalized. Shortly thereafter, we received a facsimile copy of FBOP's executed signature pages for the definitive agreements. Our boards of directors then rescinded their prior approvals of the proposed merger agreement with Company A and authorized the merger agreement with FBOP. Immediately thereafter, we executed the merger agreement with FBOP.

REASONS FOR THE MERGER AND RECOMMENDATION OF OUR BOARD OF DIRECTORS

         At the special board meeting on June 2, 2001, the board of directors of Bank Plus determined that the merger is fair to and in the best interests of Bank Plus and its stockholders and, by the unanimous vote of all the directors present at the meeting, approved and adopted the merger agreement and the merger. The board subsequently ratified its approval at the meeting at which all members were present and unanimously voted in favor of the merger and the merger agreement. ACCORDINGLY, THE BANK PLUS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AT THE ANNUAL MEETING.

         The board of directors believes that the terms of the merger agreement, which are the product of arm's length negotiations between representatives of FBOP and Bank Plus, are fair and in the best interests of Bank Plus and its stockholders. In the course of reaching its determination, the board of directors consulted with its legal counsel regarding its legal duties, the terms of the merger agreement and related issues; with its financial advisors, regarding the financial aspects and the fairness of the transaction; and with senior management of Bank Plus and Fidelity regarding, among other things, operational matters.

         In reaching its determination to approve the merger agreement, the board of directors considered all factors it deemed material. The board of directors analyzed information with respect to the financial condition, results of operations, businesses and prospects of Bank Plus and its subsidiaries. In this regard, the board of directors considered the performance trends of Bank Plus and its subsidiaries over the past several years. The board of directors compared Bank Plus' current and anticipated future consolidated operating results to publicly available financial and other information for other similarly sized banking institutions in California. The board of directors noted that the financial and operating performance of Bank Plus over recent periods did not compare favorably with Bank Plus' peer group (see "The Merger--Opinion of Financial Advisor--Selected Peer Group Analysis.") The board of directors used this information in analyzing the options available to Bank Plus.

         In reaching its decision to approve the merger agreement and the merger, the board of directors also considered a number of factors, including the following:

         1. The merger represents an opportunity for Bank Plus' stockholders to realize a premium over recent market prices for their common stock. The merger price per share represents a 36.8% premium over the closing price of our common stock on the day before the merger was announced, and a 41.4% premium over the average closing price of our common stock for the four-week period immediately preceding the merger announcement.

         2. The board of directors considered the opinion of Sandler O'Neill, as of June 2, 2001, and updated through the date of this proxy statement, made to the board of directors that the cash payment of $7.25 per share was fair to Bank Plus' stockholders from a financial point of view as described under "The Merger--Opinion of Our Financial Advisor." The board of directors reviewed the assumptions and results of the various valuation methodologies employed by Sandler O'Neill in arriving at its opinion and found those assumptions and results to be reasonable.

         3. The board of directors considered the current operating environment, including but not limited to the continued consolidation and increasing competition in the banking and financial services industries, the prospects for further changes in these industries, and the importance of being able to capitalize on developing opportunities in these industries. The board of directors also considered the current and prospective economic and competitive conditions facing Bank Plus and its subsidiaries in its market areas.

         4. The board of directors reviewed the terms and conditions of the merger agreement, including the parties' respective representations, warranties and covenants, the conditions to closing and the fact that the merger agreement permits Bank Plus' board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations with, third parties, and to terminate the merger agreement if Bank Plus' board of directors determines that a superior proposal has been made, subject to payment of a break-up fee (see "The Merger Agreement - Expenses and Termination Fee") and generally found such terms and conditions to be favorable to Bank Plus. Although the merger is not subject to a financing condition, the board of directors considered the ability of FBOP to pay the aggregate purchase price, and accordingly, together with its financial advisors and management, reviewed FBOP's financial condition, results of operations, liquidity and capital position.

         5. The board of directors considered the likelihood of the merger being approved by the appropriate regulatory authorities. See "The Merger--Regulatory Approvals."

         6. The board of directors examined current financial market conditions and historical market prices, volatility and trading information with respect to shares of Bank Plus common stock. In particular, the board noted the recent fluctuations in Bank Plus' stock price, from lows such as $3.50 as recently as January 11, 2001, to a high of $5.875 on March 30, 2001.

         7. The board of directors considered the merger's impact on Bank Plus' customers and employees. The board viewed the impact on customers and employees as positive, in that they would become part of a geographically diversified institution with greater resources than Bank Plus.

         8. The board of directors also considered the fact that the merger consideration is all cash, which provides certainty of value to Bank Plus' stockholders as compared to a stock transaction.

         In approving the merger, the board of directors was aware that as a result of the merger, Bank Plus common stock will no longer be publicly traded.

         This description of the information and factors by considered by our board of directors is not intended to be exhaustive, but is believed to include all material factors the board considered. In determining whether to approve and recommend the merger agreement, our board of directors did not assign any relative or specific weights to any of the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the merger and the merger agreement, considering, among other things, the reasons discussed above and the opinion of Sandler O'Neill referred to above, our board of directors approved and adopted the merger agreement and the merger as being in the best interests of Bank Plus and its stockholders, based on the total mix of information available to the board.

OPINION OF OUR FINANCIAL ADVISOR

         By letter agreement dated as of November 2, 2000, Bank Plus retained Sandler O'Neill as an independent financial advisor in connection with Bank Plus' general strategic planning and its consideration of a possible business combination involving Bank Plus and a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

         Sandler O'Neill acted as financial advisor to Bank Plus in connection with the proposed merger with FBOP and participated in certain of the negotiations leading to the merger agreement. At the request of the Bank Plus Board, representatives of Sandler O'Neill participated in the June 2, 2001 telephonic meeting at which the Board considered and approved the merger. At that meeting, Sandler O'Neill delivered to the Bank Plus Board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to Bank Plus stockholders from a financial point of view. Sandler O'Neill has also delivered to the Bank Plus Board a written opinion dated the date of this proxy statement which is substantially identical to the June 2, 2001 opinion. THE FULL TEXT OF SANDLER O'NEILL'S OPINION IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT. THE OPINION OUTLINES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SANDLER O'NEILL IN RENDERING THE OPINION. THE DESCRIPTION OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. YOU ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH YOUR CONSIDERATION OF THE PROPOSED MERGER.

         SANDLER O'NEILL'S OPINION WAS DIRECTED TO THE BANK PLUS BOARD AND WAS PROVIDED TO THE BOARD FOR ITS INFORMATION IN CONSIDERING THE MERGER. THE OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION TO BANK PLUS STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF BANK PLUS TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY BANK PLUS STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ANNUAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER.

         In connection with rendering its June 2, 2001 opinion, Sandler O'Neill reviewed and considered, among other things:

         (1) the merger agreement and certain of the exhibits and schedules thereto;

         (2) certain publicly available financial statements and other historical financial information of Bank Plus that they deemed relevant;

         (3) certain publicly available financial statements and other historical financial information of FBOP that they deemed relevant;

         (4) certain financial analyses and forecasts of Bank Plus reviewed with management of Bank Plus;

         (5) the views of senior management of Bank Plus, based on discussions with members of senior management, regarding Bank Plus' business, financial condition, results of operations and future prospects;

         (6) the views of the chairman of the board of FBOP, based on limited discussions with him, regarding FBOP's financial condition and results of operations;

         (7) the publicly reported historical price and trading activity for Bank Plus' common stock, including a comparison of certain financial and stock market information for Bank Plus with similar publicly available information for certain other companies the securities of which are publicly traded;

         (8) the financial terms of recent comparable business combinations in the savings institution industry, to the extent publicly available;

         (9) the current market environment generally and the banking environment in particular; and

         (10) such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

         In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Bank Plus and FBOP that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O'Neill was not asked to and did not undertake an independent verification of the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Bank Plus or FBOP or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Bank Plus or FBOP, nor has it reviewed any individual credit files relating to Bank Plus or FBOP. With Bank Plus' consent, Sandler O'Neill has assumed that the respective allowances for loan losses for both Bank Plus and FBOP are adequate to cover such losses. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Bank Plus or FBOP. Sandler O'Neill is not an accounting firm and they relied, with Bank Plus' consent, on the reports of the independent accountants of Bank Plus and FBOP for the accuracy and completeness of the audited financial statements furnished to them. As to all legal or regulatory matters affecting Bank Plus, Sandler O'Neill relied, with Bank Plus' consent, on the advice of Bank Plus' counsel.

         Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with Bank Plus' consent, that there has been no material change in Bank Plus' and FBOP's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Bank Plus and FBOP will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a purchase transaction and will not be a taxable transaction at the corporate level for federal income tax purposes.

         In rendering its June 2, 2001 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES, THESE TABLES MUST BE READ TOGETHER WITH THE ACCOMPANYING TEXT. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Bank Plus and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Bank Plus or the companies to which it is being compared.

         The earnings projections for Bank Plus relied upon by Sandler O'Neill in its analyses were based upon internal projections of Bank Plus for the years ended December 31, 2001 and December 31, 2002. With respect to such financial projections, Bank Plus' management confirmed to Sandler O'Neill that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management of the future financial performance of Bank Plus and Sandler O'Neill assumed for purposes of its analyses that such performance would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Sandler O'Neill by Bank Plus were prepared for internal purposes only and not with a view towards public disclosure. These projections were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

         In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Bank Plus, FBOP and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Bank Plus Board at the June 2nd meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Bank Plus' common stock or the prices at which Bank Plus' common stock may be sold at any time.

         SUMMARY OF PROPOSAL. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the per share consideration of $7.25 and Bank Plus' March 31, 2001 financial information, Sandler O'Neill calculated the following ratios:

         Transaction value / LTM EPS(1)                     23.39x
         Transaction value / 2001 estimated EPS(2)          21.70x
         Transaction value / book value                    202.59%
         Transaction value / tangible book value           236.35%
         Transaction value / deposits                        7.16%
         Tangible book premium / core deposits (3)           5.31%

         (1)      Based on $0.31 LTM EPS from continuing operations.
         (2) Based on management expectations of $0.33 2001 EPS from continuing operations.
         (3)      Assumes 75% of Bank Plus deposits are core deposits.

         The aggregate transaction value is approximately $147.3 million based upon the per share consideration of $7.25, 19,476,696 shares of Bank Plus common stock outstanding and in-the-money options outstanding to purchase an aggregate of 1,712,500 shares of Bank Plus common stock at a weighted average strike price of $3.70 per share. For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. Sandler O'Neill noted that the transaction value represented a 36.79% premium over the June 1, 2001 closing price of Bank Plus common stock of $5.30.

         STOCK TRADING HISTORY. Sandler O'Neill reviewed the history of the reported trading prices and volume of Bank Plus' common stock and the relationship between the movements in the prices of Bank Plus' common stock to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Bank Index and the median performance of a composite group of publicly traded regional savings institutions selected by Sandler O'Neill. During the one year period ended June 1, 2001, Bank Plus' common stock outperformed the S&P 500, the Nasdaq Bank Index and the regional group.

                                BEGINNING INDEX VALUE        ENDING INDEX VALUE
                                     JUNE 4, 2000                JUNE 1, 2001
                                ---------------------        -------------------
Bank Plus                              100.00%                     184.35%
Regional Group                         100.00                      152.91
Nasdaq Bank Index                      100.00                      124.17
S&P 500 Index                          100.00                       85.34

         During the three year period ended June 1, 2001, Bank Plus' common stock under performed the indices to which it was compared.

                                BEGINNING INDEX VALUE        ENDING INDEX VALUE
                                     JUNE 4, 1998                JUNE 1, 2001
                                ----------------------       -------------------
Bank Plus                              100.00%                      43.71%
Regional Group                         100.00                      113.18
Nasdaq Bank Index                      100.00                       93.23
S&P 500 Index                          100.00                      115.15

         COMPARABLE COMPANY ANALYSIS. Sandler O'Neill used publicly available information to compare selected financial and market trading information for Bank Plus and two groups of selected financial institutions. The first group consisted of Bank Plus and the following nine publicly traded regional savings institutions (the "Regional Group"):

Westcorp                     Washington Federal Inc.           FirstFed Financial Corp.
PFF Bancorp Inc.             Sterling Financial Corp.          Hawthorne Financial Corp.
ITLA Capital Corp.           Quaker City Bancorp Inc.          Provident Financial Holdings


         Sandler O'Neill also compared Bank Plus to a group of eleven publicly traded savings institutions which had a return on average equity (based on last twelve months' earnings) of greater than 14% and a price-to-tangible book value of greater than 140% (the "High Performing Group"). The High Performing Group was comprised of the following eleven institutions:

Webster Financial Corp.      Downey Financial Corp.            Roslyn Bancorp Inc.
Flagstar Bancorp Inc.        MAF Bancorp Inc.                  FirstFed Financial Corp.
Coastal Bancorp Inc.         First Federal Capital Corp.       First Financial Holdings Inc.
Andover Bancorp Inc.         First Essex Bancorp Inc.


         The analysis compared publicly available financial information for Bank Plus and the median data for each of the Regional Group and Highly Performing Group as of and for each of the years ended December 31, 1996 through December 31, 2000 and as of and for the twelve months ended March 31, 2001. The table below sets forth the comparative data as of and for the twelve months ended March 31, 2001, with pricing data as of June 1, 2001.

                                                                                 HIGH
                                                              REGIONAL        PERFORMING
                                              BANK PLUS        GROUP            GROUP
                                            -----------      -----------      -----------
Total assets                                $2,192,604       $2,652,127       $4,517,296

Tangible equity/total assets                      2.72%            7.57%            5.97%

Intangible assets/total equity                   14.29%
                                                                   0.61%            5.36%
Net loans/total assets                           73.01%           79.19%           75.57%

Gross loans/total deposits                       78.23%          127.59%          118.28%

Total borrowings/total assets                     2.35%           27.24%           31.31%

Non-performing assets/total assets                0.25%            0.51%            0.38%

Loan loss reserve/gross loans                     0.57%            1.34%            0.82%

Net interest margin                               2.65%            3.29%            2.78%

Non-interest income/average assets                0.83%            0.44%            0.49%

Non-interest expense/average assets               2.94%            1.91%            1.89%

Efficiency ratio                                 88.23%           48.66%           52.41%

Return on average assets                          0.27%            0.98%            1.02%

Return on average equity                          9.59%           14.10%           15.44%

Price/tangible book value per share             172.52%          118.00%          188.92%

Price/earnings per share                         16.90x           10.10x           12.19x

Dividend yield                                    0.00%            0.00%            2.06%

Dividend payout ratio                             0.00%            0.00%           26.21%

         ANALYSIS OF SELECTED MERGER TRANSACTIONS. Sandler O'Neill reviewed 13 other transactions announced nationwide from January 1, 2000 to June 1, 2001 involving publicly traded savings institutions as acquired institutions with transaction values greater than $100 million. Sandler O'Neill reviewed the multiples of transaction value at announcement to last twelve months' earnings, transaction value to projected earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits and premium to market price and computed high, low and median multiples and premiums for these transactions. These multiples were applied to Bank Plus' financial information as of and for the last twelve months ended March 31, 2001. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Bank Plus' common stock of $2.00 to $5.94 based upon the low multiples, $4.59 to $10.09 based upon the median multiples and $6.92 to $19.41 based upon the high multiples.

                                    Low     Implied    Median   Implied    High     Implied
                                    Multiple Value     Multiple  Value     Multiple  Value
                                    -------- ------    --------  -----     --------  -----
Deal price/LTM EPS(1)               11.31x    $3.55     15.53x   $4.87      25.66x    $8.05
Deal price/projected EPS(2)          8.75x    $2.92     13.76x   $4.59      20.74x    $6.92
Deal price/Book value               81.19%    $2.91    157.20%   $5.63     231.21%    $8.27
Deal price/Tang. Book value         89.37%    $2.74    158.28%   $4.86     244.47%    $7.50
Tang. Bk. prem/Core Deposits(3)     (1.35)%   $2.00      8.92%  $10.09      20.76%   $19.41
Premium to Market(4)                12.02%    $5.94     44.22%   $7.64      64.38%    $8.71

(1)      Based on $0.31 LTM EPS from continuing operations.
(2) Based on management expectations of $0.33 2001 EPS from continuing operations.
(3)      Assumes 75% of Bank Plus deposits are core deposits.
(4) Based on Bank Plus stock price of $5.30 as of market close on June 1, 2001.

         DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Bank Plus through December 31, 2004 under various circumstances, assuming Bank Plus' current dividend payout ratio and that Bank Plus performed in accordance with the earnings forecasts reviewed with management. To approximate the terminal value of Bank Plus common stock at December 31, 2004, Sandler O'Neill applied price/earnings multiples ranging from 9x to 19x and multiples of tangible book value ranging from 100% to 250%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Bank Plus common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Bank Plus common stock of $3.88 to $10.01 when applying the price/earnings multiples and $3.26 to $9.96 when applying multiples of tangible book value.

                EARNINGS PER SHARE MULTIPLES                TANGIBLE BOOK VALUE MULTIPLES
DISCOUNT      9X       13X       15X      19X           100%     150%       175%      250%
RATE
9%          $4.74     $6.85     $7.90    $10.01        $3.99     $5.98     $6.97     $9.96
11           4.43      6.40      7.38      9.35         3.72      5.58      6.51      9.31
13           4.14      5.98      6.90      8.75         3.48      5.22      6.09      8.70
15           3.88      5.60      6.46      8.19         3.26      4.89      5.70      8.15

         In addition, assuming a discount rate of 12%, Sandler O'Neill applied price/earnings multiples ranging from 9x to 19x to variations of Bank Plus' earnings projections. As illustrated in the following table, this analysis indicated an imputed range of values per share of Bank Plus common stock from $3.32 to $11.69 when varying earnings projections 25% lower and higher than the base case earnings projections.

                    EARNINGS PER SHARE MULTIPLES
EPS
VARIATION       9X            13X          15X        19X
(25)%         $3.32         $4.80        $5.54      $7.01
(10)           3.99          5.76         6.64       8.42
0              4.43          6.40         7.38       9.35
10             4.87          7.04         8.12      10.29
25             5.54          8.00         9.23      11.69


         Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

         BREAKUP ANALYSIS. Sandler O'Neill calculated a low and high per share value of Bank Plus based on the estimated values of its component assets and liabilities. For purposes of this analysis, Sandler O'Neill assumed an aggregate value equal to the tangible stockholder's equity of Bank Plus as of March 31, 2001, as adjusted to reflect an estimated range of values for net earnings through September 30, 2001, transaction costs, premiums paid to retire existing senior notes, deposit premiums, mark to market adjustments on the loan portfolio, tax loss carryforwards, contingent liabilities and proceeds from the assumed exercise of stock options. To derive a per share value, Sandler O'Neill divided the aggregate adjusted value by an assumed number of fully diluted shares of Bank Plus common stock outstanding, ranging from 19.9 million to 20.3 million. This analysis indicated an imputed range of values per share of Bank Plus' common stock of $5.64 to $8.20.

         Sandler O'Neill noted that the results of this analysis were highly dependent on the numerous assumptions that must be made, and that the results thereof were not necessarily indicative of actual values that might be achieved in a sale or other disposition of any of the component assets or liabilities.

         In connection with rendering the opinion included as an exhibit to this proxy statement, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its June 2, 2001 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the other factors considered in rendering its opinion.

         Bank Plus has agreed to pay Sandler O'Neill a transaction fee of approximately $1.47 million in connection with the merger, of which approximately $147,277 has been paid with the balance payable upon closing of the merger. Sandler O'Neill has also received a fee of $100,000 for rendering its opinion, which will be credited against that portion of the fee due upon the closing of the merger. Bank Plus has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement up to a maximum of $25,000 and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

         Since November 2, 2000, Sandler O'Neill has provided general investment banking services to Bank Plus, for which it receives semi-annual retainer fees of $50,000. Sandler O'Neill has in the past provided, and from time to time in the future may provide, investment banking services to FBOP unrelated to the merger, for which it received, or will receive, its customary compensation. In addition, in the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Bank Plus and FBOP and may actively trade the debt and/or equity securities of Bank Plus and FBOP and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

REGULATORY APPROVALS

         In order for the merger to occur, pursuant to the Bank Holding Company Act, the Board of Governors of the Federal Reserve System (to whom we refer in this proxy statement as the "Federal Reserve Board") must approve the acquisition of Bank Plus by FBOP, because as a result of the merger, FBOP, a registered bank and savings institution holding company, will acquire control of Bank Plus, a unitary savings and loan holding company, as well as Fidelity Federal Bank, FSB, a federal savings bank. FBOP will file an application for such approvals. The merger may not be consummated unless FBOP obtains these approvals. In addition, there is a 30-day waiting period after the Federal Reserve Board approves the transaction (which the Federal Reserve Board may, in its discretion, shorten to 15 days) before the merger can become effective.

         Regulatory approval of an application means that it has satisfied the statutory and regulatory standards required for such approval. It does not mean, and should not be understood to imply, that the merger or the merger consideration that will be paid to Bank Plus stockholders in the merger is necessarily fair to them from a financial standpoint.

         Gateway, our subsidiary, is a member of the National Association of Securities Dealers (to whom we refer in this proxy statement as the "NASD") and is subject to the rules of the NASD. Pursuant to NASD Rule 1017, Gateway is required to file an application for approval of change of ownership with the NASD at least 30 days prior to the consummation of any transaction that would result in the direct or indirect acquisition of Gateway. However, the merger may be consummated prior to the conclusion of the NASD approval proceeding. Gateway will file this application with the NASD prior to the closing.

         It is a condition to FBOP's obligations to consummate the merger that all requisite regulatory approvals are obtained and all such approvals not contain conditions that could lead to a material adverse effect on FBOP or Bank Plus. See "Merger Agreement--Conditions to Closing."

CAPITAL REQUIRED FOR THE MERGER

         FBOP anticipates funding the acquisition out of existing capital and operating earnings and through the issuance of additional securities.

TERMINATION OF REGISTRATION

         Current Bank Plus stockholders will not have an opportunity to continue their equity interest in Bank Plus after the merger. Upon completion of the merger, our common stock will no longer be quoted on the Nasdaq National Market, trading information will no longer be available and the registration of our common stock under the Securities Exchange Act of 1934, as amended (to which we refer in this proxy as the "Exchange Act"), will be terminated.

APPRAISAL RIGHTS

         Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to have an appraisal of the fair value of your shares conducted by the Delaware Court of Chancery. If you elect to exercise your dissenters' appraisal rights, you must strictly comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect your rights.

         The following is intended as a brief summary of the material provisions of the Delaware statutory procedures you must follow in order to perfect your dissenters' appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to
Section 262 of the Delaware General Corporation Law. If you wish to consider exercising your dissenters' appraisal rights, you should carefully review the text of Section 262 contained in Annex C, because if you do not timely and properly comply with the requirements of Section 262, you will lose your rights under Delaware law.

         Section 262 requires that we notify our stockholders at least 20 days before the date of the meeting to vote on the merger. We must include a copy of
Section 262 with that notice. This proxy statement constitutes our notice to you that you have dissenters' appraisal rights in connection with the merger.

         If you elect to demand appraisal of your shares of Bank Plus common stock, you must satisfy ALL of the following conditions:

                  1. You must deliver to us a written demand for appraisal of your shares of common stock before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

                  2. You must not vote in favor of the merger. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, will constitute a waiver of your dissenters' appraisal rights in respect of the shares of common stock so voted and will nullify any previously filed written demands for appraisal.

                  3. You must continuously hold your shares of Bank Plus common stock through the effective time of the merger.

         If you fail to comply with all of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Bank Plus common stock as provided for in the merger agreement, but will have no dissenters' appraisal rights with respect to your shares of common stock.

         All demands for appraisal must reasonably inform us of your identity and your intention to demand appraisal of your shares of common stock. The demand should be executed by, or on behalf of, the record holder of the shares of common stock and must be delivered to the following address prior to the time that the vote on the merger is taken at the meeting:

         Corporate Secretary
         Bank Plus Corporation
         4565 Colorado Boulevard
         Los Angeles, California  90039

         To be effective, a demand for appraisal must be made by or in the name of such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

         If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of such record owner.

         If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or other nominee to determine the appropriate procedures for making a demand for appraisal by such nominee.

         Section 262 provides that within 10 days after the effective date of the merger, FBOP must give written notice that the merger has become effective to each Bank Plus stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date of the merger, either FBOP or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. FBOP has advised us that it does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so. Accordingly, your failure to file such a petition within the period specified could nullify your previously written demand for appraisal.

         At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Bank Plus common stock. If you duly file a petition for appraisal and if a copy of the petition is delivered to FBOP, FBOP will be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation on them of the pendency of the appraisal proceedings; and if any stockholder fails to comply with this direction, the Court may dismiss the proceedings as to such stockholder.

         After determination of the stockholders entitled to appraisal of their shares of Bank Plus common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of this fair value, with interest accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

         In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of the shares of common stock as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement.

         Costs of the appraisal proceeding may be imposed upon FBOP and the stockholders participating in the appraisal proceeding by the Chancery Court, as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of common stock entitled to appraisal.

         After the effective date of the merger, if you have demanded appraisal rights, you will not be entitled to vote your shares of common stock subject to such demand for any purpose, or to receive payments of dividends or any other distribution with respect to such shares of common stock, other than with respect to payment as of a record date prior to the effective date of the merger. However, if you do not file a petition for appraisal within 120 days after the effective date of the merger, or if you deliver a written withdrawal your demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then your right to appraisal will cease and you will be entitled to receive the cash payment your shares of common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of FBOP and must, to be effective, be made within 120 days after the effective date of the merger.

         The requirements of Section 262 are technical and complex. If you wish to dissent from the merger and pursue you appraisal rights, you should consult you legal advisers.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a general summary of the material United States federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (to which we refer in this proxy statement as the "Code"), final and temporary regulations promulgated by the United States Treasury Department, judicial authorities, and current rulings and administrative practice of the Internal Revenue Service, as currently in effect, all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that our common stock is held as a capital asset by each holder and does not address all aspects of federal income taxation that might be relevant to particular holders of our common stock in light of their status or personal investment circumstances, such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, taxpayers who hold our common stock as part of a "straddle," "hedge" or "conversion transaction" or who have a "functional currency" other than the United States dollar or persons who have received our common stock as compensation or otherwise in connection with the performance of services of individuals. Further, this discussion does not address the state, local or foreign tax consequences of the merger.

         For United States federal income tax purposes, the merger of Acquisition Sub with and into Bank Plus will be treated as an acquisition by FBOP of all the outstanding stock of Bank Plus. Each holder of shares of our common stock will be treated as exchanging such shares for cash.

         The receipt of the cash payment by holders of our common stock will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share will be equal to the difference between the per share cash consideration and the holder's adjusted tax basis per share in our common stock. A holder's gain or loss from the exchange will be a capital gain or loss. This gain or loss will be long-term if the holder has held our common stock for more than twelve months prior to the merger. Under current law, net long-term capital gains of individuals are subject to a maximum federal income tax rate of 20% (not taking into account any phase-out of tax benefits such as personal exemptions and certain itemized deductions) whereas the maximum federal income tax rate on ordinary income and net short-term capital gains (i.e., gain on capital assets held for not more than twelve months) of an individual is currently 39.1% (not taking into account any phase-out of tax benefits such as personal exemptions and certain itemized deductions). For corporations, capital gains and ordinary income are taxed at the same maximum rate of 35%. Capital losses are currently deductible only to the extent of capital gains plus, in the case of taxpayers other than corporations, $3,000 of ordinary income ($1,500 in the case of married individuals filing separate returns). In the case of individuals and other non-corporate taxpayers, capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations. In the case of corporations, capital losses that are not currently deductible may generally be carried back to each of the three years preceding the loss year and forward to each of the five years succeeding the loss year, subject to certain limitations.

         A holder of our common stock may be subject to backup withholding at the rate of 31% with respect to payments of cash consideration received pursuant to the merger, unless the holder (a) provides a correct taxpayer identification number (to which we refer in this proxy statement as a "TIN") in the manner required or (b) is a corporation or other exempt recipient and, when required, demonstrates this fact. To prevent the possibility of backup federal income tax withholding, each holder must provide the disbursing agent with his or her correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of our common stock who does not provide American Stock Transfer with his or her correct TIN may be subject to penalties imposed by the Internal Revenue Service, as well as backup withholding. Any amount withheld will be creditable against the holder's federal income tax liability. Bank Plus (or its agent) will report to the holders of our common stock and the Internal Revenue Service the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

         The foregoing discussion is for general information only and is not a complete description of all of the potential tax consequences that may occur as a result of the merger. You should therefore consult your tax advisors regarding the federal tax consequences of the merger, as well as the tax consequences arising under the laws of any state, local or other jurisdiction of the above described transactions.

                              THE MERGER AGREEMENT

         The following is a brief description of material terms of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement itself, a copy of which is attached as Annex A. You should refer to the full text of the merger agreement for details about the terms and conditions of the merger.

TERMS OF THE MERGER

         The merger agreement provides for a business combination in which Acquisition Sub, a wholly-owned subsidiary of FBOP, will be merged into Bank Plus. This transaction will result in Bank Plus becoming a wholly-owned subsidiary of FBOP.

         The directors and officers of Acquisition Sub before it is merged into Bank Plus will be the directors and officers of Bank Plus after the merger.

         As a result of the merger, except as provided below, each share of Bank Plus common stock issued and outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive cash in the amount of $7.25, subject to adjustment. If the merger is completed after December 31, 2001, FBOP will increase the per share merger consideration by paying interest on the merger consideration at the prime rate for the period from December 31, 2001 to the closing date. Holders of common stock for which dissenters' appraisal rights have been properly exercised will be entitled only to the rights granted by Section 262 of the Delaware General Corporation Law.

         Each outstanding and unexercised option granted under the Bank Plus Stock Option and Equity Incentive Plan that has not expired immediately prior to the effective time of the merger, whether or not it is vested, will be converted into the right to receive a cash payment equal to the positive difference, if any, of (a) the number of shares of common stock subject to the option multiplied by the per share cash consideration minus (b) the aggregate exercise price of such option.

WHEN THE MERGER WILL BE COMPLETED

         The closing of the merger will take place not more than 5 business days after the expiration of all applicable waiting periods in connection with required regulatory approvals and the satisfaction or waiver of all other conditions to the merger agreement, unless FBOP and Bank Plus agree to another date. On the date of the closing, a Certificate of Merger will be filed with the Delaware Secretary of State. The merger will become effective at the time stated in the Certificate of Merger.

         We currently expect to complete the merger in the 4th quarter of 2001. However, we cannot guarantee when or if the required approvals will be obtained. Furthermore, in general, either party may terminate the merger agreement if, among other reasons, the merger has not been completed on or before December 31, 2001. However, if failure to complete the merger by that date is due to FBOP's inability to obtain requisite regulatory approval and FBOP is not otherwise in breach of the merger agreement, the term of the agreement will automatically be extended to March 31, 2002, or in certain cases, upon FBOP's option, to as late as June 30, 2002. See the caption entitled "The Merger Agreement--Expenses and Termination Fee" beginning on page 46 for more information.

CONDITIONS TO THE MERGER

         The obligations of FBOP and Bank Plus to complete the merger are conditioned on the following:

         o        approval of the merger by the stockholders of Bank Plus;

         o receipt of all required regulatory approvals, consents and waivers and the expiration of all applicable waiting periods;

         o no party in the merger being subject to any order, decree or injunction that enjoins or prohibits the consummation of the merger and no litigation or proceeding pending for the purpose of blocking the merger;

         o absence of any statute, rule, regulation, injunction or decree that prohibits or restricts the completion of the merger or would cause either party to suffer a material adverse effect as the result of the merger;

         o absence of any pending material proceedings initiated by the Securities and Exchange Commission (to whom we refer in this proxy statement as the "SEC") relating to the proxy statement;

         o the other party having performed in all material respects its obligations under the merger agreement and the other party's representations and warranties being true and correct as of the date of the merger agreement and as of the closing date, each except where the failure to perform or the failure of the representations and warranties to be true and correct would not have a material adverse effect on the other party.

         The obligation of FBOP to complete the merger is also conditioned on:

         o Bank Plus having obtained in all material respects, such consents of third parties as may be necessary to permit the merger, except where the failure to obtain such consents would not have a material adverse effect on Bank Plus;

         o absence of any conditions imposed by any necessary regulatory approvals or consents that would be applicable to FBOP and would cause a material adverse effect upon either Bank Plus or FBOP upon the consummation of the merger;

         o Bank Plus terminating its Amended and Restated Rights Agreement and neither Buyer, nor Acquisition Sub having been determined to be an "Acquiring Person" under that Rights Agreement; and

         o absence of any material adverse effect on Bank Plus prior to the effective date of the merger;

         In addition, the obligation of Bank Plus to complete the merger is conditioned on:

         o Bank Plus having received, within five days prior to the mailing of this proxy statement, a fairness opinion from Sandler O'Neill confirming that the consideration paid to Bank Plus in the merger is fair from a financial point of view to the stockholders;

         o absence of any event that has had or could reasonably be expected to have a material adverse effect on FBOP prior to the effective date of the merger; and

         o        FBOP's deposit of all merger consideration to the Paying
                  Agent.

         We cannot guarantee that all of the conditions to the merger will be satisfied or waived by the party permitted to do so. The parties may terminate the merger agreement under certain limited circumstances described under the caption "The Merger Agreement--Termination of the Merger Agreement" beginning on page 45.

CONDUCT OF BUSINESS PENDING THE MERGER

         Bank Plus has agreed that, until the completion of the merger, except as otherwise provided in the merger agreement, each of Bank Plus and its subsidiaries will:

         o conduct its business and maintain its books and records in the usual, regular and ordinary course, consistent with prudent banking practice, applicable law and any orders or directives that have been issued by the Office of Thrift Supervision;

         o use commercially reasonable efforts to maintain and preserve intact its business organization, business relationships and goodwill with account holders, borrowers, employees and others that have business relationships with Bank Plus or its subsidiaries;

         o use commercially reasonable efforts to keep in full force and effect all of its material permits and licenses;

         o use commercially reasonable efforts to maintain its insurance coverage;

         o perform its obligations under its material contracts and not become in material default on any such obligations;

         o maintain its assets and properties in good condition and repair, except for normal wear and tear and for changes in the ordinary course of business consistent with past practice;

         o promptly notify FBOP of any notification by a tax authority of a commencement of an audit or certain other tax related matters; and

         o make available to FBOP monthly unaudited consolidated balance sheets and consolidated income statements of Bank Plus within 25 days after the close of each calendar month.

         Further, except as otherwise provided in the merger agreement, until the completion of the merger, Bank Plus has agreed that, without the written consent of FBOP (which consent will not be unreasonably withheld or delayed), neither Bank Plus nor any of its subsidiaries will:

         o incur any indebtedness or material obligation or cancel, release or assign any material indebtedness of anyone, unless in the ordinary course of business consistent with past practice or except as set forth in the merger agreement;

         o dispose of any of its material assets or leases or make any capital expenditure, except as set forth in the merger agreement;

         o make any changes to the capital stock of Bank Plus and its subsidiaries, including options to acquire capital stock, encumber or dispose of the capital stock of Bank Plus and its subsidiaries, or declare or pay dividends, except as set forth in the merger agreement;

         o make any changes to any compensation or employment arrangements with directors, officers or employees, except as set forth in the merger agreement;

         o make any investment in equities or assets, or merge or consolidate with any third party, other than in the ordinary course of business consistent with past practice, except as provided in the merger agreement;

         o enter into, renew, terminate or materially change any material contract or agreement, except as provided in the merger agreement;

         o make, renegotiate, renew, increase, extend or purchase any loan, lease, advance, credit enhancement or other extension of credit, including extensions of credit to executive officers, directors or holders of 10% or more of the outstanding common stock of Bank Plus (or any affiliate of such person), or make any commitment in respect of any of the foregoing, except as provided in the merger agreement;

         o change any basic policies and practices of Bank Plus or Fidelity in any material respect, including changes in its method of accounting, except as provided in the merger agreement;

         o change any material aspect of the business or operations of Bank Plus, including entering into any new lines of business or ceasing to conduct any material lines of business, except as provided in the merger agreement;

         o settle any claim, action or proceeding involving any liability of Bank Plus or its subsidiaries or involving material restrictions upon the business or operations of Bank Plus or its subsidiaries, except as provided in the merger agreement. The merger agreement provides that a material adverse effect will not have occurred as a result of any settlement payments or judgments aggregating up to $5 million resulting from the litigation or arbitration matters identified as "Significant Matters" in the merger agreement;

         o amend its charter, bylaws or other similar governing documents;

         o grant anyone a power of attorney or similar authority, other than in the ordinary course of business;

         o take title to any non-residential real property without obtaining a prior Phase I environmental report;

         o        execute certain tax documents;

         o make application for the opening, relocation or closing of any, or open, relocate or close any branches, except as provided in the merger agreement;

         o agree to, or make any commitment to, take any of the actions listed above.

         FBOP has agreed that as provided in the merger agreement, prior to the completion of the merger, it will:

         o promptly form Acquisition Sub as a Delaware corporation and qualify it in any other jurisdiction in which qualification is necessary or advisable to consummate the merger and to cause it to become a party thereto;

         o cause Acquisition Sub to take all action necessary or appropriate to effect or facilitate the transactions contemplated by the merger agreement;

         o other than as required by applicable law, refrain from taking any action reasonably expected to adversely affect or delay the ability of any party to obtain any necessary governmental approvals, consents or waivers required in the merger agreement, or to perform its covenants or agreements on a timely basis under the merger agreement; and

         o not agree to, or make any commitment to, take any of the actions listed above.

         See Article III of the merger agreement, which is attached to this proxy statement as Annex A, for a more complete account of the restrictions on the conduct of business of FBOP and Bank Plus pending the merger.

REPRESENTATIONS AND WARRANTIES

         Both Bank Plus and FBOP have made certain customary representations and warranties to each other in the merger agreement relating to their businesses. For information on these representations and warranties, please refer to Article IV of the merger agreement attached as Annex A. The representations and warranties must be true and correct as of the date of the merger agreement and as of the date of the completion of the merger, except where a breach of a representation or warranty does not have a material adverse effect on the party making such representation or warranty.

COVENANTS OF BANK PLUS AND FBOP IN THE MERGER AGREEMENT

AGREEMENT NOT TO SOLICIT OTHER OFFERS

         The merger agreement prohibits Bank Plus directly or indirectly, from:

         o encouraging, soliciting, initiating or facilitating any acquisition proposal; or

         o entering into any agreements or participating in any way in discussions or negotiations with respect to any acquisition proposal with a third party. Acquisition proposal means any offer or proposal concerning any merger, consolidation or similar transaction involving, or any purchase of all or significant portion of the assets, deposits or any equity security of, Bank Plus or any of its subsidiaries, except as contemplated by the merger agreement.

         However, if the board of directors of Bank Plus determines that it is required to do so, because of its fiduciary duties to its stockholders, or by any regulatory authority, Bank Plus may, in response to an acquisition proposal that meets the requirements of the merger agreement, furnish information with respect to Bank Plus and its subsidiaries pursuant to a customary confidentiality agreement as described in the merger agreement, and participate in discussions with respect to such acquisition proposal. Upon the presentation of such acquisition proposal, Bank Plus will promptly notify FBOP of such proposal and its terms.

EMPLOYEE MATTERS

         FBOP and Fidelity will provide each person who is an employee of Bank Plus or its subsidiaries whose employment is retained by FBOP or Fidelity after the closing of the merger with benefits under the benefit and severance plans of FBOP on substantially the same basis as other similarly situated employees of FBOP. Each of such retained employees of Bank Plus or its subsidiaries will be eligible to participate immediately in such plans as specified in the merger agreement.

         Bank Plus will take any action necessary or reasonably requested by FBOP to terminate any plans maintained by it or on its behalf that cover employees and directors of Bank Plus, except for the Bank Plus 401(k) plan which will be merged with FBOP's 401(k) plan as contemplated by the merger agreement. With respect to employees with a satisfactory work record not covered by an employment agreement or a change-in-control agreement and who are terminated without cause within 6 months after the closing of the merger, FBOP will provide benefits under the related Bank Plus severance programs as more fully set forth in the merger agreement; provided, however, that FBOP may elect to provide any or all such employees with a cash payment in an amount sufficient to allow such employees to purchase equivalent benefits themselves.

         Following the merger, FBOP will expressly assume any obligations of Bank Plus and its subsidiaries under the employment, change-in-control and other agreements listed in the disclosure schedules to the merger agreement, upon the terms and with such possible alternatives as is set forth in the merger agreement.

         At the closing of the merger, Bank Plus will have delivered to FBOP the resignations of the members of the boards of directors of Bank Plus, Fidelity and their subsidiaries. Also, Mark Mason, Godfrey Evans, James Stutz, John Michel and Ronald Stoffers will be terminated after the closing of the merger agreement. For purposes of any employment agreement, severance, change-in-control or similar agreement of Bank Plus, any such termination will be considered termination without cause after a change of control.

INDEMNIFICATION AND INSURANCE

         FBOP has agreed to indemnify and hold harmless each director and officer of Bank Plus against liability and expenses arising out of matters existing or occurring at or before the consummation of the merger to the extent allowed under applicable law. For six years after the closing of the merger, FBOP will maintain the current directors' and officers' insurance and indemnification policy.

CERTAIN OTHER COVENANTS

         The merger agreement also contains other agreements relating to the conduct of the parties before consummation of the merger, including the following:

         o FBOP and Bank Plus will each promptly furnish to the other any information and provide access to the other as required by the merger agreement.

         o No press release or other public disclosure of matters relating to the merger will be made by either party without the prior consent of the other party.

         o Bank Plus will take all actions necessary to convene a meeting of its stockholders to vote on the merger. The Bank Plus board will recommend at its stockholder meeting that the stockholders vote to approve the merger.

         o FBOP and Bank Plus will each notify the other of any contract defaults or other events which would be likely to result in a material breach of its obligations under the merger agreement.

         o Bank Plus will notify FBOP of any regulatory examination review and any preliminary and final results of such examination review.

         o FBOP and Bank Plus each agreed that all information furnished by it or any of its subsidiaries for filing with regulatory authorities, will comply in all material respects to relevant provisions of applicable law and will not contain any untrue statements or omissions of material fact.

         See Article V of the merger agreement, which is attached to this proxy statement as Annex A, for a more complete account of the covenants made by each party in connection with the consummation of the merger.

TERMINATION OF THE MERGER AGREEMENT

         The merger agreement may be terminated prior to the completion of the merger, either before or after requisite stockholder approval, by:

         o the mutual consent of Bank Plus and FBOP in writing, if a majority of the board of directors of each so determines;

         o either party by written notice to the other if a required regulatory approval is denied or any government entity prohibits the merger or the consummation of the transactions contemplated by the merger agreement;

         o either party if any approval of the stockholders required for the consummation of the merger has not been obtained;

         o Bank Plus if its board of directors determines to accept a superior offer from a third party in accordance with the terms of the merger agreement;

         o either party if the other party makes a material misrepresentation, materially breaches a warranty or fails to fulfill a covenant that is not cured within a specified time, except where such misrepresentation, breach or failure would not have a material adverse effect;

         o either party if a majority of its board of directors so determines, in the event that it becomes apparent that a condition to such party's obligation will not be satisfied, unless the failure to satisfy such condition is due to a breach by the party seeking to terminate; or

         o either party in the event that the merger is not consummated by December 31, 2001, unless FBOP has not obtained all requisite regulatory approvals but is not otherwise in breach of the merger agreement, in which case, the merger agreement will be automatically extended to March 31, 2002. Under certain circumstances, FBOP may further extend such termination date for the period of time, and upon deposit of additional money, as specified in the merger agreement.

EXPENSES AND TERMINATION FEE

         Except as otherwise specifically provided in the merger agreement, each party will pay its own costs and expenses incurred in connection with the merger.

         In general, if either party breaches the merger agreement, the non-breaching party's sole remedy is to terminate the merger agreement (assuming such breach would otherwise allow the party to terminate the agreement) and receive from the breaching party all of its reasonable out-of-pocket expenses incurred in connection with the proposed transactions since March 1, 2001. Such expenses must be paid within ten days of the termination of the merger agreement and are limited to a maximum of $1,500,000. However, there is no limitation on the liability of a party in the case of that party's willful breach of the merger agreement, and there is no limit on FBOP's liability for damages, if FBOP breaches its covenant to have adequate funds and sufficient regulatory capital to consummate the merger.

         Bank Plus will pay to FBOP $5,000,000 if the merger agreement is terminated in connection with the acceptance, announcement or signing of a superior proposal. This termination fee will be paid to FBOP in cash not later than 5 business days after Bank Plus enters into an agreement with respect to such superior proposal. However, if Bank Plus determines, in its reasonable discretion, that payment of the full amount of this termination fee in cash would be likely to reduce Fidelity's capital for regulatory purposes to a level that would not provide a reasonable cushion above the amount necessary to remain "well capitalized" under OTS regulations, then it has the option to pay some or all of the termination fee in shares of outstanding preferred stock of Fidelity currently held by Bank Plus. Any payment in the form of preferred stock would be paid to FBOP no later than 20 business days after the termination of the merger agreement in connection with Bank Plus' acceptance of a superior proposal.

         In connection with the execution of the merger agreement, FBOP deposited $5,000,000 into an escrow account pursuant to an escrow agreement by and among FBOP, Bank Plus and Wells Fargo Bank, N.A., as the escrow agent. If the term of the merger agreement has been automatically extended to March 31, 2002, FBOP has an option to extend the termination date for up to three additional one-month periods if regulatory approval still hasn't been obtained by March 31, 2002 and if FBOP is still not otherwise in breach of the merger agreement. As a condition to extending the term of the merger agreement, FBOP must deposit an additional $1,000,000 into the escrow account for each such one-month extension. If the merger is completed, the escrowed funds will be used as part of the total merger consideration. If the merger agreement is terminated as the result of FBOP's failure to obtain regulatory approval, then the escrow funds, including interest accrued and earnings thereon, will be distributed to Bank Plus.

CHANGING THE TERMS OF THE MERGER AGREEMENT

         Before the completion of the merger, Bank Plus and FBOP may agree in writing to amend or modify any provision of the merger agreement, and any provision of the merger agreement may be waived by the party benefited by the provision. However, after the vote by the stockholders of Bank Plus, no amendment may be made that would contravene any provisions of the Home Owners Loan Act of 1933, as amended, or any applicable law.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the merger, you should be aware that our directors, officers and certain members of management have interests in the merger in addition to their interests solely as stockholders of the Bank Plus, as described below.

INDEMNIFICATION

         The merger agreement provides that our officers and directors will have rights to indemnification for all acts or omissions occurring prior to the merger to the extent currently available under our certificate of incorporation and by-laws. For six years after the merger, FBOP will provide officers' and directors' liability insurance to such persons for acts and omissions occurring before the merger. The SEC advises that indemnification for securities law violations is against public policy and may be unenforceable.

INTERESTS OF OUR OFFICERS AND DIRECTORS IN THE MERGER

         The following table describes the interests in the merger of each person who is or has been a director or executive officer of Bank Plus at any time since January 1, 2000. The table omits interests arising from the ownership of our securities where the security holder will receive no extra or special benefit not shared on a pro rata basis by all other holders of the same class. All information in this table assumes that the per share merger consideration is $7.25 and that the merger is closed on or prior to December 31, 2001.

                                                   COMPENSATION TO BE RECEIVED AT CLOSING OF THE MERGER
                                                                       IN RESPECT OF
                                                   ------------------------------------------------------   BONUS TO BE
                                                                       DEFERRED           CHANGE OF          EARNED IN
                                                                         STOCK              CONTROL      RESPECT OF THE
NAME                               POSITION          OPTIONS(1)         UNITS(2)          BENEFITS(3)        MERGER(4)
---------------------------- --------------------- ---------------- ------------------ ------------------ ----------------
Norman Barker, Jr.           Director                $   19,141         $  104,661         $  134,333               --
Irving R. Beimler            Director                    19,141            304,667                 --               --
Steven M. Ellis              Director                    13,125            109,316                 --               --
Victor H. Indiek             Director                    19,141            340,627                 --               --
Thomas E. King               Director                    13,125            140,563                 --               --
Robert W. Medearis           Director                    19,141            350,842                 --               --
Gordon V. Smith              Director                    19,141            770,037                 --               --
Jeffrey E. Susskind          Director                    13,125            125,048                 --               --
Mark K. Mason                Vice Chairman,
                             President and CEO
                             of Bank Plus,
                             Chairman and CEO of
                             Fidelity                 1,993,750                 --          3,090,681       $  450,200
James E. Stutz               Director of
                             Fidelity, President
                             and COO of Fidelity      1,062,500                 --          2,245,970          288,800


                                       46



Godfrey B. Evans             EVP, CAO and
                             General Counsel of
                             Bank Plus and
                             Fidelity                   859,375                 --          1,325,776          230,000
John M. Michel               EVP and CFO of Bank
                             Plus and Fidelity          859,375                 --          1,173,096          200,000
Ronald A. Stoffers           EVP and CCO of
                             Fidelity                   200,000                 --            616,262          170,000

-------------
(1) Upon consummation of the merger, all outstanding options, regardless of vesting, will be settled in cash for an amount equal to the product of the number of shares included in the option times the positive difference, if any, between the respective exercise price and the per share merger consideration. The information in this table does not give effect to the 2,500 options that will be granted, on the date of the annual meeting, to each non-employee director pursuant to the Bank Plus' Stock Option and Equity Incentive Plan. See the discussion under the caption "Executive Compensation--Director Compensation" beginning on page 62 for more information.

(2) Non-employee directors receive their annual retainers and meeting fees in the form of grants of deferred stock units based on the market value of Bank Plus' stock on the day the fees are earned. These units are settled in cash upon the director's resignation or retirement from the board, based on the market value of Bank Plus' common stock on the date of resignation or retirement. See the discussion under the caption "Executive Compensation--Director Compensation" beginning on page 62 for more information. Upon consummation of the merger, all directors will resign, and their deferred stock units will be paid based on the per share merger consideration. The information disclosed here takes into consideration all annual retainers and meeting fees earned through June 30, 2001. The additional amounts to be paid with regards to fees earned from June 30, 2001 until the consummation of the merger will be dependent on the amount of fees earned and changes in the market price of Bank Plus' common stock.

(3) Change in control benefits for each non-employee director represents the lump sum benefit payable following a change in control under the Non-Employee Director Retirement Plan, to directors that are vested in that plan. See the discussion under the caption "Executive Compensation--Director Compensation" beginning on page 62 for more information. Change in control benefits disclosed for each executive officer are based on an estimate of the amount that will be payable under the respective employment contract and assumes that the officer's employment is terminated concurrently with the closing of the merger. If the merger closes in 2002, these amounts will be subject to increase or decrease as a consequence of annual bonuses paid for 2001, which will then be used in the computation of change of control benefits. See below under "Executive Compensation--Employment Contracts with Executive Officers; Termination of Employment and Change of Control Arrangements" beginning on page 59 for more information. These amounts also include the contractual entitlement to gross-up for excise taxes assessed under income tax rules pertaining to "excess parachute payments" which are estimated to be $1.6 million for Mr. Mason, $1.1 million for Mr. Stutz, $0.7 million for Mr. Evans, $0.6 million for Mr. Michel and $0.3 million for Mr. Stoffers.

(4) These amounts represent bonuses to be paid to the executive officers upon the consummation of the merger under their employment contracts. See the discussion under the caption "Executive Compensation--Employment Contracts with Executive Officers; Termination of Employment and Change of Control Arrangements" beginning on page 59 for more information. The executive officers would be entitled to this bonus even if the merger is consummated after December 31, 2001. If the merger were consummated after December 31, 2001, the bonus amounts included in this schedule would be reduced by the amount of any 2001 bonuses paid prior to the consummation of the merger.

         In addition to "change of control" benefits, the employment agreements provide that the employee's medical benefits will continue for a certain period after termination following a change in control.

FEES PAYABLE TO OUR FINANCIAL ADVISOR

         Contingent upon consummation of the merger, we have agreed to pay an aggregate transaction fee of equal to 1% of the aggregate consideration payable to Sandler O'Neill. Assuming a per share consideration of $7.25, this fee will be $1,472,770. As of June 30, 2001, we have paid Sandler O'Neill $247,277 of this fee. In addition, we have agreed to pay Sandler O'Neill a $50,000 retainer fee every six months, plus reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services. We have agreed to indemnify Sandler O'Neill and its respective directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of their rendering of services under their engagement as financial advisors. See "The Proposed Merger--Opinion of Our Financial Advisor" beginning on page 26 for more information.

                              ELECTION OF DIRECTORS

         At the annual meeting, you will be asked to vote on the election of three directors to our board. The three nominees receiving the highest number of votes at the annual meeting will be elected directors. To fill these three board positions, the enclosed proxy, unless indicated to the contrary, will be voted FOR the nominees listed below and on the enclosed proxy card.

         Set forth below are the names of the persons nominated by the board of directors for election as directors at the annual meeting. Your proxy, unless otherwise indicated, will be voted FOR the re-election of Messrs. Norman Barker, Jr., Mark K. Mason, and Gordon V. Smith to serve until the merger is consummated or until their successor is duly elected. For a description of each nominee's principal occupation and business experience during the last five years and present directorships, please see the following section entitled "Election of Directors--Nominees for Director at the 2001 Annual Meeting" beginning on page 51.

         We have been advised by each nominee named in this proxy statement that he is willing to be named as such herein and is willing to serve as a director if elected. However, if any of the nominees should be unable to serve as a director, the enclosed proxy will be voted in favor of the remainder of those nominees not opposed by the stockholder on such proxy and may be voted for a substitute nominee selected by the board of directors.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MESSRS. NORMAN BARKER, JR., MARK K. MASON, AND GORDON V. SMITH AS DIRECTORS OF BANK PLUS.

DIRECTORS

         The following table sets forth the names and certain information with respect to the three persons nominated by the board of directors for election as directors of Bank Plus at the annual meeting and each other director of Bank Plus who will continue to serve as a director after the annual meeting.

                                       FOR TERM    DIRECTOR
NOMINEES FOR DIRECTOR           AGE  TO EXPIRE(2)   SINCE     POSITIONS HELD WITH BANK PLUS AND FIDELITY
---------------------------------------------------------------------------------------------------------------------
Norman Barker, Jr.              78       2004        1994     Director of Bank Plus
Mark K. Mason                   42       2004        1998     Vice Chairman, President and CEO of Bank Plus,
                                                              Chairman and Chief Executive Officer of Fidelity
Gordon V. Smith                 68       2004        1996     Chairman and Director of Bank Plus

CONTINUING DIRECTORS
--------------------
Irving R. Beimler(1)            54       2003        1999     Director of Bank Plus and Fidelity
Steven M. Ellis(1)              43       2003        2000     Director of Bank Plus
Victor H. Indiek                63       2002        1999     Director of Bank Plus and Fidelity
Thomas E. King(1)               57       2002        2000     Director of Bank Plus
Robert W. Medearis              69       2002        1999     Director of Bank Plus
Jeffrey E. Susskind(1)          47       2003        2000     Director of Bank Plus

(1) See "Agreements with Certain Stockholder Groups" below for a description of agreements between certain stockholder groups and Bank Plus pursuant to which our board of directors agreed to nominate these directors.
(2)  All directors will resign upon consummation of the merger.

AGREEMENTS WITH CERTAIN STOCKHOLDER GROUPS

         Mr. Beimler was nominated to the board in 1999, for a term of one year, pursuant to two agreements with certain stockholder groups. One of the stockholder groups consisted of persons and entities affiliated with Hovde Financial, Inc. (to which we refer in this proxy statement as the "Hovde Group"). The other stockholder group consisted of entities affiliated with LaSalle Financial Partners, Inc. (to which we refer in this proxy statement as the "LaSalle Group"). The two agreements with the stockholder groups were filed as exhibits to our Report on Form 8-K dated March 26, 1999. Pursuant to these two agreements, and in consideration of our agreement to nominate Mr. Beimler to the board for a term of one year, the Hovde Group and the LaSalle Group agreed to withdraw notices of intent to nominate directors and propose resolutions at our 1999 annual meeting of stockholders, and agreed to forbear, until April 28, 2000, from taking or participating in various actions aimed at a change in control of Bank Plus.

         The agreements with the Hovde Group and the LaSalle Group expired on April 28, 2000, and were not renewed.

         In 2000, Mr. Beimler was renominated to our board for a term of three years, Messrs. Ellis and Susskind were nominated to our board for terms of three years, and Mr. King was nominated to our board for a term of two years, pursuant to two agreements with different stockholder groups. One of the stockholder groups consisted of persons and entities affiliated with Strome Partners, L.P. (to which we refer in this proxy statement as the "Strome Group"). The other stockholder group consisted of persons and entities affiliated with Tontine Management, L.L.C. (to which we refer in this proxy statement as the "Tontine Group"). The two agreements with these stockholder groups were filed as exhibits to our Report on Form 8-K dated March 31, 2000. Mr. King and Mr. Susskind were nominated in order to obtain the agreement from the Strome Group, while Mr. Ellis was nominated in order to obtain the agreement from the Tontine Group. Both the Strome Group and the Tontine Group conditioned their agreements on the renomination of Mr. Beimler. Under the agreements, the Strome Group and the Tontine Group agreed, for a term expiring April 30, 2001, to forbear from engaging or participating in various actions aimed at a change in control of Bank Plus.

         As of the date of this proxy statement, we have not entered into agreements extending or renewing the terms of the agreements with the Strome Group or the Tontine Group, and no other agreements with stockholder groups or other parties in respect of the selection of directors are in effect.

         Set forth below is certain information concerning the principal occupation and business experience of each of the persons listed in the table above during the past five years.

NOMINEES FOR DIRECTOR AT THE 2001 ANNUAL MEETING

         Norman Barker, Jr., served as Chairman of the Board of Fidelity from August 1994 until May 1996, and as Chairman of the Board of Bank Plus from May 1996 until July 1997. He was Chairman of the Board and Chief Executive Officer of First Interstate Bank of California until his retirement in 1986. He served as Chairman of the Board of Pacific American Income Shares, Inc., a bond fund, from 1974 until 1998. Mr. Barker also serves as a director of TCW Convertible Securities, Inc. and ICN Pharmaceuticals, Inc.

         Mark K. Mason was appointed Vice Chairman, President and Chief Executive Officer of Bank Plus and Chairman and Chief Executive Officer of Fidelity in October 1998 after having been appointed interim Chief Executive Officer in September 1998 after the resignation of the prior Chief Executive Officer. He has over 18 years of experience in accounting, finance, real estate and banking including serving as Executive Vice President and Chief Financial Officer of Fidelity between 1994 and 1995, leaving after the successful completion of a restructuring and recapitalization. Mr. Mason had returned to Bank Plus in May 1998 as its Executive Vice President and Chief Operating and Financial Officer prior to his appointment as Chief Executive Officer. Between 1995 and May 1998, Mr. Mason served as Executive Vice President and Chief Financial Officer of First Alliance Corporation, a mortgage banking firm. Prior to 1994, Mr. Mason served as a Senior Manager at Deloitte & Touche, an international public accounting firm and Executive Vice President and Chief Financial Officer of The Eadington Companies, a diversified company involved in real estate development, agriculture and lumber products. Mr. Mason is a Certified Public Accountant in the State of California.

         Gordon V. Smith joined the Fidelity Board in 1996 and was named Chairman of the Board of Bank Plus in July 1997. He is chairman, founder and principal stockholder of Miller & Smith, Inc., a diversified real estate investment and construction company in the Washington, D.C. area. Mr. Smith also serves as a director of Crown Northcorp, Inc., a real estate management company located in Columbus, Ohio. From 1987 until 1993, he served as Chairman of the Board and Chief Executive Officer of Providence Savings and Loan Association in Virginia.

CONTINUING DIRECTORS

         Mr. Beimler has served as Senior Vice President and Merchant Banking Manager at Hovde Capital, Inc., an investment banking firm located in Washington, D.C., since November 1997. From January 1996 through November 1997, Mr. Beimler was a self-employed consultant in Washington, D.C., providing litigation support, training course development and other consulting services for private companies and public agencies, including the Federal Deposit Insurance Corporation. From September 1994 through January 1996, Mr. Beimler served as Executive Vice President and Chief Credit Officer of The Riggs National Bank in Washington, D.C. From 1974 through 1994, Mr. Beimler was employed by Fleet Bank and predecessor institutions, serving as Executive Vice President and Chief Credit Officer of Fleet Bank of New York from 1990 through 1994.

         Mr. Ellis has served since 1997 on the board of directors of Century Capital Financial, Inc., the holding company of City National Bank of Kilgore, Texas. He also currently serves as stockholder, director and advisor of The Winebroker, Inc., a broker of fine wines. Mr. Ellis is currently Vice President, Treasurer, Secretary and Director of Davis BanCorporation, Inc., a bank holding company headquartered in Davis, Oklahoma that owns 100% of the common stock of First National Bank of Davis, Oklahoma. From 1990 to 1996, Mr. Ellis served as Senior Vice President, Treasurer, Director and One-Third Owner of CAI Corporation, a privately held investment corporation specializing in investments in publicly traded thrifts, banks and other equities. From 1990 to 1993, Mr. Ellis was Chief Executive Officer of Mortgage Innovations, Inc., a consulting firm specializing in financial, operational and valuation consulting services to the mortgage banking, thrift and banking industries.

         Mr. Indiek has over 35 years experience in the financial services and real estate industries. He currently runs his own consulting firm, Indiek Realty, in Newport Beach, California which was started in 1995. Previously, from 1998 through 2000 he was President of Brennan Enterprises, LLC a real estate investment firm located in San Francisco. He served as Executive Vice President of Kennedy-Wilson International from 1989 until 1995. Before then, Mr. Indiek had extensive experience as an executive officer of several financial institutions, including as Executive Vice President and Chief Financial Officer of FCA/American Savings & Loan Association from 1983 until 1988. Mr. Indiek served as one of the original executive officers of Federal Home Loan Mortgage Corporation (Freddie Mac) from 1970 to 1977, and was its President and Chief Executive Officer from 1974 through 1977.

         Mr. King has served as principal of Business Solutions Consulting, focusing on general business advice, strategies and planning, from July 1998 through November 1999, and from May 2001 through the present. From November 1999 through May 2001, he was Regional Vice President for SOS Staffing Services, Inc., which is a staffing solutions company. From July 1997 to July 1998, Mr. King was Executive Vice President and Chief Operating Officer of Fullerton Community Bank. From June 1994 to September 1996, Mr. King was President, Chief Executive Officer, and Director of Bank of Southern California. From April 1992 to April 1994, Mr. King was President, Chief Executive Officer and Director of CapitolBank Sacramento. Mr. King was an officer with various positions and responsibilities at Security Pacific National Bank and its affiliates from 1969 to 1992.

         Mr. Medearis is the President, Chief Executive Officer and co-owner of Chalice Investment, Inc., a company engaged in joint ventures and related entrepreneurial and international management consulting activities in the former Soviet Union, primarily the Republic of Georgia, since 1992. Since 1980, Mr. Medearis has served as a director of eight companies, both private and public, in the engineering, real estate and banking industries. He was a member of the board of directors of Commerce Security Bank in Sacramento from 1991 through 1997 and was the founder of Silicon Valley Bank and served as its Chairman from 1983 until 1989. Mr. Medearis is currently a director of Sherman Homes, a homebuilder in Bellevue, Washington, TecHarmonic, a firm engaged in the production of abatement equipment for Silicon Valley wafer production, and is the Chairman of Design Power, Inc., a Silicon Valley software company. Mr. Medearis was a Consulting Professor at the Graduate School of Construction Management, Stanford University, from 1969 until 1998, and is currently a Consulting Professor at the School of Management, University of California, Davis.

         Mr. Susskind has served since 1999 as a consultant with Strome Investment Management, L.P. and from 1992 through 1998 as a principal in its predecessor company Strome, Susskind Investment Management, L.P. From 1991 to 1998, Mr. Susskind served as a director of Sheridan Energy, Inc. and from 1998 to 1999 as its Chairman of the Board. Mr. Susskind is a director of RB Asset, Inc., a real estate company. Mr. Susskind received a law degree from the University of Michigan Law School in 1979.

EXECUTIVE OFFICERS

         Set forth below are our executive officers (other than Mr. Mason--see "Nominees for Director at 2001 Annual Meeting" above), together with the positions currently held by those persons.

NAME                    AGE   POSITION HELD WITH BANK PLUS AND FIDELITY
-------------------------------------------------------------------------------------------------------------
James E. Stutz          58    President, Chief Operating Officer and Director of Fidelity
Godfrey B. Evans        47    Executive Vice President, Chief Administrative Officer and General Counsel of
                              Bank Plus and Fidelity
John M. Michel          42    Executive Vice President and Chief Financial Officer of Bank Plus and Fidelity
Ronald A. Stoffers      39    Executive Vice President and Chief Credit Officer of Fidelity

         Mr. Stutz joined Fidelity in 1994 as Executive Vice President, Retail Banking. Mr. Stutz was named President of Fidelity in June 1996, its Chief Operating Officer in July 1997 and became a director of Fidelity in October 1997. Prior to joining Fidelity, Mr. Stutz served as Executive Vice President and Chief Operating Officer, Consumer Banking, of HomeFed Bank from 1985 to 1994, where he was responsible for a 215 branch network. Mr. Stutz was also Chairman, President and Chief Executive Officer of Columbus Savings, a wholly-owned subsidiary of HomeFed Corporation, where he was responsible for the consolidation of several savings institutions and the subsequent merger of the company into HomeFed Bank.

         Mr. Evans joined Fidelity as Senior Vice President and Senior Corporate Counsel in 1987 and has been General Counsel of Fidelity since 1989 and of Bank Plus since its formation. He served as Corporate Secretary of Fidelity from 1990 until 1999 and of Bank Plus from its formation in 1996 until 1999, and resumed serving as Corporate Secretary in 2000. Mr. Evans became an Executive Vice President of Fidelity in 1994. He was appointed Chief Administrative Officer of Bank Plus and Fidelity in November 1998. Mr. Evans is a member of the State Bar of California.

         Mr. Michel, a certified public accountant, was appointed Executive Vice President and Chief Financial Officer of Bank Plus Corporation and Fidelity Federal Bank in November 1998. He has over 20 years of experience in accounting and finance, including serving as Senior Vice President and Director of Planning at Fidelity from June 1998 to November 1998 and from March 1995 to April 1996. From April 1996 until June 1998, Mr. Michel served as Vice President of Finance for First Alliance Corporation, a mortgage banking firm. Mr. Michel served as Vice President Accounting at the Akins Companies, a residential real estate development company, from 1989 until 1995. Prior to 1989, Mr. Michel served as a senior manager at Deloitte & Touche, a national public accounting firm.

         Mr. Stoffers joined Fidelity in June 1998 as Senior Vice President and Chief Credit Officer. He was promoted to Executive Vice President and Chief Credit Officer of Fidelity in November 2000. Mr. Stoffers came to Fidelity from Sanwa Bank California, where he worked from 1993 to 1998 and served as its Vice President and Manager of Credit Policy and Portfolio Management. Prior to that, from 1990 to 1993, Mr. Stoffers served as a Senior Vice President at The Secura Group, where he provided advisory services to clients on matters relating to credit process, credit risk management, loan review, due diligence, credit policies, credit strategy development and training. Prior to that Mr. Stoffers served as a manager at Deloitte and Touche and as an Associate National Bank Examiner at the Comptroller of the Currency.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

         Mr. Mason was a member of the board of directors and the Executive Vice President and Chief Financial Officer of First Alliance Corporation and First Alliance Mortgage Company from November 1995 until his resignation in May 1998. Mr. Michel was Vice President of Finance of FAMCO from April 1996 until his resignation in June 1998. First Alliance Corporation and First Alliance Mortgage Company filed for protection under Chapter 11 of Bankruptcy code in March 2000.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following Summary Compensation Table sets forth the compensation earned during the three years ended December 31, 2000 by our chief executive officer and the four other most highly compensated executive officers during 2000 who were serving as executive officers at December 31, 2000 (to which we refer in this proxy statement as the "Named Executive Officers"):

                                            ANNUAL COMPENSATION           SECURITIES
                                        ------------------------------     UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR  SALARY(1)    BONUS(1)         OPTIONS        COMPENSATION(2)
-----------------------------------------------------------------------------------------------------------------
Mark K. Mason (3)                        2000  $ 300,000  $  225,000          25,000(7)     $   5,100
     Vice Chairman, President and        1999    300,000     159,400              --            3,957
     CEO of Bank Plus                    1998    190,385     134,000         555,000(4)(7)        863
     Chairman and CEO of Fidelity

James E. Stutz                           2000  $ 288,800  $  144,400         250,000(6)     $   4,504
     President and COO of Fidelity       1999    288,800     104,700         250,000(5)         4,800
                                         1998    299,908      50,000          32,250            3,900

Godfrey B. Evans                         2000  $ 230,000  $  120,800              --        $   4,019
     EVP, CAO and General                1999    230,000      80,500              --            4,295
     Counsel of Bank Plus                1998    219,277      50,000         250,000(4)         3,763
     and Fidelity

John M. Michel                           2000  $ 198,846  $   95,000              --        $   5,097
     EVP and CFO of Bank Plus            1999    185,000      64,800              --            4,800
     and Fidelity                        1998     81,923      50,000         250,000            2,800

Ronald A. Stoffers                       2000  $ 154,308  $   66,600          50,000        $   2,549
     EVP and CCO of Fidelity             1999    150,000      21,300           8,000            1,212
                                         1998     89,423      35,000              --               --
--------

(1) Amounts shown include cash compensation earned and received by the executive officer as well as amounts earned but deferred at the election of those officers under our Deferred Compensation Plan. Bonuses are presented in the period earned and may have been paid in subsequent years. Amounts in the "Salary" column for 1998 reflect 27 two-week pay periods, instead of the usual 26 pay periods.
(2) "Other Compensation" consists of our matching contributions to our 401(k) Plan.
(3) Mr. Mason became Executive Vice President and Chief Financial Officer effective May 11, 1998, and was named Chief Executive Officer of both Bank Plus and Fidelity effective October 28, 1998. Mr. Mason's 1998 bonus was paid pursuant to the terms of his agreement with Bank Plus entered into at the time he was hired as Chief Financial Officer in May 1998.
(4) Includes options cancelled and reissued at a new exercise price of $3.8125 per share.
(5) Includes 201,000 options cancelled and reissued at a new exercise price of $6.00 per share.
(6) Represents options cancelled and reissued at a new exercise price of $3.00 per share. See "Stock Option Grants in 2000" below.

(7) In 1998, in connection with his appointment as Chief Executive Officer, Mr. Mason was granted 580,000 options to purchase Bank Plus common stock under our Stock Option and Equity Incentive Plan. In order to facilitate the issuance of stock options to other managers hired in 1999, Mr. Mason agreed with Bank Plus to surrender 25,000 of his outstanding stock options temporarily until such time as sufficient shares became available under the Stock Option and Equity Incentive Plan to replace those options. We agreed to reinstate the options surrendered by Mr. Mason as soon as practicable at a grant price and terms to cause him to be in the same economic position as he would have been in if he had not surrendered the options. Pursuant to this agreement, the 25,000 options were reinstated on October 24, 2000.

STOCK OPTION GRANTS IN 2000

                                                                                         POTENTIAL MAXIMUM
                         NUMBER OF       PERCENT OF                                  REALIZABLE VALUE AT ASSUMED
                           SHARES       TOTAL OPTIONS                                ANNUAL RATES OF STOCK PRICE
                         UNDERLYING      GRANTED TO       EXERCISE                   APPRECIATION FOR OPTION TERM
                          OPTIONS       EMPLOYEES IN       PRICE/     EXPIRATION   ---------------------------------
         NAME             GRANTED        FISCAL YEAR       SHARE         DATE          5%(3)          10%(3)
--------------------------------------------------------------------------------------------------------------------
James E. Stutz            250,000(1)          74.2%     $3.0000(1)      1/26/10     $471,671(4)  $1,195,307(4)
Mark K. Mason              25,000(2)           7.4%      3.8125(2)     11/18/08       59,942(5)     151,904(5)
Ronald A. Stoffers         50,000             14.8%      3.2500        11/29/10      102,195         258,983
--------

(1)    Represents options repriced on January 26, 2000 from $6.00 to $3.00.
(2)    See note 7 under "Summary Compensation Table" above.
(3) In accordance with SEC rules, these columns show gains that might exist for the respective options, assuming the market price of our common stock appreciates from the date of grant over a period of ten years at the annualized rates of five and ten percent, respectively. If the stock price does not increase above the exercise price at the date of grant, realized value to the named executive from these options will be zero.
(4)    Measured from the repricing that occurred on January 26, 2000.
(5)    Measured from the original option grant date of November 18, 1998.

UNEXERCISED STOCK OPTIONS

         During 2000, none of the Named Executive Officers exercised any stock options. The following table provides information concerning unexercised options held by the Named Executive Officers as of the end of 2000:

                                SECURITIES UNDERLYING              VALUE OF UNEXERCISED
                                UNEXERCISED OPTIONS AT                  IN-THE-MONEY
                                       YEAR-END                     OPTIONS AT YEAR-END
            NAME              EXERCISABLE/UNEXERCISABLE          EXERCISABLE/UNEXERCISABLE
-----------------------------------------------------------------------------------------------------
Mark K. Mason                      145,000/435,000                             --/--(1)
James E. Stutz                      62,500/187,500                  $50,781/$152,344(2)
Godfrey B. Evans                    62,500/187,500                             --/--(1)
John M. Michel                      62,500/187,500                             --/--(1)
Ronald A. Stoffers                   2,000/ 56,000                        --/$28,125(3)
--------

(1) Based upon the difference between the option exercise price of $3.8125 per share and the closing price of the common stock on December 31, 2000 of $3.8125 per share.
(2) Based upon the difference between the option exercise price of $3.00 per share and the closing price of the common stock on December 31, 2000 of $3.8125 per share.
(3) Based upon the difference between the option exercise prices of $3.25 per share on 50,000 options and the closing price of the common stock on December 31, 2000 of $3.8125 per share.

         The options vest on a percentage basis based on the market price of Bank Plus common stock, per the following schedule:

             PERFORMANCE VESTING CRITERIA:
                  PER SHARE MARKET VALUE                VESTING
          ------------------------------------   ------------------------
                        $ 4.00                            10%
                          5.00                            25%
                          6.00                            40%
                          7.00                            55%
                          8.00                            70%
                          9.00                            85%
                         10.00                           100%

         The per share market value must average at the incremental price level for a rolling period of 20 business days to achieve the relevant vesting percentage. The options will become fully vested without regard to stock price in the event of the earlier to occur of a change in control or the seventh anniversary of the date of grant.

TEN-YEAR OPTION REPRICINGS

         The following table sets forth certain information with respect to our exchange of outstanding options with certain of its Named Executive Officers in 2000:

                                                                                              WEIGHTED LENGTH
                                                                         WEIGHTED               OF ORIGINAL
                                      NUMBER OF                          EXERCISE               OPTION TERM
                                     SECURITIES      MARKET PRICE OF  PRICE AT TIME             REMAINING AT
                                     UNDERLYING     STOCK AT TIME OF   OF REPRICING    NEW         DATE OF
                                  OPTIONS REPRICED    REPRICING OR         OR        EXERCISE   REPRICING OR
   NAME                DATE          OR AMENDED         AMENDMENT       AMENDMENT     PRICE       AMENDMENT
-----------------------------------------------------------------------------------------------------------------
James E. Stutz         1/26/00       250,000        $     3.00        $     6.00     $   3.00       114 months

RETIREMENT INCOME (DEFINED BENEFIT) PLAN

         Fidelity maintains a Retirement Income Plan which is a qualified, non-contributory defined benefit retirement plan. The Retirement Income Plan provides for monthly retirement payments or an actuarially equivalent lump sum to or on behalf of each covered employee or beneficiary upon retirement at age 65 or upon early retirement (i.e., the attainment of age 55 and the completion of 10 years of service) and, under certain circumstances, upon disability, death or other termination of employment, based upon the employee's average monthly salary and the aggregate number of years of service. Effective February 28, 1994, the Retirement Income Plan was suspended, thereby freezing benefits.

         The following table illustrates approximate annual benefits payable under the Retirement Income Plan at normal retirement age for various combinations of service and compensation:

AVERAGE FINAL COMPENSATION                                        YEARS OF SERVICE
---------------------------------------------------------------------------------------------------
                                                    15        20         25         30         35
                                                --------  --------   --------   --------   --------
  $   50,000.................................   $ 11,302  $ 15,069   $ 18,836   $ 22,603   $ 26,370
     100,000.................................     24,427    32,569     40,711     48,853     56,995
     150,000.................................     37,552    50,069     62,586     75,103     87,620
     200,000.................................     37,552    50,069     62,586     75,103     87,620
     250,000.................................     37,552    50,069     62,586     75,103     87,620
     300,000.................................     37,552    50,069     62,586     75,103     87,620
     350,000.................................     37,552    50,069     62,586     75,103     87,620
     400,000.................................     37,552    50,069     62,586     75,103     87,620


         Compensation under the Retirement Income Plan includes all regular pay, excluding overtime, commissions and bonuses, limited by the Internal Revenue Code Section 401(a)(17) compensation limit. The benefit amounts listed above were computed on a 10-year certain and life basis, which is the normal form under the plan, and are not subject to deduction for Social Security or other offset amounts.

         Mr. Evans has 7 years of credited service in the Retirement Income Plan. Mr. Mason, Mr. Stutz, Mr. Michel and Mr. Stoffers are not participants in the Retirement Income Plan.

EMPLOYMENT CONTRACTS WITH EXECUTIVE OFFICERS; TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

         We have entered into employment agreements with all of its Named Executive Officers. The agreements include terms and conditions relating to termination of employment and change in control of Bank Plus.

AGREEMENT WITH MR. MASON

         Mr. Mason and Bank Plus entered into an employment agreement dated as of October 28, 1998 (and since amended) that provides for Mr. Mason's employment as Vice Chairman, President and Chief Executive Officer of Bank Plus and Chairman and Chief Executive Officer of Fidelity, at an annual base salary of at least $300,000. Mr. Mason is eligible for annual incentive bonuses with a target range of 75% to 150% of base salary. Mr. Mason is also entitled to participate in our medical benefits, dental and 401(k) retirement plans available to all full time employees and in an executive medical and dental benefits plan available only to executive officers of Bank Plus.

         The term of the agreement expires on June 30, 2002. However, commencing on July 1, 2002 and thereafter at the end of each month, the term of the agreement will automatically be extended for one additional month unless and until the boards of either Bank Plus or Fidelity elect not to permit further extension. If a change of control of Bank Plus or Fidelity occurs during the term of the agreement, the agreement will continue in effect for a period of three years after the change in control.

         If Mr. Mason's employment is terminated prior to a change in control other than (i) for cause or (ii) because of death, disability or retirement, his employment agreement provides that he will receive, subject to certain limitations, his full base salary until the second anniversary of the date of termination, plus a lump sum payment equal to two times his average annual bonus during the prior two fiscal years. In the event Mr. Mason is terminated other than for cause within thirty-six months following a change in control, Mr. Mason will receive a lump sum payment in the amount of 2.99 times the sum of (1) his base salary at the time of the change in control, (2) his average annual bonus over the past three years and (3) an amount equal to the matching contribution he would have received under the Fidelity's 401(k) plan if he had made the maximum contribution under the plan during the year in which the change in control occurs. In addition, if Mr. Mason's employment is terminated within thirty-six months following a change in control, his health and welfare benefits will continue for three years, or until such earlier time that he receives equivalent benefits from a new employer or reaches the age of sixty-five. The agreement also provides for, under certain specified circumstances, the payment of an additional amount to cover excise taxes imposed by Section 4999 of the Internal Revenue Code as a result of the agreed payment being defined as an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code.

         A "change in control" is generally defined in Mr. Mason's agreement (and in the other executive employment agreements) as: (a) the acquisition of 50% or more of Bank Plus' voting stock by any "person" (as defined) with certain limited exclusions, (b) such time as directors who were added to the board without the approval of two-thirds of the incumbent directors or who were added to the board under the threat of a proxy contest constitutes 50% or more of the total directors (c) a merger or consolidation of Bank Plus with any "person" (as defined), other than a merger or consolidation of Bank Plus that results in Bank Plus 's stockholders no longer owning 50% or more of the surviving entity, or a sale of all or substantially all of Bank Plus 's assets, (d) a sale of all or substantially all of the assets of Fidelity or (e) a merger or other combination of Fidelity that results in Bank Plus ceasing to own more than 50% of the voting securities of Fidelity (or the surviving entity in such combination).

         Termination by Bank Plus because of death, disability, retirement or cause, or the executive's resignation (other than for "good reason" as described below) does not entitle the executive to any benefits under his employment agreement. Termination for "cause" requires either (i) a willful and continued failure to perform substantially all of his duties or (ii) gross negligence, dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit or willful violation of law. Termination for "good reason" means that the executive may terminate his own employment and still receive benefits under the agreement if (among other reasons listed in the agreement) (1) his status or position in Bank Plus has materially and adversely changed, (2) his base salary is reduced, (3) Bank Plus requires him to be based at an office more than thirty-five miles from his current office or (4) after a change in control, Bank Plus fails to continue any benefit plan in which he was participating prior to the change in control.

AGREEMENT WITH MR. STUTZ

         Mr. Stutz and Fidelity entered into an employment agreement dated January 26, 2000 (and since amended), that provides for Mr. Stutz's employment by Fidelity as its President and Chief Operating Officer at an annual base salary of at least $288,800. Mr. Stutz is eligible for incentive bonuses with a target range of 50% to 100% of base salary. Mr. Stutz is also entitled to participate in our medical benefits, dental and 401(k) retirement plans available to all full time employees and in an executive medical and dental benefits plan available only to executive officers of Bank Plus.

         The term of the agreement expires on July 31, 2003. However, on July 31, 2003, and on each July 31 thereafter, the term will be automatically extended for one additional year unless, at least ninety (90) days prior to that July 31 date, Fidelity has given notice that the agreement will not be extended. If a change of control of Bank Plus or Fidelity occurs during the term of the agreement, the agreement will continue in effect for a period of two years after the change in control.

         In the event of a change in control, Mr. Stutz is immediately entitled to a lump sum payment of three times his annual base salary, bonuses, and 401(k) matching contributions without regard to whether his employment is terminated following the change in control. Other terms and conditions in Mr. Stutz's employment agreement are substantially identical to those of Mr. Mason.

AGREEMENT WITH MR. EVANS

         Mr. Evans and Bank Plus entered into an employment agreement dated as of November 19, 1998 (and since amended), that provides for Mr. Evans' employment as Executive Vice President, Chief Administrative Officer, and General Counsel of Bank Plus and Fidelity, at an annual base salary of at least $230,000. Mr. Evans is eligible for annual incentive bonuses with a target range of 50% to 100% of base salary. Mr. Evans is also entitled to participate in our medical benefits, dental and 401(k) retirement plans available to all full time employees and in an executive medical and dental benefits plan available only to executive officers of Bank Plus.

         The term of the agreement expires on June 30, 2002. However, commencing on July 1, 2002 and thereafter at the end of each month, the term of the agreement will automatically be extended for one additional month unless and until the Boards of either Bank Plus or Fidelity elect not to permit further extension. If a change of control of Bank Plus or Fidelity occurs during the term of the agreement, the agreement will continue in effect for a period of two years after the change in control.

         Mr. Evans' benefits in the event of involuntary termination are substantially identical to those provided for Mr. Mason, except that the change in control benefit is triggered by a termination within twenty-four (24) months (rather than thirty-six (36) months) following a change in control, and his termination benefit is based on 2.0 (rather than 2.99) times his annual base salary, average bonus, and 401(k) matching contributions. Other terms and conditions in Mr. Evans' employment agreement are substantially identical to those of Mr. Mason.

AGREEMENT WITH MR. MICHEL

         Mr. Michel and Bank Plus entered into an employment agreement dated as of November 19, 1998 (and since amended), that provides for Mr. Michel's employment as Executive Vice President and Chief Financial Officer of Bank Plus and Fidelity, at an annual base salary of at least $185,000. Mr. Michel is eligible for annual incentive bonuses with a target range of 50% to 100% of base salary. Mr. Michel is also entitled to participate in our medical benefits, dental and 401(k) retirement plans available to all full time employees and in an executive medical and dental benefits plan available only to executive officers of Bank Plus.

         The term of the agreement expires on June 30, 2002. However, commencing on July 1, 2002 and thereafter at the end of each month, the term of the agreement will automatically be extended for one additional month unless and until the boards of either Bank Plus or Fidelity elect not to permit further extension. If a change of control of Bank Plus or Fidelity occurs during the term of the agreement, the agreement will continue in effect for a period of two years after the change in control.

         The general terms and conditions of Mr. Michel's employment agreement are substantially identical to those of Mr. Evans.

AGREEMENT WITH MR. STOFFERS

         Mr. Stoffers was promoted to Executive Vice President and Chief Credit Officer of Fidelity on November 29, 2000. In connection with that promotion, Mr. Stoffers and Fidelity entered into an employment agreement that is substantially identical to the employment agreements with Mr. Evans and Mr. Michel except in the following respects: base salary of at least $170,000; involuntary termination benefit prior to a change in control based on one year's base salary, bonus and 401(k) employer match; and involuntary termination benefit for termination after a change in control based on 1-1/2 year's base salary, average bonuses, and 401(k) employer match.

         The term of the agreement expires on November 29, 2002. However, on November 29, 2002, and on each November 29 thereafter, the term will be automatically extended for one additional year unless, at least ninety (90) days prior to that November 29 date, Fidelity has given notice that the agreement will not be extended. If a change of control of Bank Plus or Fidelity occurs during the term of the agreement, the agreement will continue in effect for a period of two years after the change in control.

DIRECTOR COMPENSATION

         BOARD RETAINER AND FEES. Directors receive no current cash compensation. Instead, all retainer and meeting fees described in the ensuing paragraph (other than reimbursement of expenses) are paid in the form of deferred stock units that are credited to the directors' deferred stock accounts when earned, and the value of such shares is paid in cash upon a director's retirement from the board.

         Directors earn an annual retainer of $30,000. Directors who serve on both the Bank Plus and the Fidelity boards earn an additional $5,000 annual retainer. Our chairman of the board earns an additional annual retainer of $60,000. Committee chairs earn an annual retainer of $3,000, except for the chairs of the audit committee of Bank Plus and the Credit Risk Committee of Fidelity, who each earn an annual retainer of $6,000. Meeting fees are $1,000 for board meetings and $850 for committee meetings. Participation in telephonic meetings are compensated for at the same rate as in-person meetings unless the meetings last less than 30 minutes, in which case meeting fees are earned at 50% of the normal rate. In addition, our chairman of the board receives cash payments of up to $500 per month to reimburse his secretarial and other administrative expenses related to the performance of his duties.

         NON-EMPLOYEE DIRECTOR RETIREMENT PLAN. Non-employee directors who (1) were initially elected prior to January 1, 1996, (2) have at least three years of board service and (3) have reached the age of 55 are eligible to participate in the Non-Employee Director Retirement Plan. Directors elected after January 1, 1996 are not eligible to participate in the Plan. Eligible directors, after termination from board service for any reason other than cause, are entitled to receive a quarterly payment equal to one quarter of their average annual compensation (including compensation for service on the board of any of Bank Plus' subsidiaries), including all retainers and meeting fees, received during their last three years of board service. Such payments commence at the beginning of the first fiscal quarter subsequent to termination and continue for a 3-year period. If a director's board membership is terminated for cause, no benefits are payable under this plan.

         If an eligible director's board membership is terminated within two years following the effective date of a change in control, then he or she shall be eligible for a lump sum payment in an amount that is the greatest of: (1) 150% times average annual compensation during the preceding 3-year period, (2) the sum of all retirement benefits payable under normal retirement provisions described in the preceding paragraph or (3) $78,000. This lump sum payment would be in lieu of, and not in addition to, the retirement benefits described in the preceding paragraph.

         Prior to becoming an employee of Bank Plus, Mr. Mason served as a non-employee director for just short of 36 months. As an employee he continued his service as a director and now has in excess of 36 months of service as a director. There is some uncertainty as to whether, under these circumstances, Mr. Mason is vested in the plan. On June 2, 2001, concurrently with our execution of the definitive agreement pertaining to the merger, Mr. Mason agreed to waive his interest in the plan subject to the following conditions: (i) the merger is closed; (ii) the per share merger consideration is not less than $7.25 per share; (iii) Mr. Mason remains employed in his current capacity through the closing of the merger; and (iv) Mr. Mason receives all of the benefits he is entitled to receive under his agreements with Bank Plus and the 2001 Annual Incentive Plan for Officers and Key Employees (a plan which is used to determine what portion of the "target" bonus provided in employment contracts will actually be paid).

         STOCK OPTION AND EQUITY INCENTIVE PLAN. On December 11, 1995, the board of directors of Fidelity adopted the 1996 Stock Option Plan and granted awards pursuant thereto to its non-employee directors subject to subsequent approval by Fidelity's stockholders. At a annual meeting held on February 9, 1996, Fidelity's stockholders approved the plan and in May 1996, Bank Plus assumed the plan in connection with the formation of Bank Plus. Accordingly, each of Bank Plus' and Fidelity's non-employee directors received options representing 23,000 shares of common stock. All such options were granted at an exercise price of $8.35 per share. Ten percent of the options granted to each non-employee director became exercisable immediately upon stockholder approval and another thirty percent became exercisable on each of the first, second and third anniversaries of such approval. On April 30, 1997, our stockholders approved certain amendments to and a restatement of the plan, which was renamed the Bank Plus Corporation Stock Option and Equity Incentive Plan. Among other things, the amended plan provides that each non-employee director of Bank Plus and Fidelity will receive automatic annual grants of options to purchase 2,500 shares of common stock, at an exercise price equal to the fair market value of the stock on the grant date, which will be fully vested and exercisable upon grant.

                             COMPENSATION COMMITTEE

COMPENSATION COMMITTEE REPORT OF EXECUTIVE COMPENSATION

         The annual report of the compensation committee is set forth below. The report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (to which we refer in this proxy statement as the "Securities Act"), or under the Exchange Act, except to the extent that we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such acts or regulations thereunder.

INTRODUCTION - COMMITTEE COMPOSITION

         The Joint Compensation/Stock Option Committee of the boards of directors of Bank Plus and Fidelity currently consists of five members who administer, review and make recommendations for full board approval of the components of directors and executive compensation of Bank Plus and Fidelity. Each committee member is an independent, non-employee director of either Bank Plus or Fidelity. From April 2000 to date, the committee members are Robert W. Medearis, Committee Chairman, Norman Barker, Jr., Thomas E. King, Gordon V. Smith, and S. Craig Tompkins (a director of Fidelity). The committee believes that the actions of the executive officers have the potential to impact the profitability and stockholder value of Bank Plus. Therefore, the committee places considerable importance on its task of designing and administering executive compensation plans.

OBJECTIVES OF EXECUTIVE COMPENSATION

         The objectives of our executive compensation program are to: (1) increase stockholder value, (2) improve the overall performance of Bank Plus,
(3) maximize the success of the banking unit directly impacted by the executive's performance, and (4) to attract, motivate and retain successful executive talent.

COMPENSATION PHILOSOPHY

         The general philosophy underlying our executive compensation program is to:

         o   Attract, retain and motivate high-performing executives.
         o Provide competitive levels of compensation consistent with achieving our goals.
         o   Reward superior performance.

         To ensure competitiveness, the committee reviews compensation levels of a peer group of financial institutions within a defined range of asset size, and considered as potential competitors for executive talent. Peer group comparative information is relevant; however, we also consider the unique challenges of our goals, individual performance and the importance of retaining executive management and other key employees.

COMPONENTS OF EXECUTIVE COMPENSATION

The three primary components of executive compensation are:

         o   Base Salary
         o   Annual Cash Incentive Plan
         o   Stock Incentive Plan

BASE SALARY

         Base salary has been designed to provide levels of compensation that are at or near market competitive ranges. Each year, the committee reviews the salary levels of the executive officers for external competitiveness, internal equity, individual contribution and other subjective factors; however, salary increases are generally administered in 18 month or longer cycles, excluding adjustments for promotions. In January 2000 Mr. Michel's base salary was determined to be below external competitive levels and therefore the committee recommended an eight percent (8%) increase to his base salary. Concurrent with Mr. Stoffers promotion to Executive Vice President and Chief Credit Officer of Fidelity in November 2000, his salary was increased to $170,000. There have been no increases to other executives' base salaries since 1998.

ANNUAL CASH INCENTIVE PLAN

         In recognition of the unusual challenges in 2000, we adopted an award philosophy that rewards both extraordinary individual efforts and outstanding quantifiable performance results.

         The target incentive award opportunities provided under the plan were 75% of base salary for the CEO and 50% of base salary for the President and EVPs. The plan also allowed for awards greater than target under certain circumstances.

         Corporate and individual incentive award goals are established at the beginning of the year for each executive. The Chief Executive Officer's incentive award opportunity is based 100% on the corporate goals. The President's and Executive Vice Presidents' incentive award opportunities are based 75% on corporate goals and 25% on individual goals.

         The corporate performance goals for 2000 were based on (1) adjusted income from core bank operations, (2) resolution of consumer and securities litigation, (3) the planned sales of deposits and resolution of credit card operations, (4) multi-family & commercial mortgage loan origination volume, and
(5) the maintenance or improvement of Fidelity's regulatory status.

STOCK INCENTIVE PLAN

         In December 2000, Mr. Ronald Stoffers, Chief Credit Officer was promoted to Executive Vice President and received a grant of 50,000 option shares as part of his promotion. In October 2000, 25,000 options were granted to Mr. Mason to replace an equal number of shares that Mr. Mason had surrendered to facilitate the hiring of other managers in 1999. We agreed to reinstate the options surrendered by Mr. Mason as soon as practicable at a grant price and terms to cause him to be in the same economic position as he would have been in if he had not surrendered the options.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The committee applies the same philosophy and methodology in determining the compensation of the Chief Executive Officer as with the President of Fidelity and EVPs as discussed in the section entitled "Compensation Committee--Compensation Philosophy" beginning on page 63.

         The Chief Executive Officer's compensation program consisted of a base salary of $300,000, with a target incentive award opportunity of 75% of base salary with a 100% corporate goal weighting. Under certain circumstances, this incentive award could increase to 150% of base salary.

         In evaluating the Chief Executive Officer's performance the committee weighted the first three corporate goals (adjusted income, litigation resolution, deposit sales & credit card operations resolution) more heavily than the remaining two goals (loan origination volume, regulatory status). The committee concluded that our management had significantly exceeded expectations for the first three goals, met expectations for the regulatory goal and fell short of the origination volume goal. Given this and the weightings attributed to these goals, the committee awarded Mr. Mason 100% of his target goals equating to 75% of his base salary, or $225,000.

         Mr. Mason's base salary has not changed since his hiring as Chief Financial Officer in May 1998.

         The following members of the compensation committee have furnished the foregoing report:

         Robert W. Medearis, Chairman
         Norman Barker, Jr.
         Thomas E. King
         Gordon V. Smith

STOCK PERFORMANCE GRAPH

         The performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts or regulations thereunder.

         The graph below compares the cumulative total stockholder return on Bank Plus' (or its predecessor's) common stock from March 31, 1997 to December 31, 2000 with the cumulative total return on a S&P 500 index and the Wall Street Journal Savings & Loan Index, in each case assuming the investment of $100 on March 31, 1997 at the closing price on that date and reinvestment of dividends. The measurement period with respect to which the comparisons are made corresponds to the period during which our common stock has been registered under Section 12 of the Exchange Act.


                  [Performance Graph for Bank Plus Corp here]

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth the shares of common stock beneficially owned as of July 12, 2001 by all directors and executive officers as a group, by each director, the Chief Executive Officer and the Named Executive Officers of Bank Plus:


                                      Shares of Common
                                            Stock             Shares             Total
                                        Beneficially        Underlying        Beneficial       Percent of
Name of Beneficial Owner                    Owned          Options (1)         Ownership      Common Stock
------------------------------------- ------------------ ----------------- ------------------ ------------
Norman Barker, Jr.                         1,250              33,000             34,250              *
Irving R. Beimler                          2,000               5,000              7,000              *
Steven M. Ellis                           40,100(2)            2,500             42,600              *
Victor H. Indiek                              --               5,000              5,000              *
Thomas E. King                                --               2,500              2,500              *
Robert W. Medearis                        10,000               5,000             15,000              *
Gordon V. Smith                          626,612(3)           10,000            636,612            3.3%
Jeffrey E. Susskind                           --               2,500              2,500              *
Godfrey B. Evans                          15,258             100,000            115,258              *
Mark K. Mason                             32,100             232,000            264,100              *
John M. Michel                                --             100,000            100,000              *
James E. Stutz                            28,531(4)          100,000            128,531              *
Ronald A. Stoffers                            --              23,200             23,200              *
                                      ----------         -----------         ----------       -----------
All directors and named executive
    officers as a group (13 persons)     755,851             620,700          1,376,551            7.1%
                                      ==========         ===========         ==========       ===========
----------

(1) Includes all unexercised options issued to non-employee directors and the vested portion of all unexercised options issued to Named Executive Officers as of July 12, 2001.
(2) 1,100 of these shares are registered in the names of members of Mr. Ellis' family, but Mr. Ellis holds or shares voting and investment power.
(3)    584,612 of these shares are registered in the name of Gordon V. and Helen
       C. Smith Foundation, a Section 501(3)(c) organization of which Mr. Smith is President. 29,200 of these shares are held in an IRA over which Mr. Smith has voting and investment power. 12,800 of these shares are held in Mr. Smith's spouse's IRA, over which Mr. Smith shares voting and investment power. The shares reported here do not include 23,087 shares held by close relatives of Mr. Smith over which Mr. Smith does not hold or share voting or investment power.
(4) 25,000 of these shares are held in an IRA over which Mr. Stutz has voting and investment power.
* Represents less than one percent of the outstanding shares of common stock.

SECURITY OWNERSHIP BY OTHERS


         The following table sets forth, as of July 11, 2001, (i) the name of each person we believe to be the beneficial owner of more than 5% of our outstanding common stock, (ii) the total number of shares of our common stock beneficially owned by each person and (iii) the percentage of our common stock outstanding held by each such person.

                                                               Shares of Common
                                                              Stock Beneficially     Percent of
       Name and Address of Beneficial Owner                       Owned (1)         Common Stock
       --------------------------------------------------------------------------------------------
       Eric D. Hovde                                               2,714,173(2)          14.0%
       Steven D. Hovde
       Financial Institution Partners, L.P.
       Hovde Capital, Inc.
       Financial Institution Partners II, L.P.
       Hovde Capital, L.L.C.
       Hancock Park Acquisition, L.P.
       Hancock Park Acquisition, L.L.C.
       Western Acquisition Partners, L.P.
       Western Acquisitions, L.L.C.
       Pacific Financial Investors, Ltd.
       1826 Jefferson Place, N.W.
       Washington, D.C. 20036

       Thomson Horstmann & Bryant, Inc.                            1,425,600(3)           7.3%
       Park 80 West, Plaza Two
       Saddle Brook, N.J. 07663

       Dimensional Fund Advisors Inc.                              1,320,300(4)           6.8%
       1299 Ocean Avenue
       Santa Monica, CA 90401

       Schneider Capital Management, L.P.                          1,216,117              6.3%
       460 East Swedesford Road
       Wayne, PA 19087

--------

(1) Except as otherwise indicated the persons listed as beneficial owners of the shares have the sole voting and investment power with respect to such shares.
(2) According to Forms 3 and 4 filed with the SEC by Messrs. Eric D. and Steven D. Hovde, they are deemed beneficial owners of 2,714,173 shares of our common stock by virtue of their positions as the controlling stockholder and director of the controlling member and/or managing member of Hovde Capital, Inc., the general partner of Financial Institution Partners, L.P., Hovde Capital, L.L.C., the general partner of Financial Institution Partners II, L.P., Hancock Park Acquisition, L.L.C., the general partner of Hancock Park Acquisition, L.P., Western Acquisitions, L.L.C., the general partner of Western Acquisition Partners, L.P. and Pacific Financial Investors, Ltd. Financial Institution Partners, L.P., Financial Institution Partners II, L.P., Hancock Park Acquisition, L.L.C., Western Acquisition Partners, L.P. and Pacific Financial Investors, Ltd. are the beneficial owners of 1,071,146, 808,976, 651,260, 140,000 and 42,791 shares of common stock, respectively.

(3) According to a Schedule 13G filed with the SEC, Thomson Horstmann & Bryant, Inc. has shared voting power with respect to 26,400 of these shares.
(4) According to a Schedule 13G filed with the SEC, Dimensional Fund Advisors, Inc. (to whom we refer in this proxy statement as "Dimensional") has sole voting power and investment power with respect to all of these shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles including commingled group trusts. We refer to these investment companies, trusts and accounts are the "funds." In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the shares that are owned by the Funds. All shares are owned by the funds, and Dimensional disclaims beneficial ownership of such shares.


                              INDEPENDENT AUDITORS

         Our financial statements for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent public accountants.

         Representatives of Deloitte & Touche will have an opportunity to make a statement at the annual meeting and will be available at the annual meeting to answer appropriate questions asked by Bank Plus stockholders.

AUDIT FEES

         The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of our annual financial statements in 2000 and the reviews of the financial statements included in our reports on Form 10-Q for 2000 were $277,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         No fees were billed for professional services rendered to Bank Plus and its subsidiaries in 2000 for (A) directly or indirectly operating, or supervising the operation of, the information system or local network of Bank Plus and its subsidiaries, and (B) designing or implementing for Bank Plus or its subsidiaries a hardware system that aggregates source data underlying the financial statement or generates information that is significant to financial statements taken as a whole.

ALL OTHER FEES

         The aggregate fees billed by Deloitte & Touche LLP to Bank Plus and its subsidiaries in 2000, for all services other than those described in the two paragraphs above, were $697,933.

         The audit committee of the board of directors has considered and believes that the provision of services described above under "All Other Fees" is compatible with maintaining the independence of Deloitte & Touche LLP.

                                 AUDIT COMMITTEE

         Our audit committee is a joint committee with Fidelity's audit committee. The Bank Plus members of the joint audit committee are Mr. Indiek, Chairman, and Messrs. Ellis and Susskind. Our board of directors has adopted a written charter for the audit committee, a copy of which is attached as Annex D to this proxy statement. All of the members of the joint audit committee appointed by Bank Plus are "independent" as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards.

REPORT OF THE AUDIT COMMITTEE

         Our committee has reviewed and discussed with management of Bank Plus and Deloitte & Touche, LLP the independent auditing firm of Bank Plus, the audited financial statements of Bank Plus as of December 31, 2000. In addition, we have discussed with Deloitte & Touche, LLP the matters required by Codification of Statements on Auditing Standards No. 61.

         The audit committee also has received and reviewed the written disclosures and the letter from Deloitte & Touche, LLP required by Independence Standards Board Statement No. 1, and we have discussed with that firm its independence from Bank Plus. We also have discussed with management of Bank Plus and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

         Management is responsible for Bank Plus's internal controls and the financial reporting process. Deloitte & Touche LLP is responsible for performing an independent audit of Bank Plus's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee's responsibility is to monitor and oversee these processes. Bank Plus has a written audit committee charter.

         Based on the foregoing review and discussions and a review of the report of Deloitte & Touche, LLP with respect to the Audited Financial Statements, and relying thereon, we have recommended to the Bank Plus' board of directors the inclusion of the audited financial statements in the Bank Plus' Annual Report on Form 10-K for the year ended December 31, 2000.

                                      Submitted by the Bank Plus Audit Committee

                                      Victor H. Indiek, Audit Committee Chairman
                                      Steven M. Ellis
                                      Jeffrey E. Susskind

                                  OTHER MATTERS

BOARD OF DIRECTORS AND COMMITTEES

MEETINGS OF THE BOARD OF DIRECTORS

         In 2000, there were 16 meetings of the board of directors of Bank Plus. All directors attended at least 75% of the aggregate of meetings of the board of directors and the committees of the board on which they served, in each case, after the election of such individual to the board or such committee.

COMMITTEES OF THE BOARD OF DIRECTORS

         In 2000, Bank Plus had standing executive, audit and compensation committees. The principal responsibilities of these committees and the number of meetings of each held in 2000 appear below.

         EXECUTIVE COMMITTEE. Subject to the authority conferred on our other committees, the executive committee is empowered to exercise all authority in lieu of the board which may be exercised by a committee of the board pursuant to applicable law. In addition, the executive committee has assumed nominating and board development functions. Any stockholder who wishes to recommend a prospective nominee for the board of directors for the executive committee's consideration may do so by giving the candidate's name and qualifications to our Corporate Secretary, 4565 Colorado Boulevard, Los Angeles, California 90039. The executive committee held one meeting in 2000. The members of the executive committee are Mr. Smith, Chairman, and Messrs. Beimler, Mason and Medearis.

         AUDIT COMMITTEE. Our audit committee is a joint committee with Fidelity's audit committee. Its responsibilities are generally to assist the board and Fidelity's board in fulfilling their legal and fiduciary responsibilities relating to accounting, audit and financial reporting policies and practices of Bank Plus and its subsidiaries. The audit committee also, among other things, recommends the engagement of our independent accountants to the board; monitors and reviews the quality and activities of our internal audit function and those of its independent accountants; and monitors the adequacy of our operating and internal controls as reported by management, the independent accountants and internal auditors. In 2000, the audit committee held five meetings. The Bank Plus members of the joint audit committee are Mr. Indiek, Chairman, and Messrs. Ellis and Susskind.

         COMPENSATION COMMITTEE. Our compensation committee is a joint committee with Fidelity's compensation committee. It is authorized to review salaries and compensation, including non-cash benefits, of directors, officers and other employees of Bank Plus and its subsidiaries and to recommend to the board salaries, remuneration and other forms of additional compensation and benefits as it deems necessary. The joint compensation committee held five meetings in 2000. The Bank Plus members of the joint compensation committee are Mr. Medearis, Chairman, and Messrs. Barker, King, and Smith.

         SPECIAL COMMITTEE. On November 29, 2000, the boards of directors of Bank Plus and Fidelity appointed a joint special committee. The initial purpose of the special committee was to work with management in exploring strategic alternatives for Bank Plus and Fidelity. As various alternatives developed, the Special Committee gave direction to management and advice to the boards of directors with regard to evaluating those alternatives and negotiating the terms and conditions of proposed transactions. The special committee provided such direction and advice with respect to the merger. The special committee met once in 2000 and numerous times in 2001. Bank Plus directors serving on the special committee are Mr. Smith, Chairman, the members of the Executive Committee (Messrs. Beimler, Mason, and Medearis), and Mr. Susskind.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Exchange Act requires the directors and executive officers of Bank Plus and beneficial owners of more than ten percent of any class of equity securities of Bank Plus registered pursuant to Section 12 of the Exchange Act to file reports of ownership and changes in ownership of their equity securities of Bank Plus. These persons are required to furnish us with copies of all Section 16(a) forms they file.

         Mr. Stoffers, who was promoted to Executive Vice President and Chief Credit Officer of Fidelity in November 2000, filed his Form 3 on June 14, 2001.

         Except for the foregoing, and based solely on its review of the copies of such reports received by it during or with respect to the year ended December 31, 2000, and/or written representations from such reporting persons, we believe that all reports required to be filed by such reporting persons during or with respect to the year ended December 31, 2000 were timely filed.

           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

         The statements contained in this proxy statement or in documents incorporated by reference herein with respect to Bank Plus that are not historical facts are "forward-looking statements." Forward-looking statements include, but are not limited to, statements containing the words "believes," "anticipates," "intends," "expects," "projects," "may," "estimates," "seek" or "continue" and words of similar import. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Bank Plus or industry to be materially different from any future results, performance or achievements contemplated, projected, forecasted, estimated or budgeted in, or expressed or implied by, projections and forward-looking statements.

         The factors identified in this cautionary statement are important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, Bank Plus. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, Bank Plus cautions that, while it believes such assumptions or bases to be reasonable and makes them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. Where, in any forward-looking statement, Bank Plus, or its management, expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result, or be achieved or accomplished. Taking into account the foregoing, the following are identified as important risk factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, Bank Plus:

         o a national or regional economic slowdown or recession which increases the risk of defaults and credit losses;

         o the impact of changes in the availability or price of electrical or other forms of energy in our markets;

         o movements in market interest rates that reduce our margins or the fair value of the financial instruments Fidelity holds;

         o restrictions imposed on Fidelity's operations by regulators such as a prohibition on the payment of dividends to Bank Plus;

         o failure of regulatory authorities to issue approvals or non-objection to material transactions involving Fidelity;

         o actions by Fidelity's regulators or other governmental agencies having jurisdiction over Fidelity that could adversely affect Fidelity's regulatory compliance status or capital levels;

         o an increase in the number of customers seeking protection under the bankruptcy laws which increases the amount of charge-offs;

         o the effects of fraud or other contract breaches by third parties or customers;

         o the effectiveness of our collection efforts and the outcome of pending and future litigation.

         We assume no obligation to update any such factors or make any revisions to any of the forward-looking statements or projections contained herein to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements or projections other than as required by law.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. The annual reports include our audited financial statements. You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms which are located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials are also available from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. Copies of such materials may also be accessed through the SEC Internet web site at http://www.sec.gov. Once the merger is completed, we will no longer be subject to the reporting requirements of the Exchange Act.

         You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares of Bank Plus common stock at the annual meeting.

         This proxy statement is dated _________ __, 2001. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

                                  FORM OF PROXY

                              BANK PLUS CORPORATION

                         Annual Meeting of Stockholders

 TO VOTE: Mark, sign and date your proxy card and return it in the postage-paid envelope.

                                      PROXY

                              BANK PLUS CORPORATION

  Proxy solicited by the board of directors for annual meeting of stockholders
                               September __, 2001

         The undersigned stockholder of Bank Plus Corporation acknowledges receipt of the Notice of Annual Meeting of Stockholders of Bank Plus Corporation dated __________, 2001 and the accompanying Proxy Statement and hereby appoints Godfrey Evans and Jim Stutz, and each of them, as attorneys, agents and proxies of the undersigned (each with full power to act alone and with full power of substitution) to vote in the name and on behalf of the undersigned at the annual meeting of stockholders of Bank Plus to be held on September __, 2001 at 10:00 a.m. local time, at 4565 Colorado Boulevard, Los Angeles, California 90039, and at all adjournments or postponements thereof, all of the shares of common stock of the Bank Plus that the undersigned would be entitled to vote if personally present, with the powers the undersigned would possess if personally present.

         To vote in accordance with the Bank Plus board of directors' recommendations, just sign below; no boxes need to be checked. Unless marked otherwise, this proxy will be voted FOR approval of the merger, FOR the nominees for director listed below and in the discretion of the proxy holder on all other matters.

         THE BOARD RECOMMENDS A VOTE "FOR" THE MERGER AND "FOR" ALL OF THE BOARD'S NOMINEES FOR DIRECTOR.

1. APPROVAL OF MERGER of a wholly-owned subsidiary of FBOP Corporation with and into Bank Plus in accordance with the Agreement and Plan of Merger dated June 2, 2001.


         |_| FOR          |_| AGAINST            |_| ABSTAIN

2.  Election of Directors:             [ ] FOR all nominees      [ ] WITHHOLD AUTHORITY
                                           (except as marked to      to vote for all
       (1) Norman Barker, Jr.              the contrary below)       nominees listed below

       (2) Mark K. Mason

       (3) Gordon V. Smith

Nominees for directorships, each for a three-year term:

(INSTRUCTION:  TO WITHHOLD
AUTHORITY TO VOTE FOR ANY               ________________________________________
INDIVIDUAL NOMINEE WRITE THAT           ________________________________________
NOMINEE'S NAME ON THE SPACE
PROVIDED AT THE RIGHT.)

3. Upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BANK PLUS BOARD OF DIRECTORS. IT WILL BE VOTED ON THE MATTERS SET FORTH ON THE REVERSE SIDE OF THIS FORM AS DIRECTED BY THE STOCKHOLDER, BUT IF NO DIRECTION IS MADE IN THE SPACE PROVIDED, IT WILL BE VOTED FOR APPROVAL OF THE MERGER AND FOR THE ELECTION OF ALL LISTED NOMINEES TO THE BANK PLUS BOARD OF DIRECTORS.

|_| I PLAN TO ATTEND THE MEETING

Address change? Mark box |_| Indicate changes on label.

                                   Dated: ______________________________________
                                          (Please insert date)

                                          ______________________________________
                                          (Signature)

                                          ______________________________________

                                          (Joint Owner's Signature)
                                          Please sign exactly as your name
                                          appears on proxy. When signing as
                                          attorney, guardian, executor,
                                          administrator or trustee, please give
                                          title. If the signer is a corporation,
                                          give the full corporate name and sign
                                          by a duly authorized officer, showing
                                          the officer's title. EACH joint owner
                                          is requested to sign.

                 PLEASE EXECUTE AND RETURN THIS PROXY PROMPTLY.

                      YOUR COOPERATION WILL BE APPRECIATED.

ANNEX A---AGREEMENT AND PLAN OF MERGER











                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                              BANK PLUS CORPORATION

                                       AND

                                FBOP CORPORATION

                                  JUNE 2, 2001


                                TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----

ARTICLE I. DEFINED TERMS..........................................................................1


ARTICLE II. THE MERGER............................................................................3

   Section 2.1.   Structure of the Merger.........................................................3

   Section 2.2.   Merger Consideration............................................................4

   Section 2.3.   Payment and Exchange Procedures.................................................4

   Section 2.4.   The Closing.....................................................................6

   Section 2.5.   Stock Options...................................................................7

   Section 2.6.   Conversion of Shares of Dissenting Common Stock.................................7


ARTICLE III. CONDUCT PENDING THE MERGER...........................................................7

   Section 3.1.   Conduct of the Company's Business Prior to the Effective Time...................7

   Section 3.2.   Forbearance by the Company......................................................9

   Section 3.3.   Cooperation....................................................................12

   Section 3.4.   Conduct by Buyer Prior to the Effective Time...................................12


ARTICLE IV. REPRESENTATIONS AND WARRANTIES.......................................................12

   Section 4.1.   Disclosure Schedules; Material Adverse Effect..................................12

   Section 4.2.   Representations and Warranties of the Company..................................13

   Section 4.3.   Representations and Warranties of Buyer........................................22


ARTICLE V. COVENANTS.............................................................................24

   Section 5.1.   Acquisition Proposals..........................................................24

   Section 5.2.   Labor and Employment Matters...................................................25

   Section 5.3.   Access and Information.........................................................27

   Section 5.4.   Actions; Regulatory Matters....................................................27

                                       i

   Section 5.5.   Publicity......................................................................28

   Section 5.6.   Proxy Statement................................................................28

   Section 5.7.   Stockholders' Meeting..........................................................29

   Section 5.8.   Notification of Certain Matters................................................29

   Section 5.9.   Additional Agreements..........................................................30

   Section 5.10   Filings........................................................................30

   Section 5.11   Bank Merger....................................................................30

   Section 5.12   Accuracy of Information........................................................30

   Section 5.13.  Indemnification and Insurance..................................................30


ARTICLE VI. CONDITIONS TO CONSUMMATION...........................................................31

   Section 6.1.   Conditions to Each Party's Obligation..........................................31

   Section 6.2.   Conditions to the Obligation of Buyer..........................................32

   Section 6.3.   Conditions to the Obligation of the Company....................................33


ARTICLE VII. TERMINATION.........................................................................34

   Section 7.1.   Termination....................................................................34

   Section 7.2.   Effect of Breach or Termination................................................36

   Section 7.3.   Expenses; Termination Fee......................................................36


ARTICLE VIII. EFFECTIVE DATE AND EFFECTIVE TIME..................................................37

   Section 8.1.   Effective Date and Effective Time..............................................37


ARTICLE IX. OTHER MATTERS........................................................................38

   Section 9.1.   Interpretation.................................................................38

   Section 9.2.   Waiver.........................................................................38

   Section 9.3.   Counterparts...................................................................38

   Section 9.4.   Governing Law..................................................................38


                                       ii

   Section 9.5.   Notices........................................................................39

   Section 9.6.   Entire Agreement; Binding Agreement; Third Parties.............................40

   Section 9.7.   Assignment.....................................................................40

   Section 9.8.   Captions.......................................................................40

   Section 9.9.   Construction of Agreement......................................................40

   Section 9.10.  Survival.......................................................................40

   Section 9.11.  Attorneys' Fees................................................................40

   Section 9.12.  Knowledge......................................................................41



         AGREEMENT AND PLAN OF MERGER, dated as of June 2, 2001 (this "Agreement"), by and between BANK PLUS CORPORATION, a Delaware corporation (the "Company"), and FBOP Corporation, an Illinois corporation (the "Buyer").

                                    RECITALS:

         A. The Company is the parent of Fidelity Federal Bank, a federal savings bank (the "Bank"), and Buyer is a bank and thrift holding company.

         B. The Boards of Directors of the Company, the Bank and Buyer have determined that it is advisable and in the best interests of their respective stockholders for such entities to enter into a business combination upon the terms and subject to the conditions set forth herein.

         C. In furtherance of such combination, the respective Boards of Directors of the Company and Buyer have duly approved this Agreement, its execution and delivery, and the merger (the "Merger") of Buyer's wholly-owned subsidiary (the "Acquisition Sub") with and into the Company upon the terms and subject to the conditions set forth herein, and may thereafter cause the acquisition of the Bank by a financial institution subsidiary of Buyer (the "Financial Institution Sub") by means of a merger of the Bank with and into the Financial Institution Sub.

         D. Concurrently with the execution and delivery hereof, the Chairman of the Board and the Chief Executive Officer of the Company have delivered to Buyer their agreements to vote their shares of Common Stock of the Company in favor of the Merger at the meeting of stockholders of the Company.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE I.
                                  DEFINED TERMS

         Section 1.1. The following is a list of defined terms used in this Agreement and references to the Section and page numbers hereof in which such terms are defined:

Defined Term                                 Section                      Page
------------                                 -------                      ----

15% Stockholder...............................4.2...........................19
Acquisition Proposal..........................5.1...........................24
Acquisition Sub...............................Recitals.......................1
Agreement.....................................Preamble.......................1
Applicable Laws...............................4.2...........................17
Bank Merger...................................Recitals.......................1
Bank..........................................Recitals.......................1
Buyer Disclosure Schedule.....................4.1...........................12

Buyer Financial Statements....................4.3(f)........................23
Buyer Policy..................................5.14(b).......................29
Buyer Regulatory Authorities..................4.3...........................22
Buyer.........................................Preamble.......................1
Certificate of Merger.........................2.1............................3
Certificate...................................2.3............................4
Closing Date..................................2.4............................6
Closing.......................................2.4............................6
Code..........................................2.3............................6
Company Board.................................4.2...........................14
Company Common Stock..........................4.2...........................13
Company D&O Insurance.........................5.14(b).......................29
Company Filings...............................4.2...........................15
Company Preferred Stock.......................4.2...........................13
Company Stock Plan............................2.5............................6
Company Stock.................................4.2...........................13
Company.......................................Preamble.......................1
Confidentiality Agreement.....................5.3...........................26
Costs.........................................5.14(a).......................29
Covered Persons...............................5.14(b).......................29
Delaware Secretary............................2.1............................3
DGCL..........................................2.1............................3
Disclosure Schedule...........................4.1...........................12
Dissenting Shares.............................2.6............................7
DOJ...........................................4.2...........................14
Effective Date................................8.1...........................36
Effective Time................................8.1...........................36
Environmental Laws............................4.2...........................19
Escrow Account................................2.2............................4
Escrow Agent..................................2.2............................4
Escrow Agreement..............................2.2............................4
Escrowed Funds................................2.2............................4
Fairness Opinion..............................4.2...........................14
FDIC..........................................4.2...........................13
Financial Institution Sub.....................Recitals.......................1
FTC...........................................4.2...........................14
GAAP..........................................3.2...........................10
Governmental Authority........................3.5...........................12
HOLA..........................................4.2...........................12
Indemnification Provisions....................5.14(a).......................29
Indemnified Party.............................5.14(a).......................29
Liens.........................................4.2...........................14
Material Adverse Effect.......................4.1...........................12
Material Contracts............................4.2...........................17
Merger Consideration..........................2.3............................4
Merger........................................Recitals.......................1

NASD..........................................4.2...........................14
Option Consideration..........................2.5............................6
Optionholders.................................2.3............................4
Options.......................................2.5............................6
Paying Agent..................................2.3............................4
Per Share Merger Consideration................2.2............................4
Person........................................4.2...........................19
Proxy Statement...............................5.6...........................27
Regulatory Authorities........................4.2...........................16
Requisite Regulatory Approvals................6.1...........................30
Rights Agreement..............................4.2...........................19
Rights........................................4.2...........................13
SEC...........................................4.2...........................14
Significant Matters...........................6.2(g)........................12
State Regulator...............................5.8...........................28
Stockholders..................................2.3............................4
subsidiary....................................3.1............................8
Superior Proposal.............................5.1...........................24
Surviving Company.............................2.1............................3
Tax Returns...................................4.2...........................21
Tax...........................................4.2...........................20
Taxes.........................................4.2...........................20
Termination Date..............................7.1...........................33
Termination Fee...............................7.3...........................35


                                   ARTICLE II.
                                   THE MERGER

         Section 2.1. STRUCTURE OF THE MERGER.

                  (a) At the Effective Time (as defined below), subject to the satisfaction or waiver of the conditions set forth in Article VI, Acquisition Sub will merge with and into the Company, with the Company being the surviving company in the Merger (the "Surviving Company"), pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law (the "DGCL"). The Merger shall be effected by the filing in the office of the Secretary of State of Delaware (the "Delaware Secretary") of a certificate of merger (the "Certificate of Merger") in accordance with the DGCL. The separate corporate existence of Acquisition Sub shall thereupon cease. The name of the Surviving Company shall be Bank Plus Corporation.

                  (b) At the Effective Time, (i) the charter of the Surviving Corporation shall be amended to read as set forth on Exhibit A to the Certificate of Merger and (ii) the bylaws of Acquisition Sub in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Company.

                  (c) At the Effective Time, the directors and officers of Acquisition Sub shall become the directors and officers of the Surviving Company.

         Section 2.2. MERGER CONSIDERATION.

                  (a) By virtue of the Merger, automatically and without any action on the part of the Stockholders (as defined below), (i) each share of Company Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights are perfected under Section 262 of the DGCL and any shares of Company Common Stock that are owned by the Company or any direct or indirect wholly-owned subsidiary of the Company) shall become and be converted into the right to receive, in immediately available funds, the Per Share Merger Consideration (as defined below), (ii) each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall become and be converted into one share of common stock of the Surviving Company and (iii) each share of Company Common Stock owned by the Company or any direct or indirect wholly-owned subsidiary of the Company shall be retired and canceled and no cash or other consideration shall be issued with respect thereto. For purposes of
Section 2.2, "Per Share Merger Consideration" shall equal the sum of Seven Dollars and Twenty-Five Cents ($7.25) subject to increase pursuant to the last sentence of Section 7.1(g).

                  (b) Buyer will deposit the sum of $5,000,000 (together with the additional sums that Buyer deposits pursuant to Section 7.1(g) and interest accrued or other earnings thereon, the "Escrowed Funds") with an escrow agent reasonably acceptable to Buyer and the Company (the "Escrow Agent") into an escrow account (the "Escrow Account") on or before three (3) business days after the date of this Agreement pursuant to the terms of the Escrow Agreement attached hereto as Exhibit 2.2(b) subject to such changes as the Escrow Agent may reasonably request (the "Escrow Agreement"). The amount of the Escrowed Funds shall be delivered to the Paying Agent three (3) business days before the Effective Time unless previously paid to the Company pursuant to Section 7.1(g) of this Agreement.

         Section 2.3. PAYMENT AND EXCHANGE PROCEDURES.

                  (a) At and after the Effective Time, each certificate (each a "Certificate") previously representing shares of Company Common Stock (other than Certificates representing Dissenting Shares (as defined below)) shall represent only the right to receive the Per Share Merger Consideration in respect of the number of shares represented by such certificate.

                  (b) As of the Effective Time, Buyer shall have deposited, or caused to be deposited, with American Stock Transfer & Company (the "Paying Agent") (i) for the benefit of the holders of shares of Company Common Stock ("Stockholders"), for payment in accordance with this Section 2.3, the Per Share Merger Consideration multiplied by the total number of outstanding shares of Company Common Stock and (ii) for the benefit of holders of Options ("Optionholders"), for payment in accordance with Section 2.5, the aggregate Option Consideration (together with the amount described in (i) , the "Merger Consideration"). The amount of the Escrowed Funds delivered by the Escrow Agent to the Paying Agent pursuant to Section 2.2(b) shall be deemed deposited by the Buyer with the Paying Agent under this Section 2.3(b).

                  (c) As soon as practicable after the Effective Time, but in any event within three business days following the Effective Time, Buyer shall cause the Paying Agent to:

                           (i) mail to each holder of record of a Certificate or
Certificates the following: (A) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, which shall be in a form and contain any other reasonable provisions as Buyer may determine; and (B) instructions for use in effecting the surrender of the Certificates in exchange for the applicable portion of the Merger Consideration. Upon the proper surrender of a Certificate to the Paying Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Merger Consideration which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions hereof and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, the applicable portion of the Merger Consideration may be issued to the transferee if the Certificate representing such Company Common Stock is presented to the Paying Agent, accompanied by documents sufficient, in the reasonable discretion of Buyer and the Paying Agent, (1) to evidence and effect such transfer and (2) to evidence that all applicable stock transfer taxes have been paid; and

                           (ii) deliver to each Optionholder listed on a
schedule to be provided by the Company to Buyer and the Paying Agent on or before the Effective Time the Option Consideration set forth next to such Optionholder's name on such schedule in accordance with Section 2.5, against such documents as the Company may reasonably determine.

                  (d) From and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to Buyer or the Surviving Company, such Certificates shall be canceled and exchanged for the portion of the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.3.

                  (e) Any portion of the aggregate Merger Consideration that remains unclaimed for one year after the Effective Time shall be delivered by the Paying Agent to Buyer. Any Stockholders or Optionholders who have not theretofore complied with this Section 2.3 shall thereafter look only to Buyer for payment of their Merger Consideration deliverable in respect of each share of Company Common Stock or Option held by such person as determined pursuant to this Agreement. If outstanding Certificates are not surrendered or payments hereunder not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other Applicable Law (as defined below), become the property of Buyer (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any Person (as defined below) previously entitled to such claims. Notwithstanding the foregoing, to the fullest extent permitted by Applicable Law, none of Buyer, the Surviving Company, the Paying Agent or any other Person shall be liable to any former Stockholder or Optionholder for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in such amount as the Paying Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the portion of the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                  (g) Buyer or the Surviving Company shall be entitled to deduct and withhold from the portion of the Merger Consideration otherwise payable pursuant to this Agreement to any Stockholder or Optionholder such amounts as Buyer or the Surviving Company is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law.

                  (h) The Per Share Merger Consideration shall be adjusted proportionately for any stock splits, stock dividends, subdivisions, reclassifications or any other combinations, divisions or similar change in the Company's capitalization after the date hereof and which occurs or which has a record date prior to the Effective Time of the Merger. If shares of Company Common Stock are issued pursuant to the Rights Agreement, then (i) the Per Share Merger Consideration shall be adjusted as follows: the sum of: (A) the aggregate Per Share Merger Consideration payable in respect of all shares of Company Common Stock outstanding immediately prior to such issuances plus (B) the amount of any monetary consideration received by the Company in respect of such issuances, shall be divided by the number of shares of Company Common Stock outstanding after such issuances to arrive at the adjusted Per Share Merger Consideration, and (ii) the Option Consideration shall be appropriately adjusted by the number of shares of Company Common Stock issuable upon exercise of all Options after giving effect to the issuance of shares of Company Common Stock pursuant to the Rights Agreement (such that each Optionholder shall receive not less than what such Optionholder would have received prior to the issuance of such shares pursuant to the Rights Agreement).

         Section 2.4. THE CLOSING. Upon satisfaction or satisfactory waiver of all conditions set forth in Article VI of this Agreement, the closing (the "Closing") of the Merger shall take place at the offices of Gibson, Dunn & Crutcher, 333 South Grand Avenue, Los Angeles, California 90071 at 9:00 a.m. on the Effective Date, or such other place, time and date as Buyer and the Company may mutually agree (the "Closing Date").

         Section 2.5. STOCK OPTIONS. The Company shall take appropriate action such that at the Effective Time each option, warrant or other right granted pursuant to the Company's Stock Option and Equity Incentive Plan (the "Company Stock Plan") that is outstanding and unexercised immediately prior to the Effective Time ("Options") shall be canceled by the Company in consideration of the right to receive payment pursuant to Section 2.3(c)(ii) by each such Optionholder of an aggregate amount in cash equal to the positive difference, if any, of (a) the product of (i) the Per Share Merger Consideration multiplied by

(ii) the number of shares of Company Common Stock as to which such Option is exercisable, minus (b) the aggregate exercise price of such Option (such positive difference, the "Option Consideration"). The foregoing calculation shall be made independently for each agreement granting an Option and, to the extent that the exercise price of any Option is greater than the Per Share Merger Consideration, the Option Consideration payable on account of another Option agreement shall not be offset thereby. At the Effective Time, each Option and the Company Stock Plan shall terminate and be of no further force or effect, and any rights thereunder to purchase shares of Company Common Stock shall also terminate and be of no further force or effect.

         Section 2.6. CONVERSION OF SHARES OF DISSENTING COMMON STOCK. The Company shall give Buyer prompt notice upon receipt by the Company of any written demands for appraisal rights, withdrawal of such demands and any other documents received or instruments served pursuant to Section 262 of the DGCL and shall give Buyer the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not voluntarily make any payment with respect to such demands for appraisal rights and shall not, except with the prior written consent of Buyer, settle or offer to settle such demands. If any holders of shares of Company Common Stock dissent from the Merger and exercise and perfect the right to obtain valuation of and payment for their shares of Company Common Stock (the "Dissenting Shares") under the provisions of said Section, then (a) the Dissenting Shares will be deemed for all purposes to have been retired and canceled automatically immediately prior to the consummation of the Merger, with the effect that such shares will not be exchanged for the Merger Consideration pursuant to Section 2.2 hereof and (b) all payments to be made to the holders of such Dissenting Shares will be made directly by Buyer.

                                  ARTICLE III.
                           CONDUCT PENDING THE MERGER

         Section 3.1. CONDUCT OF THE COMPANY'S BUSINESS PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, and except as (a) contemplated by this Agreement, (b) required by Applicable Law, (c) necessary to be consistent with prudent banking practice or (d) set forth on Section 3.1 of the Company Disclosure Schedule (as defined below), the Company shall, and shall cause each of its subsidiaries (as defined below) to, unless Buyer shall give its prior written consent (which consent shall not be unreasonably withheld or delayed and shall in any event be deemed to have been given if, within five (5) business days after receipt by Buyer of a written notice from the Company of the Company's intention to act contrary to any one of the covenants set forth in this Section 3.1, Buyer shall not have given written notice to the Company of Buyer's objection to such action):

                  (i) conduct its business and maintain its books and records in the usual, regular and ordinary course in all material respects, in conformity with (A) prudent banking practice, (B) any orders or directives issued by the Office of Thrift Supervision ("OTS") as in effect on the date hereof, copies of which have been made available to Buyer and (C) Applicable Law, except for any failure to comply with any such Applicable Law that would not have a Material Adverse Effect on the Company (as defined below);

                  (ii) use commercially reasonable efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with account holders, borrowers, employees and others having business relationships with the Company or its subsidiaries;

                  (iii) use commercially reasonable efforts to keep in full force and effect all of its material permits and licenses;

                  (iv) use commercially reasonable efforts to maintain insurance coverage at least substantially equivalent to that now in effect on its business operations and all properties which it owns or leases;

                  (v) perform its material contractual obligations and not become in material default on any such obligations, except where the failure to perform such obligations or where being in such default would not have a Material Adverse Effect on the Company;

                  (vi) maintain its assets and properties in good condition and repair, except for normal wear and tear and for changes in the ordinary course of business, consistent with past practice;

                  (vii) promptly notify Buyer regarding receipt from any tax authority of any notification of (A) the commencement of an audit, (B) a request to extend the statute of limitations, (C) a statutory notice of deficiency, (D) a revenue agent's report, (E) a proposed assessment, (F) any other similar notification of potential adjustments or (G) any collection enforcement activity by any tax authority with respect to tax liabilities of the Company, or any of its subsidiaries; and

                  (viii) make available to Buyer monthly unaudited consolidated balance sheets and consolidated income statements of the Company within twenty-five (25) days after the close of each calendar month.

         As used in this Agreement, the word "subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. Unless the context otherwise so requires, any reference to the subsidiaries of the Company is deemed to include the Bank and its subsidiaries.

         Section 3.2. FORBEARANCE BY THE COMPANY. During the period from the date of this Agreement to the Effective Time, and except as (a) contemplated by this Agreement, (b) required by Applicable Law, (c) necessary to be consistent with prudent banking practice or (d) set forth in Section 3.2 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed, and shall in any event be deemed to have been given if, within five (5) business days (or in the case of Section 3.2(ix) below, two (2) business days) after receipt by Buyer of a written notice from the Company of the Company's intention to act contrary to any one of the covenants set forth in this Section 3.2, Buyer shall not have given written notice to the Company of Buyer's objection to such action), do any of the following:

                  (i) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person other than overnight borrowings from the Federal Home Loan Bank and federal funds purchased or securities sold under agreements to repurchase;

                  (ii) change the number of shares of its authorized or issued capital stock or issue, grant or amend any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of the Company or its subsidiaries, or any securities convertible into shares of any such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distributions (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or redeem or purchase or otherwise acquire any shares of such capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or liquidate, sell, transfer, assign, encumber or otherwise dispose of any shares of capital stock of the Company or its subsidiaries, except for (i) the Company's issuance of (A) Company Common Stock pursuant to the Company Stock Plan and (B) Company Stock pursuant to the Rights (as defined in Section 4.2(b)) and (ii) the amendment of the terms of the Bank Preferred Stock to provide that the shares of Bank Preferred Stock will be converted at or prior to the consummation of the Merger into the right to receive cash. Notwithstanding anything to the contrary, subject to Applicable Law, the Bank can pay quarterly dividends of $1,304,100 on its preferred stock and $250,000 on its common stock and any other wholly-owned subsidiaries may pay dividends to the Company;

                  (iii) other than in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any Person, or cancel, release or assign any material indebtedness of any Person, except pursuant to contracts or agreements in force at the date of this Agreement and except in connection with any loan workouts;

                  (iv) enter into, renew or amend any employment agreement with any employee or director, voluntarily accelerate the vesting of any compensation or benefit or increase, in any manner, the compensation or fringe benefits of any of its employees or directors (except normal increases and discretionary performance bonuses, in the ordinary course of business, consistent with past practices of the Company, or additional retention arrangements, not to exceed $500,000 in the aggregate, for employees ranking below the rank of Executive Vice President), or create or institute, or make any payments pursuant to, any severance plan, bonus plan, incentive compensation plan or package, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to, or otherwise establish any trust or account related to, any Plan (as defined below), with or for the benefit of any employee, other than any amendment to any Plan required by Applicable Law (provided that the Company shall use its commercially reasonable efforts to minimize the cost of any such amendment as permitted under such Applicable Law);

                  (v) other than in the ordinary course of business consistent with past practice, make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any Person; provided, however, that no investment or series of related investments shall be made in an amount in excess of $100,000 except for (A) securities which would be reported under the caption "cash and cash equivalents" on the Company's consolidated statement of financial condition, (B) investment-grade mortgage-backed securities having the rating of AAA from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (C) securities issued by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation and the Government National Mortgage Association or (D) foreclosures or acquisitions in satisfaction of debts outstanding to the Company or its subsidiaries; provided further, however, that in no event shall the Company or any of its subsidiaries make any acquisition of equity securities or business operations without Buyer's prior written consent;

                  (vi) enter into, renew, terminate or materially amend any material contract or agreement, or make any material change in any of its material contracts or agreements, other than any: (A) loan or deposit agreements made in the ordinary course of business or (B) contract or other agreement involving aggregate payments of $100,000 or less per annum;

                  (vii) settle any claim, action or proceeding involving any liability of the Company or any of its subsidiaries for money damages in excess of $100,000, exclusive of contributions from insurers, or involving material restrictions upon the business or operations of the Company or any of its subsidiaries, other than settlements of any Significant Matters (as defined below) set forth on Section 4.1(b) of the Company Disclosure Schedule in an aggregate amount not to exceed $5,000,000;

                  (viii) except in the ordinary course of business (including in connection with any loan work-outs), waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

                  (ix) make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except for (A) loans, advances or commitments in each instance in amounts (exclusive of participations by third parties) less than $4,000,000, if secured by real estate, or $25,000, if unsecured, or (B) loans made pursuant to commitments made by the Company prior to the date hereof;

                  (x) change its method of accounting as in effect at December 31, 2000, except as required by changes in generally accepted accounting principles ("GAAP") as concurred in by the Company's independent auditors, or as required by regulatory accounting principles, regulatory requirements or Applicable Laws;

                  (xi) enter into any new lines of business materially different from the lines of business that they conduct on the date hereof, or cease to conduct any material lines of business that it conducts on the date hereof, or conduct any material business activity not consistent with past practice;

                  (xii) amend its charter, bylaws or other similar governing documents;

                  (xiii) make any capital expenditure which exceeds (A) $100,000 per project or related series of projects or (B) $500,000 in the aggregate;

                  (xiv) grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of ten percent (10%) or more of the outstanding Company Common Stock, or any affiliate of such Person, if such credit would exceed $100,000 (other than in the ordinary course, consistent with past practice, including pursuant to the Bank's existing employee home loan program);

                  (xv) materially change any of the Company's or the Bank's basic policies and practices or any other material aspect of the Company's business or operations on a consolidated basis;

                  (xvi) grant any Person a power of attorney or similar authority, other than in the ordinary course of business;

                  (xvii) take title to any non-residential real property without obtaining a prior Phase I environmental report;

                  (xviii) execute Form 870-AD or comparable document agreeing to the finality of any audit, examination or other proceeding with respect to any federal or state income tax liability of the Company or any of its subsidiaries;

                  (xix) merge or consolidate with any other Person or acquire any capital stock of or other equity interest in any Person or create any subsidiary;

                  (xx) make application for the opening, relocation or closing of any, or open, relocate or close any, branches, except the sale of the Mall of America branch and the closing of the Corona Del Mar branch;

                  (xxi) sell or enter into any agreement to sell any credit card receivables (including, but not limited to, charged-off accounts);

                  (xxii) engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business; or

                  (xxiii) agree to, or make any commitment to, take any of the actions prohibited by this Section 3.2.

         Section 3.3. COOPERATION. Except in any case as may be required by Applicable Law or the provisions of this Agreement, each of the Company, Acquisition Sub and Buyer shall not take, cause to be taken or agree or make any commitment to take any action: (a) that is intended or may reasonably be expected to cause any of its representations or warranties set forth in Article IV hereof not to be true and correct or (b) that is inconsistent with or prohibited by Article III.

         Section 3.4. CONDUCT BY BUYER PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Buyer shall (a) promptly (and in any event prior to the mailing of the Proxy Statement (as defined below)), form Acquisition Sub as a Delaware corporation and qualify Acquisition Sub in any jurisdiction other than the State of Delaware in which qualification is necessary or advisable in order to consummate the Merger and cause it to become a party hereto, (b) in a timely manner, cause Acquisition Sub to take all actions necessary or appropriate to effect or facilitate the transactions contemplated by this Agreement, (c) except as required by Applicable Law, not take any action which would reasonably be expected to adversely affect or delay the ability of Buyer, Acquisition Sub or the Company to obtain any necessary approvals, consents or waivers of any court, administrative agency, commission or other federal, state or local governmental authority or instrumentality (each, a "Governmental Authority") required for the transactions contemplated by this Agreement or to perform its covenants or agreements on a timely basis under this Agreement and (d) not agree to, or make any commitment to, take any of the actions prohibited by this Section 3.4.

                                   ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES

         Section 4.1. DISCLOSURE SCHEDULES; MATERIAL ADVERSE EFFECT.

                  (a) On or prior to the date hereof, Buyer has delivered to the Company a schedule (the "Buyer Disclosure Schedule") and the Company has delivered to Buyer a schedule (the "Company Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 4.2 or 4.3 or to one or more of its covenants contained in Article III or V; provided, that the mere inclusion of an item in the Buyer Disclosure Schedule or the Company Disclosure Schedule shall not be deemed an admission by a party that such item was required to be disclosed therein or was otherwise material. Any item disclosed on a party's Disclosure Schedule with respect to one or more provisions of this Agreement shall (unless otherwise indicated) also be deemed to be disclosed with respect to any other provision of this Agreement to the extent necessary to prevent a breach of any representation, warranty or covenant made by such party in such other provision.

                  (b) As used in this Agreement, the term "Material Adverse Effect" means an effect that (i) is material and adverse to the business, financial condition or results of operations of the relevant party hereto and its subsidiaries taken as a whole or (ii) is material and adverse to the ability of the relevant party to consummate the Merger or to perform its material obligations hereunder; provided, however, that a Material Adverse Effect shall not be deemed to have occurred as a result of any (A) changes in general or regional economic conditions (including interest rates), (B) acts or omissions permitted or contemplated hereby or taken with the prior written consent or upon the written request of the other party hereunder or (C) changes in Applicable Law or GAAP; (D) any settlement payments or judgments aggregating up to $5 million resulting from the litigation or arbitration matters identified on
Section 4.1(b) of the Company Disclosure Schedule as "Significant Matters;" (E) the pendency of any of the Significant Matters at the Effective Time of the Merger; or (F) reasonable costs and expenses incurred by the Company or the Bank in transactions outside the ordinary course of business contemplated by this Agreement.

         Section 4.2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Subject to
Section 4.1 and except as disclosed in the Company Disclosure Schedule, the Company hereby represents and warrants to Buyer as follows:

                  (a) Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered as a savings and loan holding company under the Home Owners Loan Act of 1933, as amended, and applicable regulations thereunder ("HOLA"). The Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States and is authorized by the OTS to conduct a federal savings bank business. The Bank is a member in good standing of the Federal Home Loan Bank of San Francisco. Each of the Company's subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Certificate of Incorporation, Articles of Incorporation or Federal Stock Charter, as applicable, and bylaws of each of the Company and its subsidiaries, all as amended to date, are in full force and effect. The Bank's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") in the manner and to the fullest extent provided by law. Neither the scope of the business of the Company or any of its subsidiaries, nor the location of any of their respective properties requires that the Company or any of its subsidiaries be qualified or licensed to do business in any jurisdiction other than the States of California and Minnesota where the failure to be so qualified or licensed would, individually or in the aggregate, have a Material Adverse Effect.

                  (b) COMPANY STOCK. As of the date hereof, the authorized capital stock of the Company consists solely of (i) 78,500,000 shares of the Company's common stock, par value $0.01 per share ("Company Common Stock"), of which 19,476,696 shares are outstanding, and (ii) 10,000,000 shares of the Company's preferred stock, par value $0.01 per share ("Company Preferred Stock," and together with Company Common Stock, "Company Stock"), of which none are outstanding. Up to an additional 1,783,000 shares of Company Common Stock may be issued upon exercise or conversion of outstanding Rights (as defined below). As of the date hereof, no shares of Company Common Stock and no shares of Company Preferred Stock were held in treasury by the Company or otherwise owned by the Company or its subsidiaries. The outstanding shares of Company Common Stock have been validly issued and are fully paid and nonassessable (subject to statutory obligations of holders, if any) and subject to no preemptive rights. Section 4.2(b)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, all shares of Company Stock reserved for issuance, outstanding options, calls or commitments relating to shares of Company Stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any Person any right (including, without limitation, preemptive rights) to subscribe for or acquire, any shares of Company Stock (collectively, "Rights").

                  (c) SUBSIDIARIES.

                           (i) (A) Section 4.2(c) of the Company Disclosure
Schedule sets forth a complete list of all of the direct and indirect subsidiaries of the Company, together with the jurisdiction of organization of each such subsidiary, the authorized shares of capital stock, and the number of shares of capital stock outstanding, and, to the extent owned by the Company or one of its subsidiaries, what entity owns such stock; (B) the Company owns, directly or indirectly, all the issued and outstanding securities of each of its subsidiaries; (C) no equity securities of any of its subsidiaries are or may become required to be issued (other than to the Company or its subsidiaries) by reason of any option, call, commitment, convertible security or otherwise; (D) there are no contracts, commitments, understandings, or arrangements relating to rights of the Company or any of its subsidiaries to vote or to dispose of such securities; and (E) all the securities of each subsidiary held by the Company or its subsidiaries have been validly issued and are fully paid and nonassessable (subject to statutory obligations of holders, if any) and are owned by the

Company or its subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance (excluding restrictions imposed by Applicable Law) (collectively, "Liens"). Each subsidiary is an investment permitted pursuant to HOLA for a unitary savings and loan holding company and, for those subsidiaries owned by the Bank, for a federal savings association or its subsidiaries.

                           (ii) The Company does not own, beneficially, directly
or indirectly, any equity securities or similar interests of any Person (other than in a fiduciary capacity or in connection with the foreclosure of security interests or as a result of similar enforcement remedies in connection with loans made in the ordinary course of business), or any interest in a partnership or joint venture of any kind, other than in its subsidiaries. Except for its ownership of the Bank, the Company does not own any stock or equity interest in any depository institution (as defined in 12 U.S.C. ss.1813(c)(1)).

                  (d) POWERS. The Company and each of its subsidiaries has the corporate or trust power and authority to carry on their respective businesses as they are now being conducted and to own all their properties and assets. The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                  (e) CORPORATE AUTHORITY. Subject to receipt of the requisite approval of the Merger and this Agreement by the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon (which are the only stockholder votes required thereon with respect to the Company), this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Company on or prior to the date hereof. This Agreement is, and the Certificate of Merger will be, upon due execution and delivery by the respective parties thereto, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles. The Company's Board of Directors (the "Company Board") has directed that this Agreement and the transactions hereby be submitted to the Stockholders for approval (within the meaning of Section 251 of the DGCL) at a meeting of such Stockholders. The Company Board has received the written opinion of Sandler O'Neill to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view (the "Fairness Opinion").

                  (f) APPROVALS; NO DEFAULTS.

                           (i) No consents or approvals of, or filings or
registrations with, any Governmental Authority are required to be made or obtained by the Company or any of its subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the Merger, except for (A) filings and approvals of applications with and by the OTS, the National Association of Securities Dealers, Inc. (the "NASD"), the Department of Justice (the "DOJ"), the Federal Reserve Board, the Federal Trade Commission (the "FTC") and the FDIC, (B) filings with the Securities and Exchange Commission (the "SEC") and state securities authorities, and (C) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL.

                           (ii) Subject to receipt of the regulatory approvals
referred to in the preceding paragraph, expiration of related waiting periods and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination or cancellation under, any law, rule or regulation or any judgment, decree, writ, injunction, statute, order, governmental permit or license, or note, bond, mortgage, agreement, indenture or instrument of the Company or any of its subsidiaries or to which the Company or any of its subsidiaries or properties or assets is subject or bound, (B) constitute a breach or violation of, or a default under, the Company's or the Bank's charter or bylaws or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, writ, injunction, statute, order, governmental permit or license, note, bond, mortgage, agreement, indenture or instrument, except in each case, for such matters as would not constitute a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reason (specific to the Company or any of its subsidiaries) that may cause any Governmental Authority to deny or withhold any consent or approval required to be obtained in connection with the transactions contemplated by this Agreement, including but not limited to, the Merger, other than such matters, if any, as have been disclosed in the Company Disclosure Schedule or in the Company SEC Filings (as defined below) filed between December 31, 2000 and the date hereof.

                  (g) FINANCIAL REPORTS AND SEC DOCUMENTS.

                           (i) The Company and its subsidiaries have filed all
reports, returns, registrations and statements (such reports and filings referred to as "Company Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (A) the SEC, (B) the OTS, (C) the FDIC and (D) any other applicable Governmental Authority, including taxing authorities, except where the failure to file such reports, returns, registrations or statements would not constitute a Material Adverse Effect on the Company. As of their respective dates, each of such Company Filings (1) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Authority with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance) and (2) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                           (ii) Each of the consolidated balance sheets
contained in or incorporated by reference into any of the Company Filings (including the related notes and schedules thereto) fairly presents the consolidated financial position of the Company and its subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Company Filings (including any related notes and schedules thereto) fairly presents the consolidated results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the Company and its subsidiaries for the periods to which they relate, in each case in accordance with GAAP, as applicable, consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the lack of complete footnote disclosure in the case of unaudited statements.

                           (iii) Except as set forth in the Company Filings
filed with the SEC (the "Company SEC Filings") between December 31, 2000 and the date hereof, since December 31, 2000, the Company and its subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice (other than (A) liabilities with respect to expenses and charges related to this Agreement and the transactions contemplated hereby, (B) liabilities which are not required to be reflected in a balance sheet prepared in accordance with GAAP and (C) liabilities that, in the aggregate, are not material to the Company and its subsidiaries taken as a whole).

                           (iv) Except as set forth in the Company SEC Filings
filed between December 31, 2000 and the date hereof, since December 31, 2000, the Company and its subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of liabilities with respect to expenses and charges related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events, constitutes a Material Adverse Effect on the Company.

                  (h) LITIGATION. Except as set forth in the Company SEC Filings filed between December 31, 2000 and the date hereof, there is no private or governmental suit, claim, action or proceeding (other than those arising in the ordinary course of business in connection with loan workouts or assumptions) pending, nor to the Company's knowledge threatened, against the Company or any of its subsidiaries or, to the Company's knowledge, against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of the Company or its subsidiaries that, if adversely determined, would have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Filings filed between December 31, 2000 and the date hereof, there are no material judgments, decrees, stipulations or orders against the Company or its subsidiaries or enjoining any of them or, to the knowledge of the Company, any of their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

                  (i) REGULATORY MATTERS.

                           (i) Except as set forth in the Company SEC Filings
filed between December 31, 2000 and the date hereof, neither the Company nor any of its subsidiaries or properties is a party to or is subject to any currently effective order, decree, agreement, memorandum of understanding or similar arrangement with, or any currently effective commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OTS and the FDIC) or the supervision or regulation of the Company or any of its subsidiaries (collectively, the "Regulatory Authorities") which would have a Material Adverse Effect on the Company.

                           (ii) Neither the Company nor any of its subsidiaries
has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                  (j) COMPLIANCE WITH LAWS. The Company and each of its subsidiaries:

                           (i) is in compliance with all applicable federal,
state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their respective businesses ("Applicable Laws"), including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory lending or other business practices, except for any such non-compliance that, individually or in the aggregate, do not constitute a Material Adverse Effect on the Company;

                           (ii) has made all filings, applications and
registrations with all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses substantially as presently conducted, except in each case as does not constitute a Material Adverse Effect on the Company; and

                           (iii) has not received any outstanding notification
or communication from any federal or state (not including local) Governmental Authority (A) asserting that the Company or any of its subsidiaries is not in compliance with, or may not be in compliance with, any Applicable Law that such federal or state (not including local) Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to the Company's knowledge, do any grounds for any of the foregoing exist).

                  (k) MATERIAL CONTRACTS; DEFAULTS. Except as set forth in
Section 4.2(k) of the Company Disclosure Schedule and except for those agreements and other documents filed as exhibits (the "Material Contracts") to the Company SEC Filings, neither the Company nor any of its subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or
(ii) that materially restricts the conduct of business by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is in default in any material respect under any Material Contract or under any other contract if such default constitutes a Material Adverse Effect on the Company, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                  (l) NO BROKERS. No action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid to Sandler O'Neill which fee is payable solely by the Company.

                  (m) EMPLOYEE BENEFIT PLANS.

                           (i) Section 4.2(m) of the Company Disclosure Schedule
sets forth a true and complete list of each employee benefit plan, as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and each other plan, arrangement and agreement providing employee benefits (collectively, the "Plans"), that covers current or former employees of the Company or any subsidiary or affiliate and is presently maintained by the Company or any subsidiary or any affiliate thereof or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA. Except as disclosed on Section 4.2(m) of the Company Disclosure Schedule, none of the Plans is a "multiemployer plan," as defined in Section 3(37) of ERISA. The Company has delivered or made available to Buyer: copies of all such Plans; any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements relating thereto; the most recent determination letter, if any, from the Internal Revenue Service with respect to each of the Plans which is subject to ERISA ("ERISA Plans"); actuarial valuations, if applicable, for the most recent plan year or which such valuations are available; the current summary plan descriptions; and the annual return/report on Form 5500 and summary annual reports for each of the Plans for each of the last three years.

                           (ii) Except as disclosed on Section 4.2(m) of the
Company Disclosure Schedule, each of the ERISA Plans is in compliance in all material respects with all applicable provisions of law, including the Code and ERISA and neither the Company or any ERISA Affiliate currently maintains or sponsors a defined benefit pension plan as defined in Section 414(j) of the Code and neither the Company nor any ERISA Affiliate has ever maintained or sponsored any such plan that could give rise to a liability against the Company or any subsidiary.

                           (iii) Except as disclosed on Section 4.2(m) of the
Company Disclosure Schedule, the written terms of each of the Plan, and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in compliance with all applicable laws in all material respects including ERISA, the Code, and the Age Discrimination in Employment Act, as applicable, and each of such Plans has been administered in substantial compliance with such requirements.

                           (iv) Except with respect to income taxes on benefits
paid or provided, no income, excise or other tax or penalty (federal or state) has been waived or excused, has been paid or is owed by any Person (including, but not limited to, any Plan, any Plan fiduciary, the Company and ERISA Affiliates) with respect to the operations of, or any transactions with respect to, any Plan. No action has been taken, nor has there been any failure to take any action, nor is any action or failure to take action contemplated, that would subject any person or entity to any material liability for any tax or penalty in connection with any Plan. No reserve for any taxes or penalties has been established with respect to any Plan, nor has any advice been given to any person with respect to the need to establish such a reserve.

                           (v) There are no (A) actions, suits, arbitrations or
claims (other than routine claims for benefits), (B) legal, administrative or other proceedings or governmental investigations or audits or (C) complains to or by any governmental entity, which are pending, anticipated, or to the Company's best knowledge, threatened, against the Plans or their assets.

                           (vi) The present value of the future cost to the
Company and ERISA Affiliates of post-retirement medical benefits that the Company or any ERISA Affiliate is obligated to provide, calculated on the basis of actuarial assumptions the Company considers reasonable estimates of future experience and which have been provided to Acquisition, does not exceed the amount specified in Schedule 2(m)(vi) hereto.

                           (vii) Neither the Company or any ERISA Affiliate, nor
any of the ERISA Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any of the ERISA Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code. Neither the Company nor any ERISA Affiliate is, or, as a result of any actions, omissions, occurrences or state or facts existing prior to the Effective Time, may become liable for any tax imposed under Section 4978 of the Code.

                  (n) LABOR MATTERS. Neither the Company nor any of its subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it or any of its subsidiaries pending or, to the Company's knowledge, threatened, nor is the Company aware of any activity involving any employee of the Company or any of its subsidiaries seeking to certify a collective bargaining unit or engaging in other organizational activity.

                  (o) RIGHTS AGREEMENT. The Company has taken all action necessary to ensure that the entering into of this Agreement will not enable or require the Company's Rights issued under the Amended and Restated Rights Agreement, dated as of March 26, 1999, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement") to be exercised, distributed or triggered or cause Buyer to become an "15% Stockholder" (as defined in the Rights Agreement).

                  (p) ENVIRONMENTAL MATTERS. To the knowledge of the Company, neither the conduct, participation in management nor operation by the Company or its subsidiaries nor any condition of any property presently or previously owned, leased, managed (including participation in management) or operated by any of them (including, without limitation, in a fiduciary or agency capacity) violates or violated in any material respect any applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts (collectively, "Environmental Laws") that would constitute a Material Adverse Effect on the Company and that is not reflected in the consolidated financial statements of the Company. Neither the Company nor any of its subsidiaries has received any notice from any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity (each, a "Person") that the Company or its subsidiaries or the operation or condition of any property ever owned, leased, managed (including participation in management), operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have any material liability under any Environmental Law, which would constitute a Material Adverse Effect and is not reflected in the consolidated financial statements of the Company.

                  (q) TAX MATTERS.

                           (i) (A) The Company and its subsidiaries have
prepared in good faith and duly and timely filed all Tax Returns (as defined below) that they were required to file, and all such Tax Returns are complete and accurate in all material respects; (B) the Company and its subsidiaries have paid in full all Taxes (as defined below) shown on such Tax Returns (including interest and penalties) or have provided adequate reserves for any such Taxes in the financial statements of the Company in accordance with generally accepted accounting principles, except for such Taxes as could not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole; (C) there are no pending or, to the knowledge of the Company, threatened audits, examinations, assessments or proposed assessments of a deficiency, or refund litigation with respect to any Taxes of the Company or its subsidiaries, except as could not, individually or in the aggregate, constitute a Material Adverse Effect; (D) all Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Taxes of the Company or its subsidiaries have been paid in full or adequate provision has been made for any such Taxes (in accordance with generally accepted accounting principles) on the financial statements of the Company; and (E) neither the Company nor its subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                           (ii) (A) No Liens or other security interests have
been imposed on any assets of the Company or its subsidiaries in connection with any failure (or alleged failure) to pay any Tax, except for such liens and security interests that are not, individually or in the aggregate, material to the Company and its subsidiaries or that have arisen with respect to Taxes that are not yet due and payable; (B) neither the Company nor any of its subsidiaries is a party to any tax allocation or sharing agreement under which it has obligations to a party other than the Company or its subsidiaries or is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group the common parent of which is or was the Company); and (C) neither the Company nor any of its subsidiaries has made any material payments, is obligated to make any material payments or is a party to any agreement that under certain circumstances could obligate it to make any material payments that would not be deductible under Section 280G of the Code.

                           (iii) For purposes of this Agreement, (A) "Tax" or
"Taxes" means any federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, AD VALOREM, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (B) "Tax Returns" means any return, declaration, report, claim or refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  (r) BOOKS AND RECORDS. The books and records of the Company and its subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein (other than minutes for meetings held within the last 30 days which have not been prepared or approved and subject to the proviso that copies furnished or made available to Buyer may have excluded information relating to the negotiation of this Agreement or covered by the attorney-client, work product or other privilege).

                  (s) INDEMNIFICATION. Other than pursuant to the provisions of its charter or bylaws or Applicable Law, or as disclosed in a Company Filing, neither the Company nor its subsidiaries is a party to any indemnification agreement with any of its present directors, officers, employees, agents or other Persons who serve in any other capacity with any other enterprise at the request of Company.

                  (t) INTELLECTUAL PROPERTY. To the knowledge of the Company, and except for such matters as would not constitute a Material Adverse Effect on the Company, (i) the Company and its subsidiaries own or possess valid and binding licenses and other rights to use all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in their respective businesses; (ii) the Company and its subsidiaries have not received any notice with respect thereto that asserts the rights of others; and (iii) the Company and its subsidiaries have in all material respects performed all the obligations required to be performed by them, and are not in default in any material respect under any license, contract, agreement, arrangement, or commitment relating to any of the foregoing.

                  (u) DISCLOSURES AND DILIGENCE. All material (i) historical information, including, without limitation, the identity of documents and agreements, and (ii) information concerning compensation, severance and other employee benefits, set forth in the Company Disclosure Schedule has previously been provided or made available to Buyer or its representatives in the course of their previous due diligence investigations of the Company.

         Section 4.3. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to the Company as follows:

                  (a) ORGANIZATION AND STANDING. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Illinois. Each of Buyer and its subsidiaries is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except for such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not constitute a Material Adverse Effect on Buyer. Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                  (b) CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer on or prior to the date hereof. This Agreement is a valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles.

                  (c) APPROVALS, NO DEFAULTS.

                           (i) No consents or approvals of, or filings or
registrations with, any Governmental Authority are required to be made or obtained by Buyer, Acquisition Sub or any other of Buyer's subsidiaries in connection with the execution, delivery or performance by Buyer or Acquisition Sub of this Agreement or to consummate the Merger, except for (A) filings and approvals of applications with and by the OTS, the FDIC, the DOJ, the NASD, the Federal Reserve Board and the FTC, and (B) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL. To the knowledge of Buyer, there is no reason (specific to Buyer, Acquisition Sub or any other of Buyer's subsidiaries or affiliates) that may cause any Governmental Authority to deny or withhold any consent or approval required to be obtained in connection with the transactions contemplated by this Agreement (other than such matters, if any, as have been disclosed in Buyer's filings with the SEC between December 31, 2000 and the date hereof).

                           (ii) Subject to receipt of the regulatory approvals
referred to in Section 4.3(c)(i) and expiration of related waiting periods, the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination or cancellation under, any law, rule or regulation or any judgment, decree, writ, injunction, statute, order, governmental permit or license, or note, bond, mortgage, agreement, indenture or instrument of Buyer or any subsidiary of Buyer, or to which Buyer or any of Buyer's subsidiaries or any of their respective properties or assets is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation, charter, bylaws or similar organizational documents of Buyer or any of Buyer's subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, writ, injunction, statute, order, governmental permit or license, note, bond, mortgage, agreement, indenture or instrument, except in each case for such matters as would not constitute a Material Adverse Effect on Buyer.

                  (d) REGULATORY MATTERS. Except for such matters as would not constitute a Material Adverse Effect on Buyer, (i) neither Buyer nor any of its subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar agreement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OTS, the Federal Reserve Board and the FDIC) or the supervision or regulation of Buyer or any of its subsidiaries (collectively, the "Buyer Regulatory Authorities"); and (ii) neither Buyer nor any of its subsidiaries has been advised by any Buyer Regulatory Authority that such Buyer Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                  (e) KNOWLEDGE OF MISREPRESENTATIONS. As of the date of this Agreement, Buyer has no knowledge of any breach by the Company of any representation or warranty made by the Company herein.

                  (f) FINANCIAL STATEMENTS.

                           (i) Buyer has delivered to the Company true and
correct copies of Buyer's audited consolidated financial statements as of and for the years ended December 31, 2000 and December 31, 1999, which fairly present the consolidated financial position, results of operations, changes in stockholders' equity and changes in cash flows of Buyer and its subsidiaries as of December 31, 2000 and December 31, 1999 and for the years then ended, in each case in accordance with GAAP, consistently applied during the periods involved, except in each case as may be noted therein (collectively, the "Buyer Financial Statements").

                           (ii) Except as set forth in the Buyer Financial
Statements, since December 31, 2000, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events, constitute a Material Adverse Effect on Buyer.

                  (g) NO BROKERS. No action has been taken by Buyer that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except as set forth in Section 4.3(g) of the Buyer Disclosure Schedule.

                                   ARTICLE V.
                                    COVENANTS

         Section 5.1. ACQUISITION PROPOSALS.

                  (a) The Company shall not, directly or indirectly, take any action to: (i) encourage (including by way of furnishing nonpublic information), solicit, initiate or facilitate any Acquisition Proposal (as defined below),
(ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal.

                  (b) Notwithstanding anything to the contrary herein, if the Company Board determines in good faith, after consultation with outside counsel, that it is necessary to do so to discharge properly its fiduciary duties to its Stockholders (as such duties would exist in the absence of this Section 5.1), or if so required by any Regulatory Authority, the Company may, in response to an Acquisition Proposal that the Company Board determines in good faith is reasonably likely to result in a Superior Proposal (as defined below), and subject to the Company's compliance with Section 5.1(c), furnish information with respect to the Company and its subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement the terms of which are no more favorable to the other party to such confidentiality agreement than the Confidentiality Agreement (as defined below) and (ii) participate in discussions with respect to such Acquisition Proposal. It is expressly understood and agreed that, with respect to the foregoing proviso, the Company's legal and financial advisors shall be able to make inquiries, and engage in discussions, with any party that has made an Acquisition Proposal (and such party's legal and financial advisors) in order to elicit information to allow the Company Board to determine in good faith if such Acquisition Proposal is reasonably likely to result in a Superior Proposal.

                  (c) The Company will, as promptly as practicable, communicate to Buyer any inquiry received by it relating to any potential Acquisition Proposal and the material terms of any such proposal or inquiry, including the identity of the Person and its affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from such Person or of any such negotiations or discussions being sought to be initiated with such Person.

                  (d) "ACQUISITION PROPOSAL" means any offer or proposal concerning any merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets, deposits or any equity securities of, the Company or any of its subsidiaries; provided, however, that offers, proposals or transaction relating to acquisitions of currently outstanding equity securities by third parties representing less than 10% of the voting power of the Company shall not be deemed Acquisition Proposals. "Superior Proposal" means a bona fide Acquisition Proposal made by a third party which was not solicited by the Company, its subsidiaries, representatives or other affiliates and which, in the good faith judgment of the Company Board, taking into account, to the extent deemed appropriate by the Company Board, the various legal, financial and regulatory aspects of the proposal and the Person making such proposal (i) if accepted, is reasonably likely to be consummated and (ii) if consummated, is reasonably likely to result in a transaction that is more favorable to the Stockholders (in their capacity as Stockholders), from a financial point of view, than the transactions contemplated by this Agreement.

                  (e) If the Company Board is prepared to accept a Superior Proposal, then the Company shall give Buyer 48 hours notice that the Company is prepared to accept the Superior Proposal; provided that the Company may not definitively accept a Superior Proposal unless the Company concurrently therewith terminates this Agreement pursuant to Section 7.1(d) and, thereafter makes any payment required by Section 7.2(b).

         Section 5.2. LABOR AND EMPLOYMENT MATTERS.

                  (a) Buyer shall, and shall cause the Bank to, provide the employees of the Company or any of its subsidiaries who are retained by Buyer or the Bank after the consummation of the Merger with benefits under stock plans, bonus plans and all other benefit plans of Buyer on substantially the same basis as other similarly situated employees of Buyer. Each of these employees of the Company or its subsidiaries will be eligible to participate immediately in said plans and will be credited for eligibility, participation, vesting and accrual purposes, with such employee's respective years of past service with the Company (or other prior service so credited by the Company) as though they had been employees of Buyer. Buyer shall, and shall cause the Bank to, honor in accordance with their terms all the employee benefit and deferred compensation obligations to current and former employees and directors of the Company and the Bank accrued as of the Effective Time of the Merger. The Company and its ERISA Affiliates shall (to the extent permissible under the Plans and Applicable Laws) take any actions necessary or reasonably requested by Buyer to cause as of the Closing Date, the termination of all of the Plans maintained by the Company or any ERISA Affiliate that cover employees and directors of the Company and its ERISA Affiliates; provided, however, that the Company 401(k) Plan shall not be terminated but shall be merged with the Buyer 401(k) Plan as soon as administratively practicable after the Closing Date. Buyer also agrees that any pre-existing condition limitation or exclusion or waiting period in its health plans shall not apply to the employees of the Company or any of its subsidiaries who are retained after the consummation of the Merger or to their spouses and dependents who are covered under similar health plans of the Company and its ERISA Affiliates on the Closing Date and who change coverage to Buyer's health plans at the time such employees are first given the option to enroll in Buyer's health plans and that such employees shall be given credit for co-payments or deductibles satisfied, made or incurred prior to Closing Date. With respect to any employee with a satisfactory work record not covered by an employment contract or change in control agreement who is retained after the Closing and terminated without cause within six (6) months after the Closing, Buyer shall assume and provide the benefits under the Company's Personnel Manual regarding "Reduction in Force (Lay-Off)" and the related "Special Severance and Benefits Program", with full credit for length of service to the Company and Buyer; provided, however, that in lieu of providing such benefits, Buyer may, at its sole option, elect to provide any or all of such employees with a cash payment or, as applicable, reimbursement of actual costs (in either case, including a "gross up" for Taxes) in such amount sufficient to allow such employees to purchase equivalent benefits on an individually negotiated basis.

                  (b) As of the Closing, Buyer shall expressly assume any obligation of the Company and its subsidiaries under the employment, change-in-control and other agreements listed on Section 5.2 of the Company Disclosure Schedule; provided, however, that to the extent that such agreements provide for post-termination benefits other than cash, Buyer may, at its sole option, elect to provide any or all of such employees with a cash payment or reimbursement of actual costs (in either case, including a "gross up" for Taxes) in such amount sufficient to allow such employees to purchase equivalent benefits on an individually negotiated basis.

                  (c) The Company shall deliver or cause to be delivered to Buyer at the Closing the resignations of the members of the Board of Directors of the Company, the Bank and their subsidiaries, effective at the Closing. In addition, such officers or employees of the Company listed on Section 5.2(c) of the Company Disclosure Schedule (or otherwise requested by Buyer in writing from time to time prior to the Closing) will be terminated immediately after the Closing. It is acknowledged and agreed by Buyer and the Company that the resignations and terminations provided for in the two prior sentences shall be deemed to be "termination" following a "change of control," as these terms are defined in any employment, severance, change-in-control or similar agreement or arrangement relating to such persons, by the Company without cause for purposes of determining any termination, retirement, severance, change-in-control or similar payments or other benefit due to such persons, and Buyer shall cause all such payments to be paid to such persons at the Closing or otherwise in accordance with the terms of such agreements or arrangements. Such officers or employees of the Company listed on Section 5.2(c) of the Company Disclosure Schedule (or otherwise requested by Buyer in writing from time to time prior to the Closing) shall not be considered "retained" under Section 5.2(a) and shall not be entitled to participate in any of Buyer's or its Affiliates' employee benefit plans and programs, severance arrangements or other employee benefit arrangements.

         Section 5.3. ACCESS AND INFORMATION. Upon reasonable notice and subject to Applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Buyer reasonable access, during normal business hours during the time period from the date of this Agreement to the Effective Time or date of termination, as applicable, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, except as otherwise provided in this Agreement, the Company shall, and shall cause its subsidiaries to, make available to Buyer (a) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under Applicable Law) and (b) all other information concerning its business, properties and personnel as Buyer may reasonably request; provided that such requested information may be presented in the format maintained by the Company or its subsidiaries in the ordinary course of business. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information under this Agreement where such access or disclosure would violate or prejudice the rights of their customers, jeopardize any attorney-client, work product or other privilege, contravene any law, rule, regulations, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or involve information regarding the rights and obligations of the Company or the Bank under this Agreement. The parties hereto will use reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Buyer will hold all such information in confidence in accordance with the provisions of the Confidentiality Agreement, dated April 25, 2001, between Buyer and the Company (the "Confidentiality Agreement").

         Section 5.4. ACTIONS; REGULATORY MATTERS.

                  (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including, without limitation, promptly preparing and filing all necessary documentation, effecting all applications, notices, registrations, petitions and filings, and obtaining as promptly as practicable all permits, consents, approvals, extensions, waivers and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement and complying with the terms and conditions of all such permits, consents, approvals and authorizations.

                  (b) The Company and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to Applicable Laws relating to the exchange of information, all the information relating to the Company or Buyer, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                  (c) Buyer and the Company shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer or the Company or any of their respective subsidiaries to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.

                  (d) The Company shall promptly furnish Buyer, and Buyer shall promptly furnish the Company, with copies of written communications received by the Company or Buyer, respectively, or any of their respective subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Authority in respect of the transactions contemplated hereby. The parties hereto and their subsidiaries shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client, work product or other privilege of any party or any subsidiary or would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof. The parties will use reasonable efforts to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

                  (e) Buyer covenants that it shall have adequate funds and sufficient regulatory capital to consummate the transactions contemplated hereby.

         Section 5.5. PUBLICITY. No press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby shall be made by a party hereto unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure that its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by Applicable Law.

         Section 5.6. PROXY STATEMENT. The Company shall promptly prepare a proxy statement for use in connection with the Company's meeting of stockholders described below (including any supplements or amendments thereto, the "Proxy Statement"), and the Company shall promptly, after final SEC review thereof and receipt of any other necessary approvals from any Governmental Authority, mail the Proxy Statement to all holders of record (as of the applicable record date) of shares of Company Common Stock.

         Section 5.7. STOCKHOLDERS' MEETING. The Company shall take all action necessary, in accordance with Applicable Law and its Certificate of Incorporation and bylaws, to convene a meeting or obtain written consent of the holders of Company Common Stock as promptly as practicable for the purpose of considering and taking action required by this Agreement. Except to the extent legally required for the discharge by the Company Board of its fiduciary duties, the Company Board shall recommend that the holders of the Company Common Stock vote in favor of and approve the Merger and adopt this Agreement.

         Section 5.8. NOTIFICATION OF CERTAIN MATTERS.

                  (a) DEFAULT; MATERIAL ADVERSE EFFECT. The Company and Buyer shall each give prompt notice to the other of: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any such subsidiary is a party or is subject; (ii) any Material Adverse Effect with respect to such party or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect; and (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, if a failure to obtain such consent would constitute a Material Adverse Effect.

                  (b) MATERIAL BREACH. Each party shall promptly advise the other (i) of any circumstance or event that such party believes would, or would be reasonably likely to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein and (ii) in the event that it determines that any of the conditions to Closing set forth in Article VI cannot be fulfilled.

                  (c) PENDING OTS, STATE REGULATOR OR FDIC EXAMS. Within five
(5) business days of receiving notification thereof, the Company shall notify Buyer of any examination reviews with respect to the Company that are to be conducted by the OTS, any state banking commission or other regulatory authority ("State Regulator") or the FDIC or by any other Governmental Authority under any Applicable Law, and shall report to Buyer on a regular basis (subject to Applicable Law) on the preliminary and final results of any such examination review. The Company shall request the consent of each Governmental Authority conducting any such examination to the release of such results to Buyer and shall use reasonable efforts to secure such release.

         Section 5.9. ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by the other party hereto.

         Section 5.10. FILINGS. The Company agrees that through the Effective Time of the Merger, the reports, registrations, statements and other filings required to be filed with any applicable Governmental Authority by the Company or the Bank will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Authority with which it will be filed and none will contain, as of the date of filing, any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 5.11. [INTENTIONALLY OMITTED].

         Section 5.12. ACCURACY OF INFORMATION. Each of the Company and Buyer covenants and agrees that all information furnished by it or any of its subsidiaries for inclusion in all applications or statements filed with the appropriate regulatory authorities for or in connection with any approval of, or consent to, the Merger will comply in all material respects with the provisions of Applicable Law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, in each case, as of the time such information is so furnished, the date any such consent or approval is granted, and (in connection with information furnished for inclusion in the Proxy Statement) the date of mailing of the Proxy Statement and the date of the Special Meeting of Stockholders.

         Section 5.13. INDEMNIFICATION AND INSURANCE.

                  (a) Following the Effective Time, subject to Applicable Law, Buyer shall indemnify, defend and hold harmless (and advance expenses to) the current or former directors, officers, employees or agents of the Company, the Bank and their respective subsidiaries (each, an "Indemnified Party", and collectively, "Indemnified Parties") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that the Company, the Bank or their respective subsidiaries are required to indemnify (and advance expenses to) the Indemnified Parties under the laws of their respective jurisdictions of incorporation, their respective charters, their respective bylaws and any agreements entered into between the Company, the Bank or any of their respective subsidiaries and such Indemnified Parties (the "Indemnification Provisions").

                  (b) Buyer will cause to be maintained, for a period of six years from the Effective Time, the Company's current directors' and officers' insurance and indemnification policy ("Company D&O Insurance") covering those Persons (the "Covered Persons")who are currently covered by Company D&O Insurance to the extent that it provides coverage for events or acts occurring prior to or at the Effective Time (through the continuation or endorsement of the policy for Company D&O Insurance or the purchase of a "tail-end rider"), provided, that Buyer may, in lieu of maintaining such existing Company D&O Insurance, cause coverage to be provided under any policy maintained for the benefit of Buyer or any of its subsidiaries (a "Buyer Policy"), so long as the terms thereof are substantially similar to those of the existing Company D&O

Insurance (including, without limitation, with respect to the continuity dates and the extent of coverage for prior events or acts) to the extent, in either circumstance, that the annual premiums for such coverage do not exceed 150% of the annual premiums paid by the Company or the Bank for such coverage as of the date of this Agreement. To the extent that such annual premiums do exceed 150% of the annual premiums currently paid by the Company or the Bank for such coverage, Buyer shall use its best efforts to obtain the maximum amount of such coverage that may be purchased for an annual premium equal to 150% of the annual premiums currently paid by the Company or the Bank. The provision of insurance coverage described herein is not intended to alter or reduce the right of indemnity in favor of officers, directors, employees and agents of the Company, the Bank or any of their respective subsidiaries under their charters, bylaws, indemnification agreements or otherwise. For the avoidance of doubt: (i) in the event that a tail-end rider is purchased, Buyer's obligation with respect to the total premium therefor shall not exceed the annual premium currently paid by the Company for the Company D&O Insurance multiplied by six (6) and (ii) in the event that Buyer causes the required coverage to be provided under a Buyer Policy, the 150% limitation provided in this Section 5.13 applies only with respect to the incremental cost of adding the Covered Persons.

                                   ARTICLE VI.
                           CONDITIONS TO CONSUMMATION

         Section 6.1. CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligations of Buyer and the Company to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

                  (a) This Agreement and the Merger shall have been approved by the requisite vote of the Stockholders in accordance with Applicable Law and the charter document of the applicable entity.

                  (b) To the extent required by Applicable Law, all non-objections, approvals or consents of any Governmental Authority, including, without limitation, those of the OTS, the Federal Reserve Board and the FDIC, shall have been obtained or granted for the Merger and the transactions contemplated hereby and the applicable waiting period under all laws shall have expired (all such approvals and the expirations of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"). All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the Merger or any other transaction contemplated by this Agreement.

                  (c) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, or any other transaction contemplated by this Agreement, and no litigation or proceeding shall be pending against Acquisition Sub, Buyer or the Company or any of their subsidiaries seeking to prevent consummation of the transactions contemplated hereby.

                  (d) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Authority which prohibits, restricts or makes illegal, or would cause such party to suffer a Material Adverse Effect as a result of, consummation of the Merger, or any other transaction contemplated by this Agreement.

                  (e) No material proceedings relating to the Proxy Statement shall have been initiated by the SEC and pending.

         Section 6.2. CONDITIONS TO THE OBLIGATION OF BUYER. The obligation of Buyer to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

                  (a) The representations and warranties of the Company set forth in Section 4.2 of this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date and except to the extent modified by actions taken in compliance with this Agreement) as of the Effective Date as though made on and as of the Effective Date, except in each case where the failure of a representation or warranty to be true and correct does not cause a Material Adverse Effect on the Company. Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Effective Date, to the foregoing effect.

                  (b) The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Date, other than to the extent that the failure to perform such covenants and agreements does not have a Material Adverse Effect on the Company, and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Effective Date, to the foregoing effect.

                  (c) The regulatory approvals or consents necessary to consummate the transactions contemplated hereby shall not impose conditions that are, or would be, upon consummation of the Merger, applicable to Buyer that would constitute a Material Adverse Effect on the Company or Buyer.

                  (d) The Company shall have obtained all consents of other parties to their respective material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Merger and the transactions contemplated herein to be consummated, except for such consents the failure of which to obtain would not constitute a Material Adverse Effect on the Company.

                  (e) The Rights Agreement shall have been terminated and neither Buyer nor the Financial Institution Sub shall have been determined to be an Acquiring Person.

                  (f) Between the date of this Agreement and the Effective Time of the Merger, there shall not have occurred any event that has had a Material Adverse Effect on the Company.

         Section 6.3. CONDITIONS TO THE OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

                  (a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date as though made on and as of the Effective Date, except in each case where the failure of a representation or warranty to be true and correct does not cause a Material Adverse Effect on Buyer. The Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer, dated the Effective Date, to the foregoing effect.

                  (b) Buyer shall have performed, in all material respects, all covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Date. The Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer, dated the Effective Date, to the foregoing effect.

                  (c) The Company shall have obtained an updated Fairness Opinion from Sandler O'Neill within five (5) days prior to the mailing of the Proxy Statement to the Stockholders confirming that the Merger Consideration is fair from a financial point of view to the Stockholders, and such Fairness Opinion shall not have been revoked or adversely modified.

                  (d) Between the date of this Agreement and the Effective Time of the Merger, there shall not have occurred any event that has had or could reasonably be expected to have a Material Adverse Effect on Buyer.

                  (e) Buyer shall have made available to the Paying Agent the funds as described in Section 2.3(b).

                                  ARTICLE VII.
                                   TERMINATION

         Section 7.1. TERMINATION. This Agreement may (and shall, as provided in Sections 7.1(d) or (g) below) be terminated, and the Merger abandoned, prior to the Effective Date, either before or after its approval by the Stockholders:

                  (a) by the mutual consent of Buyer and the Company in writing, if the board of directors of each so determines by vote of a majority of the members of its entire board;

                  (b) by Buyer or the Company by written notice to the other party if either (i) the approval of any Governmental Authority required for the consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final unappealable action of such Governmental Authority or (ii) any Governmental Authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

                  (c) by Buyer or the Company, if any approval of the Stockholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such Stockholders or at any adjournment or postponement thereof;

                  (d) concurrently with the acceptance by the Company of a Superior Proposal;

                  (e) by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Effective Time, unless such breach is waived by the non-breaching party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this
Section 7.1(e) unless the breach, together with all other such breaches, would entitle the party not to consummate the transactions contemplated hereby pursuant to Section 6.2(a) or 6.2(b) (in the case of a breach of representation, warranty, covenant or agreement by the Company) or Section 6.3(a) or 6.3(b) (in the case of a breach of representation, warranty, covenant or agreement by Buyer);

                  (f) by Buyer or the Company, if its board of directors so determines by vote of a majority of the members of its entire board at such time as it becomes apparent that a condition to such party's obligations contained in
Article VI hereof will not be satisfied (unless the failure to satisfy such condition is due to the breach of any material representation, warranty, covenant or agreement contained in this Agreement by the party seeking to terminate); or

                  (g) in the event that the Merger is not consummated by December 31, 2001 (the "Termination Date"). Notwithstanding the foregoing, if Buyer has not obtained all Requisite Regulatory Approvals on or before December 31, 2001, but is not otherwise in breach of this Agreement, the Termination Date shall be extended to March 31, 2002; provided further, that:

                           (i) if the Termination Date has been extended to
March 31, 2002 and if the Merger has not been consummated by such date solely as a result of the failure by Buyer to obtain all Requisite Regulatory Approvals, but Buyer is not otherwise in breach of this Agreement, and if Buyer deposits an additional $1,000,000 into the Escrow Account on or before such date, then Buyer may elect to extend the Termination Date to April 30, 2002;

                           (ii) if the Termination Date has been extended to
April 30, 2002 and if the Merger has not been consummated by such date solely as a result of the failure by Buyer to obtain all Requisite Regulatory Approvals, but Buyer is not otherwise in breach of this Agreement, and if Buyer deposits an additional $1,000,000 into the Escrow Account on or before such date, then Buyer may elect to extend the Termination Date to May 31, 2002; and

                           (iii) if the Termination Date has been extended to
May 31, 2002 and if the Merger has not been consummated by such date solely as a result of the failure by Buyer to obtain all Requisite Regulatory Approvals, but Buyer is not otherwise in breach of this Agreement, and if Buyer deposits an additional $1,000,000 into the Escrow Account on or before such date, then Buyer may elect to extend the Termination Date to June 30, 2002.

If the Termination Date is extended pursuant to this Section 7.1(g), Buyer shall pay interest on the Merger Consideration at an interest rate equal to the prime rate, and the Per Share Merger Consideration shall be adjusted appropriately.

         Section 7.2. EFFECT OF BREACH OR TERMINATION. In the event of a breach by any party hereto (other than a willful breach), the sole and exclusive remedy of the other party shall be to terminate this Agreement in accordance with
Section 7.1 and to receive such amounts, if any, as may be payable under Section
7.3. In the event of the termination of this Agreement as specified in Section
7.1 hereof, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors subject to the following sentence. Notwithstanding anything to the contrary contained in this Agreement, (i) no party shall be relieved or released from any liabilities or damage arising out of its willful and material breach of any provisions of this Agreement; (ii) in the case of the Company, no termination shall release the Company from any liability it may have to Buyer to the extent provided in Section 7.3; or (iii) in the case of Buyer, no termination shall release Buyer from any liability it may have to the Company resulting from a breach of Section 5.4(e), which liability shall exist notwithstanding the failure of any Governmental Authority to grant any Requisite Regulatory Approval to the consummation of the transactions contemplated hereby if such Requisite Regulatory Approval would have been granted but for the inadequacy of Buyer's regulatory capital. Except as provided in the immediately preceding sentence, no party hereto shall have any liability to any other party under the terms of this Agreement, whether for breach hereof or otherwise.

         Section 7.3. EXPENSES; TERMINATION FEE.

                  (a) The Company hereby agrees that if the Agreement is terminated pursuant to Section 7.1(c) or by Buyer pursuant to Section 7.1(e), the Company shall promptly and in any event within ten (10) days after such termination pay Buyer all Expenses (as defined below) of Buyer, but not to exceed $1,500,000.

                  (b) Buyer hereby agrees that if the Agreement is terminated by the Company pursuant to Section 7.1(e), Buyer shall promptly and in any event within ten (10) days after termination pay the Company all Expenses of the Company and the Bank, but not to exceed $1,500,000.

                  (c) Except as otherwise provided herein, all Expenses incurred by Buyer and the Company in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same.

                  (d) "EXPENSES" of a party as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to such party and its affiliates) incurred by the party or on its behalf after March 1, 2001 in connection with the sale of the Company, this Agreement or the transactions contemplated hereby.

                  (e) The Company shall pay to Buyer the sum of $5,000,000 (the "Termination Fee") payable as provided below solely as follows: (i) if this Agreement shall have terminated pursuant to Section 7.1(d); or (ii) if all of the following occur: (A) the Company or Buyer shall terminate this Agreement pursuant to Section 7.1(c) and, at the time of such termination, Buyer is not in breach of this Agreement, (B) at any time after the date of this Agreement and prior to the meeting of the Stockholders to vote on the Merger, if any, there shall have been publicly announced a Superior Proposal and (C) within nine months of the termination of this Agreement, the Company enters into a definitive agreement with respect to such Superior Proposal.

                  (f) The Termination Fee required to be paid pursuant to
Section 7.3(e) shall be paid to Buyer not later than five business days after the Company enters into a definitive agreement with respect to a Superior Proposal. All payments under Section 7.3(e) shall be made in cash by wire transfer of immediately available funds to an account designated by Buyer; provided, however, that in the event that the Company determines, in its reasonable discretion, that payment of the full amount of the Termination Fee in cash will, or is reasonably likely to reduce the Bank's capital for regulatory purposes to a level that would not provide a reasonable cushion above the amount necessary to remain "well capitalized" under the Prompt Corrective Action regulations of the OTS, then, it may cause some or all of the Termination Fee to be paid to Buyer in the form of a transfer by the Company to Buyer of shares of the Bank Preferred Stock, the terms of which are set forth on Exhibit 7.3(g) hereto. In the event the Company determines that such transfer of Bank Preferred Stock is necessary under this Section 7.3(g), the Company shall, within twenty
(20) business days of the date of termination of this Agreement, transfer such Bank Preferred Stock. In addition, it is understood that, in the event that the Termination Fee is payable pursuant to Section 7.3(f), the Company and the Bank shall receive credit for (and the amount payable by them in respect of the Termination Fee shall be reduced by) the amount of any payments made by them pursuant to Section 7.3(a).

                  (g) Upon the termination of this Agreement due to the failure of Buyer to obtain the Requisite Regulatory Approvals, Buyer shall forfeit the Escrowed Funds, which shall be delivered by the Escrow Agent to the Company within five (5) business days after the date of termination. In addition, it is understood that, in the event that the Escrowed Funds are forfeited and delivered to the Company pursuant to this Section 7.3(g), Buyer shall be relieved of its obligation to pay the Company's Expenses under Section 7.3. Payment of the Escrowed Funds to the Company shall not constitute liquidated damages and Buyer shall remain liable for damages in accordance with the terms of this Agreement upon Buyer's willful breach of this Agreement notwithstanding the payment of the Escrowed Funds.

                  (h) Notwithstanding any other provision herein, the last sentence of Section 5.3 and, in their entirety, Sections 7.2 and 7.3 and Article IX shall survive any termination of this Agreement.

                                  ARTICLE VIII.
                        EFFECTIVE DATE AND EFFECTIVE TIME

         Section 8.1. EFFECTIVE DATE AND EFFECTIVE TIME. On such date as the parties may agree, which shall be within five (5) business days after the last to occur of the expiration of all applicable waiting periods in connection with the Requisite Regulatory Approvals and the satisfaction or waiver of all other conditions to the consummation of this Agreement (other than those conditions relating to the receipt of officer's certificates or fairness opinions), or on such earlier or later date as may be agreed in writing by the parties, the Certificate of Merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon the date and time specified in the Certificate of Merger, which shall not be later than the Closing Date (the "Effective Date"). The "Effective Time" of the Merger shall be the time specified in the Certificate of Merger.

                                   ARTICLE IX.
                                  OTHER MATTERS

         Section 9.1. INTERPRETATION. When a reference is made in this Agreement to Sections, Articles, Exhibits or Schedules, such reference shall be to a Section or Article of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

         Section 9.2. WAIVER. Prior to the Effective Time, any term, provision or condition of this Agreement may be: (i) waived by the party benefited by the provision; or (ii) amended or modified at any time by an agreement in writing between the parties hereto approved by their respective boards of directors, except that, after the vote by the Stockholders, no amendment may be made that would contravene any provision of HOLA or Applicable Law. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement.

         Section 9.3. COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         Section 9.4. GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated herein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.5 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

         Section 9.5. NOTICES. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, a reputable overnight courier service or telecopy (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

         If to Buyer, to:

         FBOP Corporation
         11 West Madison Street
         Oak Park, IL  60302
         (708) 445-3223 (Fax)
         Attention:  Michael E. Kelly

         With copies to:

         Lord, Bissell & Brook
         115 S. LaSalle Street
         Chicago, IL  60603
         (312) 443-0336 (Fax)
         Attention:  Edward C. Fitzpatrick

         If to the Company, to:

         Bank Plus Corporation
         4565 Colorado Boulevard
         Los Angeles, CA 90039
         (818) 549-3525 (Fax)
         Attention:  Mark Mason
         Chief Executive Officer

         With copies to:

         Godfrey B. Evans, Esq.
         General Counsel
         Bank Plus Corporation
         4565 Colorado Boulevard
         Los Angeles, CA 90039
         (818) 549-3525 (Fax)

         and

         Dhiya El-Saden, Esq.
         Gibson, Dunn & Crutcher LLP
         333 South Grand Avenue
         Los Angeles, California  90071
         (213) 229-6196 (Fax)

         Section 9.6. ENTIRE AGREEMENT; BINDING AGREEMENT; THIRD PARTIES. This Agreement, together with all the schedules hereto and agreements referred to herein, including the Confidentiality Agreement, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as to Sections 2.3 and 2.5 which are intended to benefit the Stockholders and the Optionholders, Section 5.2, which is intended to benefit employees of the Company and its subsidiaries, and Section 5.13, which is intended to benefit Indemnified Parties, nothing in this Agreement is intended to confer upon any other Person (including, without limitation, employees of the Company) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 9.7. ASSIGNMENT. This Agreement may not be assigned or delegated by any party hereto without the written consent of the other party and any such attempted assignment or delegation shall be null and void.

         Section 9.8. CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         Section 9.9. CONSTRUCTION OF AGREEMENT. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party hereto.

         Section 9.10. SURVIVAL. All representations and warranties shall be deemed to be conditions of this Agreement and shall not survive the Effective Time.

         Section 9.11. ATTORNEYS' FEES. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, controversy or breach in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

         Section 9.12. KNOWLEDGE. Whenever any statement herein or in any list, exhibit, schedule, certificate or other document delivered to any party pursuant to this Agreement is made "to the knowledge" of any party, such knowledge shall mean the actual knowledge which any of the officers of the party listed in
Section 9.12 of the Company Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, as the party's knowledge group has as a result of the performance of his or her duties.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                         BANK PLUS CORPORATION,
                                         a Delaware corporation



                                         By: /s/ Mark K. Mason
                                             -----------------------------------
                                             Name:  Mark K. Mason
                                             Title:  Chief Executive Officer


                                         FBOP CORPORATION,
                                         an Illinois corporation



                                         By: /s/  Michael E. Kelly
                                             -----------------------------------
                                             Name:  Michael E. Kelly
                                             Title:  Chairman


As of this ___ day of ___________, 2001,
and pursuant to the terms of Section 3.4 hereof, Acquisition Sub hereby agrees to be bound by the terms hereof.


---------------------------------------
ACQUISITION SUB


By:
    -----------------------------------
    Name:
    Title:

ANNEX B--FINANCIAL ADVISOR'S FAIRNESS OPINION




June 2, 2001



Board of Directors
Bank Plus Corporation
4565 Colorado Boulevard
Los Angeles, CA 90039


Ladies and Gentlemen:

         Bank Plus Corporation ("Bank Plus") and FBOP Corporation ("FBOP") are considering entering into an Agreement and Plan of Merger, to be dated as of June 2, 2001 (the "Agreement"), pursuant to which Bank Plus will be acquired by FBOP through the merger of a newly formed subsidiary of FBOP with and into Bank Plus (the "Merger"). Upon consummation of the Merger, each share of Bank Plus common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (the "Bank Plus Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive $7.25 in cash, without interest (the "Consideration"). The Consideration is subject to increase under certain circumstances as set forth in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Consideration to the holders of Bank Plus Shares.

         Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the most recently available draft of the Agreement and certain of the exhibits and schedules thereto; (ii) certain publicly available financial statements and other historical financial information of Bank Plus that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of FBOP that we deemed relevant; (iv) certain financial analyses and forecasts of Bank Plus reviewed with management of Bank Plus; (v) the views of senior management of Bank Plus, based on discussions with members of senior management, regarding Bank Plus' business, financial condition, results of operations and future prospects; (vi) the views of the Chief Executive Officer of FBOP, based on limited discussions with him, regarding FBOP's financial condition and results of operations; (vii) the publicly reported historical price and trading activity for Bank Plus' common stock, including a comparison of certain financial and stock market information for Bank Plus with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of recent comparable business combinations in the savings institution industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

BOARD OF DIRECTORS
BANK PLUS CORPORATION
June 2, 2001
PAGE 2

         In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Bank Plus or FBOP or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Bank Plus and FBOP that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Bank Plus or FBOP or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Bank Plus or FBOP nor have we reviewed any individual credit files relating to Bank Plus or FBOP and, with your permission, we have assumed that their respective allowances for loan losses are adequate to cover such losses. We are not accountants and have relied upon the reports of the independent accountants for each of Bank Plus and FBOP for the accuracy and completeness of the audited financial statements made available to us. With respect to the financial projections reviewed with Bank Plus' management, Bank Plus' management has confirmed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management of the future financial performance of Bank Plus and we have assumed that such performances will be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We are not attorneys and, as to all legal or regulatory matters affecting Bank Plus, we have relied on the advice of Bank Plus' counsel and we express no opinion with respect to any such matters. We have also assumed that there has been no material change in Bank Plus' or FBOP's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Bank Plus and FBOP will remain as going concerns for all periods relevant to our analyses, that the definitive Agreement and all related agreements, exhibits and schedules thereto conform in all material respects to the drafts provided to and reviewed by us in rendering this opinion, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived.

         Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. Except as expressly provided in our engagement letter with the Company dated as of November 2, 2000, we have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which Bank Plus' common stock will trade at any time.

BOARD OF DIRECTORS
BANK PLUS CORPORATION
June 2, 2001
PAGE 3


         We have acted as Bank Plus' financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. As we have previously advised you, in the past we have also provided certain investment banking services for FBOP and have received customary compensation for such services.

         In the ordinary course of our business as a broker-dealer, we may also purchase securities from and sell securities to Bank Plus and FBOP or their affiliates. We may also actively trade the debt and/or equity securities of Bank Plus and the debt and/or trust preferred securities of FBOP for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         Our opinion is directed to the Board of Directors of Bank Plus in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of Bank Plus as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness of the Consideration to Bank Plus stockholders from a financial point of view and does not address the underlying business decision of Bank Plus to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Bank Plus or the effect of any other transaction in which Bank Plus might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received in the Merger by the holders of Bank Plus Shares is fair to such stockholders from a financial point of view.


                                                Very truly yours,


                                                Sandler O'Neill & Partners, L.P.

ANNEX C--SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW





                                     ANNEX C

                             DELAWARE CODE ANNOTATED

                          SECTION 262. APPRAISAL RIGHTS

                              TITLE 8. CORPORATIONS

                       CHAPTER 1. GENERAL CORPORATION LAW

                     SUBCHAPTER IX. MERGER OR CONSOLIDATION



         SECTION 262.  APPRAISAL RIGHTS

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251 (other than a merger effected pursuant to section 251(g) of this title), section 252, section 254, section 257, section 258, section 263 or section 264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                           a. Shares of stock of the corporation surviving or
                  resulting from such merger or consolidation, or depository receipts in respect thereof;

                           b. Shares of stock of any other corporation, or
                  depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           c. Cash in lieu of fractional shares or fractional
                  depository receipts described in the foregoing subparagraphs
                  a. and b. of this paragraph; or

                           d. Any combination of the shares of stock, depository
                  receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date or the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D--AUDIT COMMITTEE CHARTER



                    CHARTER AND POWERS OF THE AUDIT COMMITTEE


                                  ORGANIZATION

This Charter of the Audit Committee was created to serve as a guideline for the Committee. On an annual basis the Board of Directors appoints the Audit Committee (the Committee).

The Committee shall be comprised of at least three directors who are independent of management. A member of the Committee who receives compensation from the Company solely for his or her service on the Board or who receives benefits under a tax qualified retirement plan shall be considered independent.

All Committee members shall be financially literate, with at least one member having had past employment experience in finance or accounting, a professional certification in accounting or any other comparable experience or background. This experience should include a current or past position as a chief executive officer or financial officer or other senior officer with financial oversight responsibilities.

                          STATEMENT OF RESPONSIBILITIES

The Committee provides assistance to the Board of Directors in fulfilling its responsibilities relating to the reliability and integrity of the accounting policies, financial reporting and financial disclosure. In conjunction with counsel and the independent auditor, the Committee will review, as it deems appropriate, the adequacy of and compliance with applicable laws, regulations and company policies relating to accounting, financial reporting and financial disclosure.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with Generally Accepted Accounting Principles (GAAP). This is the responsibility of management and the independent auditor. The Committee is not responsible to conduct investigations to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

The Committee shall have, but is not limited to, the following duties and responsibilities:

1. Make regular reports to the Board of Directors. The Committee will hold regular meetings and special meetings as may be called by the Chairman of the Committee. At the request of the independent auditor, which firm is ultimately accountable to the Committee and the Board, a meeting may be held.

2. Review the performance of the independent auditor and make recommendations to the Board regarding their appointment or termination.

3. Review with the Board or management, the independent auditor's and internal auditor's significant risks, exposures, audit activities, significant audit findings and management responses.

4. Review with the independent auditor and management their assessment of the quarterly and annual financial statements prior to their release.

5. Review and approve the range and cost of audit and non-audit services performed by the independent auditor.

6. Review the Company's audited financial statements and the independent auditor's opinion given with respect to the financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application of an accounting principle(s).

7. Obtain from the independent auditor and internal auditor, their recommendations, if any, regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and reviewing the correction of controls deemed to be deficient, if any.

8. Provide an independent, direct line of communication between the Board, internal auditor and independent auditor.

9. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditor or management.

10. Review with appropriate Company personnel, the actions taken to ensure compliance with the Company's Ethics Policy and Conflict of Interest Policy.

11. Receive and review the independence ISB statement No. 1 certificate each year from the independent auditor regarding its independence, discuss such reports with the independent auditor, and if so determined by the Committee, recommend that the Board of Directors take appropriate action to satisfy itself of the independence of the auditor.

12.  Review the appointment or replacement of the Director of Internal Audit.

13. Retain special legal, accounting or other consultants to advise the Committee. As needed, the Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee for matters that may have a material impact on the financial statements, or the Company's compliance policies.

14. Review and approve the internal audit plan and determine that the plan is based upon an adequate risk-assessment methodology.

15. Advise the Board of Directors, at least quarterly, with respect to the Company's coverage of the audit plan and compliance with applicable laws and regulations.

16. Review and assess the adequacy of this Charter no less than once each calendar year and propose to the Board any recommended changes.

17. Prepare the Audit Committee Report required by the rules of the SEC to be included in the Company's annual proxy statement.*

18. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit

19. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include-

     |X| Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

     |X|  Any changes required in the planned scope of the internal audit.

     |X|  The internal audit department responsibilities, budget and staffing.


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*The new Securities & Exchange Commissions (SEC) rules require companies to include reports of their Audit Committees in their proxy statements. In the report, the Audit Committee must state whether the audit committee has: (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 as may be modified or supplemented and
(iii) received from the independent auditor, disclosures regarding the accountants' independence. The report must also include a statement by the Audit Committee, whether based on the review and discussions above that the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual filing 10-K.